As filed with the Securities and Exchange Commission on March 24, 2009
Registration Statement No. 333-157776

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OCULUS INNOVATIVE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	68-0423298

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Oculus Innovative Sciences, Inc. 1129 N. McDowell Blvd. Petaluma, CA 94954 (707) 782-0792	Hojabr Alimi Chief Executive Officer Oculus Innovative Sciences, Inc. 1129 N. McDowell Blvd. Petaluma, CA 94954 (707) 782-0792

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
Amy M. Trombly, Esq.
1320 Centre Street, Suite 202
Newton, MA 02459
Phone (617) 243-0060
Fax (617) 243-0066
Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
PROSPECTUS
OCULUS INNOVATIVE SCIENCES, INC.
OFFERING UP TO 4,886,724 COMMON SHARES
This prospectus relates to the sale or other disposition of up to 4,886,724 shares of our common stock by selling stockholders. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds from the possible future exercise of warrants. All costs associated with this registration will be borne by us. Our common stock is traded on the NASDAQ Capital Market under the trading symbol “OCLS.” On March 17, 2009, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.15 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE
SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
SEE “RISK FACTORS” BEGINNING ON PAGE 3.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Subject to Completion, the date of this Prospectus is March 24, 2009.

OCULUS INNOVATIVE SCIENCES, INC.
PROSPECTUS SUMMARY
The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.
ABOUT US
We incorporated under the laws of the State of California in April 1999 as Micromed Laboratories, Inc. In August 2001, we changed our name to Oculus Innovative Sciences, Inc. and later reincorporated under the laws of the State of Delaware in December 2006. We conduct our business worldwide, with significant operating subsidiaries in Europe and Mexico, and references to our Company contained in this prospectus include our subsidiaries, Oculus Technologies of Mexico, S.A. de C.V., Oculus Innovative Sciences Netherlands, B.V. and Oculus Innovative Sciences Japan, K.K, except where the context otherwise requires. Our principal executive offices are located at 1129 North McDowell Boulevard, Petaluma, California 94954. Our telephone number is (707) 782-0792. Our fiscal year end is March 31. Our website is www.oculusis.com. Information contained on our website does not constitute part of this prospectus.
We develop, manufacture and market a family of products intended to prevent and treat infections in chronic and acute wounds. Our platform technology, called Microcyn®, is a proprietary solution of electrically charged oxychlorine small molecules designed to treat a wide range of organisms that cause disease (pathogens). These include viruses, fungi, spores and antibiotic-resistant strains of bacteria, such as Methicillin-resistant Staphylococcus aureus, or MRSA, and Vancomycin-resistant Enterococcus, or VRE, in wounds. Our device product is cleared for sale in the United States as a 510(k) medical device for wound cleaning, debridement, lubricating, moistening and dressing; is a device under CE Mark in Europe; is approved by the State Food and Drug Administration, or SFDA, in China as a technology that reduces the propagation of microbes in wounds and creates a moist environment for wound healing; and is approved as a drug in India and Mexico. We do not have the necessary regulatory approvals to market Microcyn in the United States as a drug, nor do we have the necessary regulatory clearance or approval to market Microcyn in the United States as a medical device for an antimicrobial or wound healing indication.
THE OFFERING

Common stock outstanding as of March 18, 2009	18,402,820 shares

Common stock to be registered	4,886,724 shares

Use of Proceeds	We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders. We may receive proceeds from the exercise of warrants. We intend to use the proceeds from the exercise of warrants, if any, for working capital purposes.

Stock Symbol	OCLS

THE TRANSACTIONS
We are registering the resale of shares of our common stock that were issued as part of the following transactions:
Private Placement of Common Stock on February 6, 2009
On February 6, 2009, we entered into Purchase Agreements with a group of accredited investors whereby we raised $1,752,803 in gross proceeds through a private placement of 1,499,404 units.

For each $116.90 invested, an investor received:
•	One hundred shares of our common stock, par value $0.0001 per share;

•	A Series A Warrant to purchase fifty-eight shares of common stock at an exercise price of $1.87 per share. The Series A Warrants are exercisable after six months and have a five year term;

•	A Series B Warrant to purchase seventy-eight shares of common stock at an exercise price of $1.13 per share. The Series B Warrants are exercisable after six months and have a three year term; and

•	For every two shares of common stock the investor purchases upon exercise of a Series B Warrant, the investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant shall be exercisable after six months and will have an exercise price of $1.94 and a five year term.
We issued an aggregate of 1,499,404 shares of common stock, Series A warrants to purchase 869,658 shares of our common stock and Series B warrants to purchase 1,169,544 shares of our common stock. We have not issued any Series C warrants as of March 6, 2009 because no Series B warrants have been exercised. However, if all Series B warrants are exercised, we may issue Series C warrants to purchase up to 584,772 shares of our common stock. We cannot predict when, if ever, the investors will exercise their Series B warrants. As compensation for services rendered as the exclusive placement agent for the offering, Merriman Curhan Ford & Co. received $122,696 in cash plus warrants, exercisable upon the closing date of the transaction for a five year term, to purchase 104,958 shares of common stock at an exercise price of $1.56 per share.
Private Placement of Common Stock on February 24, 2009
On February 24, 2009, we entered into a Purchase Agreement with Robert Burlingame, our Director, and an accredited investor. Pursuant to the terms of the Purchase Agreement, the Investors agreed to make a $3 million investment in our Company. The Investors paid $1,000,000 on February 24, 2009 and agreed to pay $2,000,000 no later than August 1, 2009.
In exchange for this investment, we agreed to issue to the Investors a total of 2,564,103 shares of our common stock in two tranches, pro rata to the investment amounts paid by the Investor on each date the Investor provides funds.
In addition, we agreed to issue to the Investors Series A Warrants to purchase a total of 1,500,000 shares of common stock pro rata to the number of shares of common stock issued on each Closing Date at an exercise price of $1.87 per share. The Series A Warrants will be exercisable after six months and will have a five year term.
We also agreed to issue to the Investors Series B Warrants to purchase a total of 2,000,000 shares of common stock pro rata to the number of shares of common stock issued on each Closing Date at an exercise price of $1.13 per share. The Series B Warrants will be exercisable after six months and will have a three year term.
In addition, for every two shares of common stock the Investor purchases upon exercise of a Series B Warrant, the Investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant shall be exercisable after six months and will have an exercise price of $1.94 and a five year term. We will only be obligated to issue Series C Warrants to purchase up to 1,000,000 shares of common stock.

RISK FACTORS
Risks Related to Our Business
We have a history of losses, we expect to continue to incur losses and we may never achieve profitability.
We incurred a net loss of $3,320,000 and $15,431,000 for the three and nine months ended December 31, 2008, respectively. At December 31, 2008, our accumulated deficit amounted to $106,257,000. During the nine months ended December 31, 2008, net cash used in operating activities amounted to $14,592,000. At December 31, 2008, our working capital amounted to $647,000. We need to raise additional capital from external sources in order to sustain our operations while continuing the longer term efforts contemplated under our business plan. We expect to continue incurring losses for the foreseeable future and must raise additional capital to pursue product development initiatives, penetrate markets for the sale of its products and continue as a going concern. We cannot provide any assurance that we will raise additional capital. We believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means. If the economic climate in the U.S. does not improve or continues to deteriorate, our ability to raise additional capital could be negatively impacted. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our efforts to commercialize our products in the United States, which is critical to the realization of our business plan and the future operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern.
Declining general economic or business conditions may have a negative impact on our business.
Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the global economy and expectations of slower global economic growth going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated a global economic slowdown. If the economic climate in the U.S. does not improve or continues to deteriorate, our business, including our patient population, our suppliers and our third-party payors, could be negatively affected, resulting in a negative impact on our business.
Our inability to raise additional capital on acceptable terms in the future may cause us to curtail certain operational activities, including regulatory trials, sales and marketing, and international operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.
We expect capital outlays and operating expenditures to increase over the next several years as we work to conduct regulatory trials commercialize our products and expand our infrastructure. We have entered into debt financing arrangements which are secured by all of our assets. We may need to raise additional capital to, among other things:
•	fund our clinical trials and preclinical studies;

•	sustain commercialization of our current products or new products;

•	expand our manufacturing capabilities;

•	increase our sales and marketing efforts to drive market adoption and address competitive developments;

•	acquire or license technologies; and

•	finance capital expenditures and our general and administrative expenses.
Our present and future funding requirements will depend on many factors, including:
•	the progress and timing of our clinical trials;

•	the level of research and development investment required to maintain and improve our technology position;

•	cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our efforts to acquire or license complementary technologies or acquire complementary businesses;

•	changes in product development plans needed to address any difficulties in commercialization;

•	competing technological and market developments; and

•	changes in regulatory policies or laws that affect our operations.
If we raise additional funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to postpone or curtail certain operational activities, including regulatory trials, sales and marketing, and international operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.
We do not have the necessary regulatory approvals to market Microcyn as a drug in the United States.
We have obtained three 510(k) clearances in the United States that permit us to sell Microcyn as a medical device to clean, moisten and debride wounds. However, we do not have the necessary regulatory approvals to market Microcyn in the United States as a drug, which we will need to obtain in order to execute our business plan. Before we are permitted to sell Microcyn as a drug in the United States, we must, among other things, successfully complete additional preclinical studies and well-controlled clinical trials, submit a New Drug Application, or NDA, to the FDA and obtain FDA approval.
The FDA approval process is expensive and uncertain, requires detailed and comprehensive scientific and other data and generally takes several years. Despite the time and expense exerted, approval is never guaranteed. Commencement of pivotal clinical trials depends on the results of our end of Phase II meeting with the FDA and FDA approval of our protocols for additional clinical trials. We will also need additional financing or the support of a strategic partner to commence Phase III trials. We can not provide any assurance that the FDA will not impose additional requirements on us before allowing us to proceed with Phase III clinical trials or that we will raise any additional capital either through financing or strategic collaborations. We do not know whether we will obtain favorable results in our preclinical and clinical studies or whether we will obtain the necessary regulatory approvals to market Microcyn as a drug in the United States. We anticipate that obtaining approval for the use of Microcyn to treat infections in wounds in the United States will take several years after commencement of Phase III clinical trials. Even if we obtain FDA approval to sell Microcyn as a drug, we may not be able to successfully commercialize Microcyn as a drug in the United States and may never recover the substantial costs we have invested in the development of our Microcyn products.

Delays or adverse results in clinical trials could result in increased costs to us and delay our ability to generate revenue.
Clinical trials can be long and expensive, and the outcomes of clinical trials are uncertain and subject to delays. It may take several years to complete clinical trials, if at all, and a product candidate may fail at any stage of the clinical trial process. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. Interim results of a preclinical study or clinical trial do not necessarily predict final results, and acceptable results in preclinical studies or early clinical trials may not be repeatable in later subsequent clinical trials. The commencement or completion of any of our clinical trials may be delayed or halted for a variety of reasons, including the following:
•	insufficient funds to continue our clinical trials;

•	the FDA requirements for approval, including requirements for testing efficacy or safety, may change;

•	the FDA or other regulatory authorities do not approve a clinical trial protocol;

•	patients do not enroll in clinical trials at the rate we expect;

•	delays in reaching agreement on acceptable clinical trial agreement terms with prospective sites;

•	delays in obtaining institutional review board approval to conduct a study at a prospective site;

•	third party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or the third party organizations do not perform data collection and analysis in a timely or accurate manner; and

•	governmental regulations or administrative actions are changed.
We do not know whether future clinical trials will demonstrate safety and efficacy sufficiently to result in additional FDA approvals. While a number of physicians have conducted clinical studies assessing the safety and efficacy of Microcyn for various indications, the data from these studies is not sufficient to support approval of Microcyn as a drug in the United States.
The FDA and other regulatory bodies may also change standards and acceptable trial procedures required for a showing of safety and efficacy. For example, until recently, the FDA accepted non-inferiority clinical trials, or clinical trials that show that a new treatment is equivalent to standard treatment, as the standard for anti-infective drug approvals. On October 12, 2007, the FDA released draft guidance entitled Antibacterial Drug Products: Use of Noninferiority Studies to Support Approval. This new agency guidance requires either placebo-controlled or superiority trial designs, which are designed to test whether, and to what extent, a new treatment is better than the placebo. The uncertainty of clinical trial protocols and changes within FDA guidelines could have a negative impact on the timelines and milestones for our clinical program.
If we fail to obtain, or experience significant delays in obtaining, additional regulatory clearances or approvals to market our current or future products, we may be unable to commercialize these products.
Developing, testing, manufacturing, marketing and selling of medical technology products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. The process of obtaining regulatory clearance and approval of medical technology products is costly and time consuming. Even though the underlying product formulation may be the same or similar, our products are subject to different regulations and approval processes depending upon their intended use. In the United States, use of Microcyn to cleanse and debride a wound comes within the medical device regulation framework, while use of Microcyn to treat infections in wounds will require us to seek FDA approval of Microcyn as a drug in the United States.
To obtain regulatory approval of our products as drugs in the United States, we must first show that our products are safe and effective for target indications through preclinical studies (laboratory and animal testing) and clinical trials

(human testing). The FDA generally clears marketing of a medical device through the 510(k) pre-market clearance process if it is demonstrated that the new product has the same intended use and the same or similar technological characteristics as another legally marketed Class II device, such as a device already cleared by the FDA through the 510(k) premarket notification process, and otherwise meets the FDA’s requirements. Product modifications, including labeling the product for a new intended use, may require the submission of a new 510(k) clearance and FDA approval before the modified product can be marketed.
We do not know whether our products based on Microcyn will receive approval from the FDA as a drug. The data from clinical studies of Microcyn conducted by physicians to date will not satisfy the FDA’s regulatory criteria for approval of an NDA. In order for us to seek approval for the use of Microcyn as a drug in the treatment of infections in wounds, we will be required to conduct additional preclinical and clinical trials and submit applications for approval to the FDA. We will need to conduct additional non-clinical and well-controlled clinical trials in order to generate data to support FDA approval of Microcyn for this indication.
The outcomes of clinical trials are inherently uncertain. In addition, we do not know whether the necessary approvals or clearances will be granted or delayed for future products. The FDA could request additional information, changes to formulation or clinical testing that could adversely affect the time to market and sale of products as drugs. If we do not obtain the requisite regulatory clearances and approvals, we will be unable to commercialize our products as drugs or devices and may never recover any of the substantial costs we have invested in the development of Microcyn.
Distribution of our products outside the United States is subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. We do not know whether we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals. In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material adverse effect on our future business, financial condition, and results of operations.
If our products do not gain market acceptance, our business will suffer because we might not be able to fund future operations.
A number of factors may affect the market acceptance of our products or any other products we develop or acquire, including, among others:
•	the price of our products relative to other treatments for the same or similar treatments;

•	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of our products for their indicated applications and treatments;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.
If our products do not gain market acceptance, we may not be able to fund future operations, including developing, testing and obtaining regulatory approval for new product candidates and expanding our sales and marketing efforts for our approved products, which would cause our business to suffer.
If our competitors develop products similar to Microcyn, we may need to modify or alter our business strategy, which may delay the achievement of our goals.
Competitors may develop products with similar characteristics as Microcyn. Such similar products marketed by larger competitors can hinder our efforts to penetrate the market. As a result, we may be forced to modify or alter our business and regulatory strategy and sales and marketing plans, as a response to changes in the market, competition and technology limitations, among others. Such modifications may pose additional delays in achieving our goals.
We intend to license or collaborate with third parties in various potential markets, and events involving these strategic partners or any future collaborations could delay or prevent us from developing or commercializing products.
Our business strategy and our short- and long-term operating results will depend in part on our ability to execute on existing strategic collaborations and to license or partner with new strategic partners. We believe collaborations allow us to leverage our resources and technologies and to access markets that are compatible with our own core areas of expertise while avoiding the cost of establishing or maintaining a direct sales force in each market. We may incur significant costs in the use of third parties to identify and assist in establishing relationships with potential collaborators.
To penetrate our target markets, we may need to enter into additional collaborative agreements to assist in the development and commercialization of products. For example, depending upon our analysis of the time and expense involved in obtaining FDA approval to sell a product to treat open wounds, we may choose to license our technology to a third party as opposed to pursuing commercialization ourselves. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position and our internal capabilities. Our discussions with potential collaborators may not lead to the establishment of new collaborations on favorable terms and may have the potential to provide collaborators with access to our key intellectual property filings and next generation formations. We have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborations or potential products. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may not develop or commercialize products that arise out of our collaborative arrangements or devote sufficient resources to the development, manufacture, marketing or sale of these products. By entering into a collaboration, we may preclude opportunities to collaborate with other third parties who do not wish to associate with our existing third party strategic partners. Moreover, in the event of termination of a collaboration agreement, termination negotiations may result in less favorable terms.
If we are unable to expand our direct domestic sales force, we may not be able to successfully sell our products in the United States.
We have very limited commercialization capability and make Microcyn-based products available primarily through our website, and several regional distributors. We plan for a more aggressive commercialization and product launch in the event we obtain drug approval from the FDA or obtain other clearance or approval with wound healing claims. Developing a sales force is expensive and time consuming, and the lack of qualified sales personnel could delay or limit the success of our product launch. Our domestic sales force, if established, will be competing with the sales operations of our competitors, which are better funded and more experienced. We may not be able to develop domestic sales capacity on a timely basis or at all.
Our dependence on distributors for sales could limit or prevent us from selling our products and from realizing long-term revenue growth.
We currently depend on distributors to sell Microcyn in the United States, Europe and other countries and intend to continue to sell our products primarily through distributors in Europe and the United States for the foreseeable future. If we are unable to expand our direct sales force, we will continue to rely on distributors to sell Microcyn. Our existing distribution agreements are generally short-term in duration, and we may need to pursue alternate distributors if the other parties to these agreements terminate or elect not to renew their agreements. If we are unable to retain our current distributors for any reason, we must replace them with alternate distributors experienced in supplying the wound care market, which could be time-consuming and divert management’s attention from other operational matters. In addition, we will need to attract additional distributors to expand the geographic areas in which we sell Microcyn. Distributors may not commit the necessary resources to market and sell our products to the level of our expectations, which could harm our ability to generate revenues. In addition, some of our distributors may also sell products that compete with ours. In some countries, regulatory licenses must be held by residents of the country. For example, the regulatory approval for one product in India is owned and held by our Indian distributor. If the licenses are not in our name or under our control, we might not have the power to ensure their ongoing effectiveness and use by us. If current or future distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, we may not realize long-term revenue growth.
If we fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.
Regulatory approvals or clearances that we currently have and that we may receive in the future are subject to limitations on the indicated uses for which the products may be marketed, and any future approvals could contain requirements for potentially costly post-marketing follow-up studies. If the FDA determines that our promotional materials or activities constitute promotion of an unapproved use or we otherwise fail to comply with FDA regulations, we may be subject to regulatory enforcement actions, including a warning letter, injunction, seizure, civil fine or criminal penalties. In addition, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record-keeping for approved products are subject to extensive regulation. Our manufacturing facilities, processes and specifications are subject to periodic inspection by the FDA, European and other regulatory authorities and from time to time, we may receive notices of deficiencies from these agencies as a result of such inspections. Our failure to continue to meet regulatory standards or to remedy any deficiencies could result in restrictions being imposed on products or manufacturing processes, fines, suspension or loss of regulatory approvals or clearances, product recalls, termination of distribution or product seizures or the need to invest substantial resources to comply with various existing and new requirements. In the more egregious cases, criminal sanctions, civil penalties, disgorgement of profits or closure of our manufacturing facilities are possible. The subsequent discovery of previously unknown problems with Microcyn, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of our products, and could include voluntary or mandatory recall or withdrawal of products from the market.
New government regulations may be enacted and changes in FDA policies and regulations, their interpretation and enforcement, could prevent or delay regulatory approval of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. Therefore, we do not know whether we will be able to continue to comply with any regulations or that the costs of such compliance will not have a material adverse effect on our future business, financial condition, and results of operations. If we are not able to maintain regulatory compliance, we will not be permitted to market our products and our business would suffer.
We may experience difficulties in manufacturing Microcyn, which could prevent us from commercializing one or more of our products.
The machines used to manufacture our Microcyn-based products are complex, use complicated software and must be monitored by highly trained engineers. Slight deviations anywhere in our manufacturing process, including quality control, labeling and packaging, could lead to a failure to meet the specifications required by the FDA, the EPA, European notified bodies, Mexican regulatory agencies and other foreign regulatory bodies, which may result in lot failures or product recalls. If we are unable to obtain quality internal and external components, mechanical and electrical parts, if our software contains defects or is corrupted, or if we are unable to attract and retain qualified technicians to manufacture our products, our manufacturing output of Microcyn, or any other product candidate based on our platform that we may develop, could fail to meet required standards, our regulatory approvals could be delayed, denied or revoked, and commercialization of one or more of our Microcyn-based products may be delayed or foregone. Manufacturing processes that are used to produce the smaller quantities of Microcyn needed for clinical tests and current commercial sales may not be successfully scaled up to allow production of significant commercial quantities. Any failure to manufacture our products to required standards on a commercial scale could result in reduced revenues, delays in generating revenue and increased costs.
Our competitive position depends on our ability to protect our intellectual property and our proprietary technologies.
Our ability to compete and to achieve and maintain profitability depends on our ability to protect our intellectual property and proprietary technologies. We currently rely on a combination of patents, patent applications, trademarks, trade secret laws, confidentiality agreements, license agreements and invention assignment agreements to protect our intellectual property rights. We also rely upon unpatented know-how and continuing technological innovation to develop and maintain our competitive position. These measures may not be adequate to safeguard our Microcyn technology. In addition, we granted a security interest in our assets, including our intellectual property, under a loan and security agreement. If we do not protect our rights adequately, third parties could use our technology, and our ability to compete in the market would be reduced.
Although we have filed U.S. and foreign patent applications related to our Microcyn based products, the manufacturing technology for making the products, and their uses, only one U.S. patent has been issued from these applications to date.
Our pending patent applications and any patent applications we may file in the future may not result in issued patents, and we do not know whether any of our in-licensed patents or any additional patents that might ultimately be issued by the U.S. Patent and Trademark Office or foreign regulatory body will protect our Microcyn technology. Any claims that issue may not be sufficiently broad to prevent third parties from producing competing substitutes and may be infringed, designed around, or invalidated by third parties. Even issued patents may later be found to be invalid, or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. For example, a competitor filed a Notice of Opposition with the Opposition Division of the European Patent Office in February 2008 opposing our recently issued European patent.
The degree of future protection for our proprietary rights is more uncertain in part because legal means afford only limited protection and may not adequately protect our rights, and we will not be able to ensure that:
•	we were the first to invent the inventions described in patent applications;

•	we were the first to file patent applications for inventions;

•	others will not independently develop similar or alternative technologies or duplicate our products without infringing our intellectual property rights;

•	any patents licensed or issued to us will provide us with any competitive advantages;

•	we will develop proprietary technologies that are patentable; or

•	the patents of others will not have an adverse effect on our ability to do business.
The policies we use to protect our trade secrets may not be effective in preventing misappropriation of our trade secrets by others. In addition, confidentiality and invention assignment agreements executed by our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosures. We cannot be certain that the steps we have taken will prevent the misappropriation and use of our intellectual property in the United States, or in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.
We may face intellectual property infringement claims that could be time-consuming, costly to defend and could result in our loss of significant rights and, in the case of patent infringement claims, the assessment of treble damages.
On occasion, we may receive notices of claims of infringement, misappropriation or misuse of other parties’ proprietary rights. We may have disputes regarding intellectual property rights with the parties that have licensed those rights to us. We may also initiate claims to defend our intellectual property. Intellectual property litigation, regardless of outcome, is expensive and time-consuming, could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition. In addition, the outcome of such litigation may be unpredictable. If there is a successful claim of infringement against us, we may be required to pay substantial damages (including treble damages if we were to be found to have willfully infringed a third party’s patent) to the party claiming infringement, develop non-infringing technology, stop selling our products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. In addition, modifying our products to exclude infringing technologies could require us to seek re-approval or clearance from various regulatory bodies for our products, which would be costly and time consuming. Also, we may be unaware of pending patent applications that relate to our technology. Parties making infringement claims on future issued patents may be able to obtain an injunction that would prevent us from selling our products or using technology that contains the allegedly infringing intellectual property, which could harm our business.
Our ability to generate revenue will be diminished if we are unable to obtain acceptable prices or an adequate level of reimbursement from third-party payors of healthcare costs.
The continuing efforts of governmental and other third-party payors, including managed care organizations such as health maintenance organizations, or HMOs, to contain or reduce costs of health care may affect our future revenue and profitability, and the future revenue and profitability of our potential customers, suppliers and collaborative or license partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, governmental and private payors have limited the growth of health care costs through price regulation or controls, competitive pricing programs and drug rebate programs. Our ability to commercialize our products successfully will depend in part on the extent to which appropriate coverage and reimbursement levels for the cost of our Microcyn products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as HMOs.
There is significant uncertainty concerning third-party coverage and reimbursement of newly approved medical products and drugs. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations such as HMOs, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in lower prices for or rejection of our products. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially and adversely affect our ability to generate revenues.
In addition, given ongoing federal and state government initiatives directed at lowering the total cost of health care, the United States Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and the reform of the Medicare and Medicaid payment systems. While we cannot predict whether any proposed cost-containment measures will be adopted, the announcement or adoption of these proposals could reduce the price that we receive for our Microcyn products in the future.
We could be required to indemnify third parties for alleged infringement, which could cause us to incur significant costs.
Some of our distribution agreements contain commitments to indemnify our distributors against liability arising from infringement of third party intellectual property such as patents. We may be required to indemnify our customers for claims made against them or license fees they are required to pay. If we are forced to indemnify for claims or to pay license fees, our business and financial condition could be substantially harmed.
A significant part of our business is conducted outside of the United States, exposing us to additional risks that may not exist in the United States, which in turn could cause our business and operating results to suffer.
We have international operations in Mexico and Europe. Our business is highly regulated for the use, marketing and manufacturing of our Microcyn products both domestically and internationally. Our international operations are subject to risks, including:
•	local political or economic instability;

•	changes in governmental regulation;

•	changes in import/export duties;

•	trade restrictions;

•	lack of experience in foreign markets;

•	difficulties and costs of staffing and managing operations in certain foreign countries;

•	work stoppages or other changes in labor conditions;

•	difficulties in collecting accounts receivables on a timely basis or at all; and

•	adverse tax consequences or overlapping tax structures.
We plan to continue to market and sell our products internationally to respond to customer requirements and market opportunities. We currently have international manufacturing facilities in Mexico and the Netherlands. Establishing operations in any foreign country or region presents risks such as those described above as well as risks specific to the particular country or region. In addition, until a payment history is established over time with customers in a new geography or region, the likelihood of collecting receivables generated by such operations could be less than our expectations. As a result, there is a greater risk that reserves set with respect to the collection of such receivables may be inadequate. If our operations in any foreign country are unsuccessful, we could incur significant losses and we may not achieve profitability.
In addition, changes in policies or laws of the United States or foreign governments resulting in, among other things, changes in regulations and the approval process, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. If we fail to realize the anticipated revenue growth of our future international operations, our business and operating results could suffer.
Our sales in international markets subject us to foreign currency exchange and other risks and costs which could harm our business.
A substantial portion of our revenues are derived from outside the United States; primarily from Mexico. We anticipate that revenues from international customers will continue to represent a substantial portion of our revenues for the foreseeable future. Because we generate revenues in foreign currencies, we are subject to the effects of exchange rate fluctuations. The functional currency of our Mexican subsidiary is the Mexican Peso, and the functional currency of our subsidiary in the Netherlands is the Euro. For the preparation of our consolidated financial statements, the financial results of our foreign subsidiaries are translated into U.S. dollars on average exchange rates during the applicable period. If the U.S. dollar appreciates against the Mexican Peso or the Euro, as applicable, the revenues we recognize from sales by our subsidiaries will be adversely impacted. Foreign exchange gains or losses as a result of exchange rate fluctuations in any given period could harm our operating results and negatively impact our revenues. Additionally, if the effective price of our products were to increase as a result of fluctuations in foreign currency exchange rates, demand for our products could decline and adversely affect our results of operations and financial condition.
The loss of key members of our senior management team, one of our directors or our inability to retain highly skilled scientists, technicians and salespeople could adversely affect our business.
Our success depends largely on the skills, experience and performance of key members of our executive management team, including Hojabr Alimi, our Chief Executive Officer and Robert Northey, our Director of Research and Development. The efforts of these people will be critical to us as we continue to develop our products and attempt to commercialize products in the chronic and acute wound care market. If we were to lose one or more of these individuals, we may experience difficulties in competing effectively, developing our technologies and implementing our business strategies.
Our research and development programs depend on our ability to attract and retain highly skilled scientists and technicians. We may not be able to attract or retain qualified scientists and technicians in the future due to the intense competition for qualified personnel among medical technology businesses, particularly in the San Francisco

Bay Area. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified personnel. In addition, our success depends on our ability to attract and retain salespeople with extensive experience in wound care and close relationships with the medical community, including physicians and other medical staff. We may have difficulties locating, recruiting or retaining qualified salespeople, which could cause a delay or decline in the rate of adoption of our products. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will adversely affect our ability to support our research, development and sales programs.
We maintain key-person life insurance only on Mr. Alimi. We may discontinue this insurance in the future, it may not continue to be available on commercially reasonable terms or, if continued, it may prove inadequate to compensate us for the loss of Mr. Alimi’s services.
The wound care industry is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are less expensive or more effective than any products that we may develop, our commercial opportunity will be reduced or eliminated.
Our success depends, in part, upon our ability to stay at the forefront of technological change and maintain a competitive position. We compete with large healthcare, pharmaceutical and biotechnology companies, along with smaller or early-stage companies that have collaborative arrangements with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Our competitors may:
•	develop and patent processes or products earlier than we will;

•	develop and commercialize products that are less expensive or more efficient than any products that we may develop;

•	obtain regulatory approvals for competing products more rapidly than we will; and

•	improve upon existing technological approaches or develop new or different approaches that render our technology or products obsolete or non-competitive.
As a result, we may not be able to successfully commercialize any future products.
The success of our research and development efforts may depend on our ability to find suitable collaborators to fully exploit our capabilities. If we are unable to establish collaborations or if these future collaborations are unsuccessful, our research and development efforts may be unsuccessful, which could adversely affect our results of operations and financial condition.
An important element of our business strategy will be to enter into collaborative or license arrangements under which we license our Microcyn technology to other parties for development and commercialization. We expect that while we may initially seek to conduct initial clinical trials on our drug candidates, we may need to seek collaborators for our drug candidates and for a number of our potential products because of the expense, effort and expertise required to conduct additional clinical trials and further develop those potential products candidates. Because collaboration arrangements are complex to negotiate, we may not be successful in our attempts to establish these arrangements. If we need third party assistance in identifying and negotiating one or more acceptable arrangements, it might be costly. Also, we may not have products that are desirable to other parties, or we may be unwilling to license a potential product because the party interested in it is a competitor. The terms of any arrangements that we establish may not be favorable to us. Alternatively, potential collaborators may decide against entering into an agreement with us because of our financial, regulatory or intellectual property position or for scientific, commercial or other reasons. If we are not able to establish collaborative agreements, we may not be able to develop and commercialize new products, which would adversely affect our business and our revenues.

In order for any of these collaboration or license arrangements to be successful, we must first identify potential collaborators or licensees whose capabilities complement and integrate well with ours. We may rely on these arrangements for not only financial resources, but also for expertise or economies of scale that we expect to need in the future relating to clinical trials, manufacturing, sales and marketing, and for licenses to technology rights. However, it is likely that we will not be able to control the amount and timing or resources that our collaborators or licensees devote to our programs or potential products. If our collaborators or licensees prove difficult to work with, are less skilled than we originally expected, or do not devote adequate resources to the program, the relationship will not be successful. If a business combination involving a collaborator or licensee and a third party were to occur, the effect could be to diminish, terminate or cause delays in development of a potential product.
We may acquire other businesses or form joint ventures that could harm our operating results, dilute current stockholders’ ownership, increase our debt or cause us to incur significant expense.
As part of our business strategy, we may pursue acquisitions of complementary businesses and assets, as well as technology licensing arrangements. We also intend to pursue strategic alliances that leverage our core technology and industry experience to expand our product offerings or distribution. We have no experience with respect to acquiring other companies and limited experience with respect to the formation of collaborations, strategic alliances and joint ventures. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions by us also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could harm our operating results. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of our existing business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture.
To finance any acquisitions, we may choose to issue shares of our stock as consideration, which would dilute current stockholders’ ownership interest in us. If the price of our common stock is low or volatile, we may not be able to acquire other companies for stock. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.
If we are unable to comply with broad and complex federal and state fraud and abuse laws, including state and federal anti-kickback laws, we could face substantial penalties and our products could be excluded from government healthcare programs.
We are subject to various federal and state laws pertaining to healthcare fraud and abuse, which include, among other things, “anti-kickback” laws that prohibit payments to induce the referral of products and services, and “false claims” statutes that prohibit the fraudulent billing of federal healthcare programs. Our operations are subject to the Federal Anti-Kickback Statute, a criminal statute that, subject to certain statutory exceptions, prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward a person either (i) for referring an individual for the furnishing of items or services for which payment may be made in whole or in part by a government healthcare program such as Medicare or Medicaid, or (ii) for purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing or ordering of an item or service for which payment may be made under a government healthcare program. Because of the breadth of the federal anti-kickback statute, the Office of Inspector General of the U.S. Department of Health and Human Services, or the OIG, was authorized to adopt regulations setting forth additional exceptions to the prohibitions of the statute commonly known as “safe harbors.” If all of the elements of an applicable safe harbor are fully satisfied, an arrangement will not be subject to prosecution under the federal anti-kickback statute.
In addition, if there is a change in law, regulation or administrative or judicial interpretations of these laws, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a negative effect on our business, financial condition and results of operations.
Healthcare fraud and abuse laws are complex, and even minor, inadvertent irregularities can potentially give rise to claims that a statute or regulation has been violated. The frequency of suits to enforce these laws have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could harm our reputation, be costly to defend and divert management’s attention from other aspects of our business. Similarly, if the physicians or other providers or entities with whom we do business are found to have violated abuse laws, they may be subject to sanctions, which could also have a negative impact on us.
Our efforts to discover and develop potential products may not lead to the discovery, development, commercialization or marketing of actual drug products.
We are currently engaged in a number of different approaches to discover and develop new product applications and product candidates. At the present time, we have one Microcyn-based drug candidate in clinical trials. We also have a non-Microcyn-based compound in the research and development phase. We believe this compound has potential applications in oncology. Discovery and development of potential drug candidates are expensive and time-consuming, and we do not know if our efforts will lead to discovery of any drug candidates that can be successfully developed and marketed. If our efforts do not lead to the discovery of a suitable drug candidate, we may be unable to grow our clinical pipeline or we may be unable to enter into agreements with collaborators who are willing to develop our drug candidates.
We must implement additional and expensive finance and accounting systems, procedures and controls to accommodate growth of our business and organization and to satisfy public company reporting requirements, which will increase our costs and require additional management resources.
As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or the Commission, including expanded disclosures and accelerated reporting requirements. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires our management to perform an annual assessment of our internal control over financial reporting, and our independent auditors to attest to the effectiveness of our internal controls beginning with our second Report on Form 10-K for fiscal year ended March 31, 2008. Compliance with Section 404 and other requirements of doing business as a public company have and will continue to increase our costs and require additional management resources to implement an ongoing program to perform system and process evaluation and testing of our internal controls. In the past, we entered into transactions that resulted in accounting consequences that we did not identify at the time of the transactions. As a result, our prior independent auditors informed us that we did not have the appropriate financial management and reporting structure in place to meet the demands of a public company and that our accounting and financial personnel lacked the appropriate level of accounting knowledge, experience and training. In calendar year 2006, our current independent auditors recommended certain changes which, in addition to other changes in our financial reporting and management structure, have been implemented at additional cost. We have upgraded our accounting systems, procedures and controls and will need to continue to implement additional finance and accounting systems, procedures and controls as we grow our business and organization, enter into complex business transactions and take actions designed to satisfy reporting requirements. As of our second Report on Form 10-K, our management concluded that our internal controls were adequate to meet the required Section 404 assessment. If we are unable to complete the required Section 404 assessment as to adequacy of our internal control over financial reporting in future Form 10-K filings, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Securities Exchange Act of 1934. A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.
We may not be able to maintain sufficient product liability insurance to cover claims against us.
Product liability insurance for the healthcare industry is generally expensive to the extent it is available at all. We may not be able to maintain such insurance on acceptable terms or be able to secure increased coverage if the commercialization of our products progresses, nor can we be sure that existing or future claims against us will be covered by our product liability insurance. Moreover, the existing coverage of our insurance policy or any rights of indemnification and contribution that we may have may not be sufficient to offset existing or future claims. A successful claim against us with respect to uninsured liabilities or in excess of insurance coverage and not subject to any indemnification or contribution could have a material adverse effect on our future business, financial condition, and results of operations.
Risks Related to Our Common Stock
Our operating results may fluctuate, which could cause our stock price to decrease.
Fluctuations in our operating results may lead to fluctuations, including declines, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:
•	demand by physicians, other medical staff and patients for our Microcyn products;

•	reimbursement decisions by third-party payors and announcements of those decisions;

•	clinical trial results and publication of results in peer-reviewed journals or the presentation at medical conferences;

•	the inclusion or exclusion of our Microcyn products in large clinical trials conducted by others;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	issues in manufacturing our product candidates or products;

•	new or less expensive products and services or new technology introduced or offered by our competitors or us;

•	the development and commercialization of product enhancements;

•	changes in the regulatory environment;

•	delays in establishing new strategic relationships;

•	costs associated with collaborations and new product candidates;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	litigation or public concern about the safety of our product candidates or products;

•	changes in recommendations of securities analysts or lack of analyst coverage;

•	failure to meet analyst expectations regarding our operating results;

•	additions or departures of key personnel; and

•	general market conditions.
Variations in the timing of our future revenues and expenses could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earning shortfalls or losses. In addition, the NASDAQ Capital Market, in general, and the market for life sciences companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the price you paid for it.
Although our common stock is listed on the NASDAQ Capital Market, an active and liquid trading market for our common stock has not yet and may not ever develop or be sustained. You may not be able to sell your shares quickly or at or above the price you paid for our stock if trading in our stock is not active.
We do not expect to pay dividends in the foreseeable future.
We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. In addition, under our secured loan, we may not pay any dividends without our secured lender’s prior written consent for as long as we have any outstanding obligations to the secured lender. Accordingly, you will have to rely on appreciation in the price of our common stock, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.
Anti-takeover provisions in our charter and by-laws and under Delaware law may make it more difficult for stockholders to change our management and may also make a takeover difficult.
Our corporate documents and Delaware law contain provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include:
•	the ability of our board of directors to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of convertible preferred stock, which rights could be senior to those of common stock;

•	limitations on persons authorized to call a special meeting of stockholders; and

•	advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before meeting of stockholders.
These provisions might discourage, delay or prevent a change of control in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.
Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.
Our charter allows us to issue up to 100,000,000 shares of our common stock and to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of convertible preferred stock. In the event we issue additional shares of our capital stock, dilution to our stockholders could result. In addition, if we issue and designate a class of convertible preferred stock, these securities may provide for rights, preferences or privileges senior to those of holders of our common stock.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive proceeds from the sale or other disposition of shares of common stock being sold by our selling stockholders. However, we may receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised. If we receive proceeds from the exercise of warrants, we intend to use the proceeds for working capital.
SELLING SECURITY HOLDERS
Based upon information available to us as of March 18, 2009, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this Registration Statement and the number and percent of outstanding shares that the selling stockholders will own, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

			Number of Shares
	Ownership Before	Number of Shares	Owned After	Percentage Owned
Name of Selling Security Holder	Offering	Offered (1)	Offering(2)	After Offering(3)

BAM Opportunity Fund LP (4)	1,117,328	2,750,000	117,328	*

Cranshire Capital, L.P. (5)	168,244	236,000	68,244	*

Iroquois Master Fund Ltd. (6)	121,898	236,000	21,898	*

Rockmore Investment Master Fund Ltd. (7)	85,545	201,886	0	*

			Number of Shares
	Ownership Before	Number of Shares	Owned After	Percentage Owned
Name of Selling Security Holder	Offering	Offered (1)	Offering(2)	After Offering(3)

Robert G. Allison (8)	69,388	141,149	18,062	*

William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96 (9)	35,278	58,814	13,891	*

David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 (10)	37,323	58,814	15,936	*

Dennis D. Gonyea (11)	27,799	58,814	6,412	*

Paul C. & Nancy S. Seel JTWROS (12)	42,323	58,814	20,936	*

Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/96 (13)	100,466	58,814	79,079	*

Pyramid Partners, L.P. (14)	304,636	58,814	283,249	1.5%

Dorothy J. Hoel (15)	19,489	47,052	2,380	*

Elizabeth J. Kuehne (16)	38,046	47,052	20,937	*

Robert C. Burlingame (17)	289,233	218,234	70,999	*

Seamus P. Burlingame (18)	453,134	436,467	16,667	*

Vetericyn, Inc. (19)	200,000	200,000	0	*

Spot Savvy, LLC (20)	10,000	10,000	0	*

Michael Salman Teymouri (21)	10,000	10,000	0	*

*	Percentage of shares owned after the offering does not exceed one percent.

(1)	The Number of Shares Offered includes 2,512,612 shares that we will issue if the warrants issued as part of our February 6, 2009 private placement are exercised.

(2)	These numbers assume the selling stockholders sell all of their shares being registered in this Registration Statement subsequent to the completion of the offering.

(3)	Based on 18,402,820 shares outstanding as of March 18, 2009.

(4)	Hal Mintz has voting and dispositive control over the shares held by BAM Opportunity Fund LP. We are registering 1,000,000 shares of common stock plus 580,000 shares of common stock that BAM Opportunity Fund LP may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 780,000 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that BAM Opportunity Fund LP receives upon the exercise of a Series B Warrant, the Company will issue an additional Series C Warrant entitling them to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. As a result, BAM Opportunity Fund LP may also acquire up to 390,000 shares of common stock upon the exercise of Series C warrants. BAM Opportunity Fund LP purchased 1,000,000 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $1,169,000.

(5)	Downsview Capital, Inc. is the general partner of Cranshire Capital, L.P. and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire. We are registering 100,000 shares of common stock plus 58,000 shares of common stock that Cranshire Capital, L.P. may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 78,000 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. Cranshire Capital, L.P. purchased 100,000 shares of common stock and the Series A and B warrants as part of our February 6, 2009 private placement in exchange for $116,900.

(6)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares. We are registering 100,000 shares of common stock plus 58,000 shares of common stock that Iroquois Master Fund Ltd. may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 78,000 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. Iroquois Master Fund Ltd. purchased 100,000 shares of common stock and the Series A and B warrants as part of our February 6, 2009 private placement in exchange for $116,900.

(7)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority of Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of March 5, 2009, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. We are registering 85,545 shares of common stock plus 49,616 shares of common stock that Rockmore Investment Master Fund Ltd. may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 66,725 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. Rockmore Investment Master Fund Ltd. purchased 85,545 shares of common stock and the Series A and B warrants as part of our February 6, 2009 private placement in exchange for $100,000.

(8)	Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by Robert G. Allison. Mr. Perkins disclaims beneficial ownership of these shares. We are registering 51,326 shares of common stock plus 29,770 shares of common stock that Robert G. Allison may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 40,035 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that Robert G. Allison purchases upon the exercise of a Series B Warrant, he will receive an additional Series C Warrant entitling him to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, Robert G. Allison may also acquire up to 20,018 shares of common stock upon the exercise of any Series C warrants. Robert G. Allison purchased 51, 326 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $60,000.

(9)	We are registering 21,387 shares of common stock plus 12,404 shares of common stock that William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96 may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 16,682 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96 purchases upon the exercise of a Series B Warrant, he will receive an additional Series C Warrant entitling him to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96 may also acquire up to 8,341 shares of common stock upon the exercise of any Series C warrants. William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96 purchased 21,387 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $25,000.

(10)	Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97. Mr. Perkins disclaims beneficial ownership of these shares. We are registering 21,387 shares of common stock plus 12,404 shares of common stock that David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 16,682 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 purchase upon the exercise of a Series B Warrant, they will receive an additional Series C Warrant entitling them to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 may also acquire up to 8,341 shares of common stock upon the exercise of any Series C warrants. David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97 purchased 21,387 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $25,000.

(11)	We are registering 21,387 shares of common stock plus 12,404 shares of common stock that Dennis D. Gonyea may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 16,682 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that Dennis D. Gonyea purchases upon the exercise of a Series B Warrant, he will receive an additional Series C Warrant entitling him to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, Dennis D. Gonyea may also acquire up to 8,341 shares of common stock upon the exercise of any Series C warrants. Dennis D. Gonyea purchased 21,387 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $25,000.

(12)	We are registering 21,387 shares of common stock plus 12,404 shares of common stock that Paul C. & Nancy S. Seel JTWROS may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 16,682 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that Paul C. & Nancy S. Seel JTWROS purchase upon the exercise of a Series B Warrant, they will receive an additional Series C Warrant entitling them to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, Paul C. & Nancy S. Seel JTWROS may also acquire up to 8,341 shares of common stock upon the exercise of any Series C warrants. Paul C. & Nancy S. Seel JTWROS purchased 21,387 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $25,000.

(13)	We are registering 21,387 shares of common stock plus 12,404 shares of common stock that Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/96 may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 16,682 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/96 purchase upon the exercise of a Series B Warrant, they will receive an additional Series C Warrant entitling them to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/96 may also acquire up to 8,341 shares of common stock upon the exercise of any Series C warrants. Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/96 purchased 21,387 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $25,000.

(14)	Richard W. Perkins, as President of Perkins Capital Management, Inc., has voting and investment control over the shares held by Pyramid Partners, L.P. Mr. Perkins disclaims beneficial ownership of these shares. We are registering 21,387 shares of common stock plus 12,404 shares of common stock that Pyramid Partners, L.P. may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 16,682 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that Pyramid Partners, L.P. purchase upon the exercise of a Series B Warrant, they will receive an additional Series C Warrant entitling them to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, Pyramid Partners, L.P. may also acquire up to 8,341 shares of common stock upon the exercise of any Series C warrants. Pyramid Partners, L.P. purchased 21,387 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $25,000.

(15)	We are registering 17,109 shares of common stock plus 9,924 shares of common stock that Dorothy J. Hoel may acquire upon the exercise of Series A warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 13,346 shares of common stock that may be acquired upon the exercise of Series B warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that Dorothy J. Hoel purchases upon the exercise of a Series B Warrant, she will receive an additional Series C Warrant entitling her to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, Dorothy J. Hoel may also acquire up to 6,673 shares of common stock upon the exercise of any Series C warrants. Dorothy J. Hoel purchased 17,109 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $20,000.

(16)	We are registering 17,109 shares of common stock plus 9,924 shares of common stock that Elizabeth J. Kuehne may acquire upon the exercise of warrants with an exercise price of $1.87 per share and an expiration date of February 6, 2014 and 13,346 shares of common stock that may be acquired upon the exercise of warrants with an exercise price of $1.13 per share and an expiration date of February 6, 2012. In addition, for every two shares of common stock that Elizabeth J. Kuehne purchases upon the exercise of a Series B Warrant, she will receive an additional Series C Warrant entitling her to purchase one share of common stock at an exercise price of $1.94 per share for a five year term. Therefore, Elizabeth J. Kuehne may also acquire up to 6,673 shares of common stock upon the exercise of any Series C warrants. Elizabeth J. Kuehne purchased 17,109 shares of common stock and the Series A and Series B warrants as part of our February 6, 2009 private placement in exchange for $20,000.

(17)	Robert C. Burlingame has served as a director of our Company since November 2006. Robert Burlingame and Seamus Burlingame entered into a Purchase Agreement with us on February 24, 2009. Pursuant to that Purchase Agreement, we issued 218,234 shares of common stock and warrants to Robert Burlingame, 436,467 shares of common stock and warrants to Seamus Burlingame and 200,000 shares of common stock to Vetericyn, Inc.

(18)	Seamus P. Burlingame is the son of Robert Burlingame. Robert Burlingame and Seamus Burlingame entered into a Purchase Agreement with us on February 24, 2009. Pursuant to that Purchase Agreement, we issued 218,234 shares of common stock and warrants to Robert Burlingame, 436,467 shares of common stock and warrants to Seamus Burlingame and 200,000 shares of common stock to Vetericyn, Inc.

(19)	Vetericyn, Inc. is a California Corporation. Robert Burlingame, Seamus Burlingame and Kevin Burlingame, each as shareholders of Vetericyn, Inc., share voting and dispositive control over the shares.

(20)	We are registering for resale 10,000 shares of common stock we issued to Spot Savvy LLC pursuant to the terms of a February 26, 2009 Consulting Agreement. Scott Whitney is the principal partner of Spot Savvy, LLC and has voting and dispositive control over the shares.

(21)	We are registering for resale 10,000 shares of common stock we issued to Michael Salman Teymouri pursuant to the terms of a February 26, 2009 Consulting Agreement.
PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted by law.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.
DESCRIPTION OF SECURITIES TO BE REGISTERED
The following description of our capital stock and provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws, is only a summary. You should also refer to our Restated Certificate of Incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our Amended and Restated Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Common Stock
We are authorized to issue up to a total of 100,000,000 shares of common stock, $0.0001 par value per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.
Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and nonassessable.
Preferred Stock
Our board of directors is authorized, subject to limitations imposed by Delaware law, to issue up to a total of 5,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, without stockholder approval. Our board is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
The board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.
INTERESTS OF NAMED EXPERTS AND COUNSEL
No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.
INFORMATION ABOUT THE COMPANY
DESCRIPTION OF BUSINESS
Overview
We incorporated under the laws of the State of California in April 1999 as Micromed Laboratories, Inc. In August 2001, we changed our name to Oculus Innovative Sciences, Inc. and later reincorporated under the laws of the State of Delaware in December 2006. References to our Company contained in this prospectus include our subsidiaries, Oculus Technologies of Mexico, S.A. de C.V., Oculus Innovative Sciences Netherlands, B.V. and Oculus

Innovative Sciences Japan, K.K, except where the context otherwise requires. Our principal executive offices are located at 1129 North McDowell Boulevard, Petaluma, California 94954. Our telephone number is (707) 782-0792. Our fiscal year end is March 31. Our website is www.oculusis.com. Information contained on our website does not constitute part of this prospectus.
Our Business
We develop, manufacture and market, a family of products intended to prevent and treat infections in chronic and acute wounds while concurrently enhancing wound healing through modes of action unrelated to the treatment of infection. Infection is a serious potential complication in both chronic and acute wounds, and controlling infection is a critical step in wound healing. Our platform technology, called Microcyn®, is a proprietary solution of electrically charged oxychlorine small molecules designed to treat a wide range of organisms that cause disease (pathogens) These include viruses, fungi, spores and antibiotic-resistant strains of bacteria, such as Methicillin-resistant Staphylococcus aureus, or MRSA, and Vancomycin-resistant Enterococcus, or VRE, in wounds. Our device product is cleared for sale in the United States as a 510(k) medical device for wound cleaning, debridement, lubricating, moistening and dressing; is a device under CE Mark in Europe; is approved by the State Food and Drug Administration, or SFDA, in China as a technology that reduces the propagation of microbes in wounds and creates a moist environment for wound healing; and is approved as a drug in India and Mexico. We do not have the necessary regulatory approvals to market Microcyn in the United States as a drug, nor do we have the necessary regulatory clearance or approval to market Microcyn in the U.S. as a medical device for an antimicrobial or wound healing indication.
Clinical testing we conducted in connection with our submissions to the FDA, as well as physician clinical studies, suggest that our Microcyn-based product may help reduce a wide range of pathogens from acute and chronic wounds while curing or improving infection and concurrently enhancing wound healing through modes of action unrelated to the treatment of infection. These physician clinical studies suggest that our Microcyn-based product is safe, easy to use and complementary to many existing treatment methods in wound care. Physician clinical studies and usage in the United States suggest that our 510(k) product may shorten hospital stays, lower aggregate patient care costs and, in certain cases, reduce the need for systemic antibiotics. We are also pursuing the use of our Microcyn platform technology in other markets outside of wound care, including in the respiratory, ophthalmology, dental and dermatology markets.
In 2005, chronic and acute wound care represented an aggregate of $9.6 billion in global product sales, of which $3.3 billion was spent for the treatment of skin ulcers, $1.6 billion to treat burns and $4.7 billion for the treatment of surgical and trauma wounds, according to Kalorama Information, a life sciences market research firm. In the Kalorama Information we believe the markets most related to our product involve approximately $1.3 billion for the treatment of skin ulcers, $300 million for the treatment of burns and $700 million for the treatment of surgical and trauma wounds. Common methods of controlling infection, including topical antiseptics and antibiotics, have proven to be only moderately effective in combating infection in the wound bed. However, topical antiseptics tend to inhibit the healing process due to their toxicity and may require specialized preparation or handling. Antibiotics can lead to the emergence of resistant bacteria, such as MRSA and VRE. Systemic antibiotics may be less effective in controlling infection in patients with disorders affecting circulation, such as diabetes, which are commonly associated with chronic wounds. As a result, no single treatment is used across all types of wounds and stages of healing.
We believe Microcyn is the only known stable, anti-infective therapeutic available in the world today that simultaneously cures or improves infection while also promoting wound healing through increased blood flow to the wound bed and reduction of inflammation. Also, we believe Microcyn provides significant advantages over current methods of care in the treatment of a wide range of chronic and acute wounds throughout all stages of treatment. These stages include cleaning, debridement, prevention and treatment of infections and wound healing. Unlike antibiotics, antiseptics, growth regulators and other advanced wound care products, we believe that Microcyn is the only stable wound care solution that is safe as saline, and also cures infection while simultaneously accelerating wound healing. Also, unlike most antibiotics, we believe Microcyn does not target specific strains of bacteria, a practice which has been shown to promote the development of resistant bacteria. In addition, our products are shelf stable, require no special preparation and are easy to use.

Our goal is to become a worldwide leader as the standard of care in the treatment and irrigation of open wounds. We currently have, and intend to seek additional, regulatory clearances and approvals to market our Microcyn-based products worldwide. In July 2004, we began selling Microcyn in Mexico after receiving approval from the Mexican Ministry of Health, or MOH, for the use of Microcyn as an antiseptic, disinfectant and sterilant. Since then, physicians in the United States, Europe, India, Pakistan, China and Mexico have conducted more than 25 physician clinical studies assessing Microcyn’s use in the treatment of infections in a variety of wound types, including hard-to-treat wounds such as diabetic ulcers and burns. Most of these studies were not intended to be rigorously designed or controlled clinical trials and, as such, did not have all of the controls required for clinical trials used to support a new drug application, or NDA, submission to the FDA. A number of these studies did not include blinding, randomization, predefined clinical end points, use of placebo and active control groups or U.S. good clinical practices requirements. We used the data generated from some of these studies to support our application for the CE Mark, or European Union certification, for wound cleaning and reduction of microbial load. We received the CE Mark in November 2004 and additional international approvals in China, Canada, Mexico and India. Microcyn has also received three FDA 510(k) clearances for use as a medical device in wound cleaning, or debridement, lubricating, moistening and dressing, including traumatic wounds and acute and chronic dermal lesions.
In the fourth quarter of 2007, we completed a Phase II randomized clinical trial, which was designed to evaluate the effectiveness of Microcyn in mildly infected diabetic foot ulcers with the primary endpoint of clinical cure or improvement in signs and symptoms of infection according to guidelines of Infectious Disease Society of America. We used 15 clinical sites and enrolled 48 evaluable patients in three arms, using Microcyn alone, Microcyn plus an oral antibiotic and saline plus an oral antibiotic. We announced the results of our Phase II trial in March 2008. In the clinically evaluable population of the study, the clinical success rate at visit four (test of cure) for patients treated with Microcyn alone was 93.3% compared to 56.3% for the Levofloxacin plus saline-treated patients. This study was not statistically powered, but the high clinical success rate (93.3%) and the p-value (0.033) would suggest the difference is meaningfully positive for the Microcyn-treated patients. Also, for this set of data, the 95.0% confidence interval for the Microcyn-only arm ranged from 80.7% to 100.0% while the 95.0% confidence interval for the Levofloxacin and saline arm ranged from 31.9% to 80.6%; the confidence intervals do not overlap, thus indicating a favorable clinical success for Microcyn compared to Levofloxacin. At visit three (end of treatment) the clinical success rate for patients treated with Microcyn alone was 77.8% compared to 61.1% for the Levofloxacin plus saline-treated patients.
We conducted a review meeting with the FDA in August 2008 to discuss the results of our Phase II trial and our future clinical program. Following a review of the Phase II data on Microcyn Technology for the treatment of mildly infected diabetic foot ulcers, the FDA agreed:
•	We may move forward into the pivotal phase of our U.S. clinical program for Microcyn Technology.

•	There were no safety issues relative to moving into this next clinical phase immediately, and carcinogenicity studies will not be required for product approval; and

•	Clinical requirements for efficacy and safety for a new drug application, or NDA, will be appropriately accounted for within the agreed upon pivotal trial designs.
Two pivotal clinical trials must be completed for submission to the FDA of an NDA, for the treatment of mildly infected diabetic foot ulcers. Commencement of these trials will be dependent upon the support of a strategic partner. In the event that we successfully complete clinical trials and obtain drug approval from the FDA, we may seek clearance for treatment of other types of wounds. We are currently pursuing strategic partnerships to assess potential applications for Microcyn in several other markets and therapeutic categories, including respiratory, ophthalmology, dermatology, dental and veterinary markets. FDA or other governmental approvals will be required for any potential new products or new indications.
We currently make Microcyn available under our three 510(k) clearances in the United States, primarily through our website and several regional distributors as a test marketing effort. In the quarter ending December 31, 2008, we initiated a more aggressive commercialization into the podiatry market in the United States. In addition, an over-the-counter “first responder” pen application (MyClyns) with Microcyn has been marketed in the United States since January 2008, by our partner Union Springs Pharmaceuticals (a subsidiary of the Drug Enhancement Company of America, or DECA).

We have announced the development of a MicroGel and a delivery device for Microcyn, both of which will require 510k approval in the US as well as approvals in Europe, China, India and Mexico. We expect to obtain those approvals and initiate commercialization during our next fiscal year in all of these countries.
We currently rely on exclusive agreements with country-specific distributors for the sale of Microcyn-based products in Europe. In Mexico, we sell Microcyn through a network of distributors and through a contract sales force dedicated exclusively to selling Microcyn, including salespeople, nurses and clinical support staff. In India, we sell through Alkem, the fifth largest pharmaceutical company in India. The first full year of Microcyn product distribution in India was in 2008. In China, we signed a distribution agreement with China Bao Tai, which secured marketing approval from the SFDA in March 2008. China Bao Tai is working with Sinopharm, the largest pharmaceutical group in China, to distribute Microcyn-based products to hospitals, doctors and clinics. China Bao Tai and Sinopharm are in process of providing samples broadly to many hospitals and doctors throughout many provinces in China in anticipation of a product launch after approval for reimbursement has been obtained.
Market Opportunity — Key Limitations of Existing Treatments
Commonly used topical antiseptics and antibiotics have limitations and side effects that may constrain their usage. For example:
•	antibiotics and antiseptics can kill bacteria and cure infection but do not independently accelerate wound healing;

•	many antiseptics, including Betadine, hydrogen peroxide and Dakin’s solution, are toxic, can destroy human cells and tissue, may cause allergic reactions and can impede the wound healing process;

•	silver-based products are expensive and require precise dosage and close monitoring by trained medical staff to minimize the potential for tissue toxicity, allergic reactions and bacterial resistance;

•	the increase in antibiotic resistant bacterial strains, such as MRSA and VRE, have compromised the effectiveness of some widely used topical and systemic antibiotics, including Neosporin and Bacitracin;

•	Oral and systemic antibiotics often are not effective in treating topical infections especially if the patient does not have adequate blood flow to the wound and they can also cause serious side effects; and

•	growth regulators, skin substitutes and vacuum assisted closure accelerate wound healing but do not cure infection.
Our Solution
We believe Microcyn has potential advantages over current methods of care in the treatment of chronic and acute wounds, including the following:
•	Cures Infection. Our phase II results and several physician based studies suggest that Microcyn may be effective in curing and improving the signs and symptoms of infections.

•	Accelerates Wound Healing. Based on numerous physician based studies and usage feedback from doctors, we believe that Microcyn may accelerate the wound healing process independently of the benefits of curing the infection.

•	Wound Care Solution. Our 510(k) product is cleared as a medical device for sale in the United States in wound cleaning, or debridement, lubricating, moistening and dressing. Although we do not have the necessary regulatory approvals to market Microcyn in the United States as a drug, laboratory testing and physician clinical studies further suggest that our 510(k) Microcyn product may be effective against a wide range of bacteria that causes infection in a variety of acute and chronic wounds. In addition, because of its mechanism of action, we believe Microcyn does not target specific strains of bacteria, the practice of which has been shown to promote the development of resistant bacteria. In physician clinical studies, our 510(k) Microcyn product has been used in conjunction with other wound care therapeutic products. Data from these studies suggest that patients generally experienced less pain, improved mobility and physical activity levels and better quality of life.

•	Non-irritating. Our 510(k) product label states that our 510(k) product, which is based on our Microcyn technology, is non-irritating and non-sensitizing to the skin and eyes. Throughout all our clinical trials and physician clinical studies to date and since our first commercial sale of Microcyn in Mexico in 2004, we have received no reports of serious adverse events related to the use of Microcyn products when used according to label instructions.

•	Ease of Use. Our 510(k) product label states that our 510(k) product requires no special handling precautions. Our products require no preparation before use or at time of disposal, and caregivers can use our products without significant training. In addition, Microcyn can be stored at room temperature. Unlike other oxychlorine solutions, which are typically stable for not more than 48 hours, our laboratory tests show that Microcyn has a shelf life ranging from one to two years depending on the size and type of packaging. Our products are also designed to be complementary to most advanced technologies to treat serious wounds, such as negative pressure wound therapy, jet lavage and tissue-engineered skin substitutes.

•	Cost-Effectiveness. The treatment of many wounds requires extended hospitalization and care, including the use of expensive systemic antibiotics. Infection prolongs the healing time and necessitates increased use of systemic antibiotics. We believe that Microcyn has the potential to cure infection, accelerate healing time and, in certain cases, may help reduce the need for systemic antibiotics, reduce the need for amputation and lead to earlier hospital discharge, thereby lowering overall patient cost.
Our Strategy
Our goal is to become a worldwide leader and standard of care in the treatment of open wounds. We also intend to leverage our expertise in wound care into additional market opportunities. The key elements of our strategy include the following:
Drive adoption of Microcyn as the standard of care in the wound care market to help prevent and treat infection through partners
We believe our products are well positioned to become the standard of care in helping to treat infections while also accelerating wound healing. We believe that our product as an anti-infective therapeutic is unlike any wound care product in the market and therefore has the technical potential to become the standard of care of treatment of infection and wound healing. We seek to drive adoption of Microcyn as the standard of care in the wound care market by establishing strong scientific, evidence-based rationale for its use as has been demonstrated in over 25 clinical studies to date. In US many nurses and doctors have discontinued the use of antiseptics on wounds since they are toxic and have moved to use of saline as a topical product, which has no antimicrobial properties. Therefore, there is a large unmet medical need for a safe, anti-infective therapeutic such as our product.
Develop strategic collaborations and distribution in the acute and chronic wound care market
Outside Mexico, we intend to pursue strategic relationships with respect to sales, marketing and distribution. To accelerate adoption of our products, we may enter into strategic relationships with healthcare companies that have product lines, a sales force and distribution channels that are complementary to ours. We believe collaborations allow us to leverage our resources and technology. We intend to pursue access to these markets through strategic partnerships. These relationships may take the form of co-development, co-promotion, co-marketing or distribution agreements. For instance, in India we sell through Alkem Laboratories, the fifth largest pharmaceutical company in India. In Europe, we sell Microcyn through exclusive agreements with country-specific distributors. In China, we signed a distribution agreement with China Bao Tai, which in March 2008 secured marketing approval from the Chinese State Food and Drug Administration (SFDA). China Bao Tai and Sinopharm, the largest pharmaceutical group in China, are providing free samples of Microcyn-based products to hospitals, doctors and clinics in anticipation of a product launch as soon as reimbursement approval is obtained.

We currently make Microcyn available under our 510(k) clearances in the United States primarily through our website and several regional distributors. We intend to explore a broader U.S. commercialization strategy for our Microcyn-based 510(k) product under existing or additional 510(k) clearances. For example, based on our assessment and market research of the podiatrist market, we are executing on a limited product launch to podiatrists using a contract sales force, which is already selling products to them. We intend to form a strategic collaboration with a company that already has an existing sales force servicing the U.S. market so that our revenues can grow without increasing our expenses.
Obtain drug regulatory approvals in the United States through partners
We intend to seek additional regulatory clearances and approvals, which we believe will allow us to accelerate adoption of our products by wound care specialists worldwide. We have completed a proof-of-concept Phase II trial in the U.S., which demonstrated the effectiveness of Microcyn in mildly infected diabetic foot ulcers with the primary endpoint of clinical cure or improvement of the signs of infection. We have met with the FDA and that they have indicated that we can proceed to pivotal trials with additional testing. However, due to the high cost of completion of these trials, we decided that we must first find a partner to manage and fund these trials. Until then, we intend to explore a broader U.S. commercialization strategy for our Microcyn-based products under our existing or additional 510(k) clearances.
Develop strategic partnerships in numerous indications outside the wound care market
We believe our products have potential applications in several other large therapeutic categories or markets, including respiratory, ophthalmology, dermatology, dental and veterinary markets. We intend to pursue access to these markets through strategic partnerships. Recently, we established a revenue sharing agreement with VetCure, Inc. providing them with the right to sell our product into the animal markets in the US. Also, we have development agreements with Bayer in their animal health divisions in China, Australia and Taiwan as it works on obtaining regulatory approval in those countries.
Our Employees
As of March 18, 2009, we had 45 full-time employees and 2 part-time employees. We are not a party to any collective bargaining agreements. We believe our relations with our employees are good.
Reports to Security Holders
This registration statement, including all exhibits, and other materials we file with the Securities and Exchange Commission, may be inspected without charge, and copies of these materials may also be obtained upon the payment of prescribed fees, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Copies of all of our filings with the Commission may be viewed on the SEC’s Internet web site at http://www.sec.gov. We maintain a website at www.oculusis.com. The information on our website does not form a part of this prospectus.
DESCRIPTION OF PROPERTY
We currently lease approximately 12,000 square feet of office, research and manufacturing space in Petaluma, California, which serves as our principal executive offices. We also lease approximately 28,000 square feet of office space in an adjacent building for research and development under the lease agreement. The lease was scheduled to expire on September 30, 2007. On September 13, 2007, we entered into Amendment No. 4 to the property lease agreement for our facility in Petaluma, California. The amendment extends the lease expiration date to September 30, 2010.

We lease approximately 12,000 square feet of office and manufacturing space and approximately 5,000 square feet of warehouse space in Zapopan, Mexico, under a lease that expires in April 2011 and 2009. We lease approximately 5,000 square feet of office space and approximately 14,000 square feet of manufacturing and warehouse space in Sittard, The Netherlands, under a lease that was scheduled to expire on January 31, 2009. On February 15, 2008, we extended this lease to January 2011. As we expand, we may need to establish manufacturing facilities in other countries.
We believe that our properties will be adequate to meet our needs through March 2009.
LEGAL PROCEEDINGS
We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. We are not aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Our common stock is quoted on the NASDAQ Capital Market under the symbol “OCLS.” and has been trading since our initial public offering on January 25, 2007. The following table sets forth the high and low bid prices for our common stock for each quarter during the last two fiscal years as reported on Bloomberg.

For the Fiscal Year Ended March 31, 2009	High	Low
Fourth Quarter ended March 31, 2009*	$1.24	$1.08
Third Quarter ended December 31, 2008	$1.93	$0.27
Second Quarter ended September 30, 2008	$3.32	$1.64
First Quarter ended June 30, 2008	$5.25	$2.35
For the Fiscal Year Ended March 31, 2008
Fourth Quarter ended March 31, 2008	$7.29	$3.20
Third Quarter ended December 31, 2007	$7.86	$3.71
Second Quarter ended September 30, 2007	$11.48	$4.84
First Quarter ended June 30, 2007	$8.75	$5.66
For the Fiscal Year Ended March 31, 2007
Fourth Quarter ended March 31, 2007	$8.05	$5.71

*	As reported through March 19, 2009
Holders
As of March 18, 2009, we had approximately 584 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.
Dividends
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. Pursuant to our Loan and Security Agreement dated June 14, 2006 with Venture Lending & Leasing IV, Inc., as amended, we will not pay any dividends without our secured lenders’ prior written consent for so long as we have any outstanding obligations to the secured lenders.

FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Audit Committee of the
Board of Directors and Shareholders of
Oculus Innovative Sciences, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Oculus Innovative Sciences, Inc. and Subsidiaries (the “Company”) as of March 31, 2008 and 2007, and the related consolidated related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2008 and 2007, and the consolidated results of their operations and cash flows for each of the three years in the period ended March 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Oculus Innovative Sciences, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2008, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated, June 11, 2008, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Marcum & Kliegman LLP
New York, New York
June 11, 2008

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2008	2007
	(In thousands, except
	share and per
	share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$18,823	$19,050
Restricted cash	—	2,000
Accounts receivable, net	770	1,364
Inventory	259	282
Prepaid expenses and other current assets	1,098	1,172

Total current assets	20,950	23,868
Property and equipment, net	2,303	2,207
Restricted cash	55	49
Debt issuance costs, net	304	826

Total assets	$23,612	$26,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,977	$2,551
Accrued expenses and other current liabilities	2,460	1,421
Current portion of long-term debt	1,994	6,045
Current portion of capital lease obligations	19	17

Total current liabilities	7,450	10,034
Deferred revenue	523	—
Long-term debt, less current portion	205	1,990
Capital lease obligations, less current portion	6	25

Total liabilities	8,184	12,049

Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at March 31, 2008 and 2007	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 15,905,613 and 11,844,411 shares issued and outstanding at March 31, 2008 and 2007, respectively	2	1
Additional paid-in capital	109,027	85,751
Accumulated other comprehensive loss	(2,775)	(364)
Accumulated deficit	(90,826)	(70,487)

Total stockholders’ equity	15,428	14,901

Total liabilities and stockholders’ equity	$23,612	$26,950

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended March 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Revenues
Product	$2,881	$3,679	$1,966
Service	954	864	618

Total revenues	3,835	4,543	2,584
Cost of revenues
Product	1,774	2,104	3,899
Service	977	895	1,003

Total cost of revenues	2,751	2,999	4,902

Gross profit (loss)	1,084	1,544	(2,318)
Operating expenses
Research and development	9,778	4,508	2,600
Selling, general and administrative	13,731	16,520	15,933

Total operating expenses	23,509	21,028	18,533

Loss from operations	(22,425)	(19,484)	(20,851)
Interest expense	(1,016)	(956)	(172)
Interest income	630	312	282
Other income (expense), net	2,472	345	(377)

Net loss from continuing operations	(20,339)	(19,783)	(21,118)
Loss from operations of discontinued business	—	—	(818)
Loss on disposal of discontinued business	—	—	(1,163)

Loss on discontinued operations	—	—	(1,981)

Net loss	(20,339)	(19,783)	(23,099)
Preferred stock dividends	—	(404)	(121)

Net loss available to common stockholders	$(20,339)	$(20,187)	$(23,220)

Net loss per common share: basic and diluted
Continuing operations	$(1.60)	$(3.71)	$(5.12)
Discontinued operations	—	—	(0.48)

	$(1.60)	$(3.71)	$(5.60)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	12,737	5,448	4,150

Other comprehensive loss, net of tax
Net loss	$(20,339)	$(19,783)	$(23,099)
Foreign currency translation adjustments	(2,411)	(367)	144

Comprehensive loss	$(22,750)	$(20,150)	$(22,955)

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

											Accumulated
											Other
	Convertible Preferred Stock						Common Stock		Additional	Deferred	Comprehensive
	Series A ($0.0001 par Value)		Series B ($0.0001 par Value)		Series C ($0.0001 par Value)		($0.0001 par Value)		Paid in	Stock-Based	Income	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	(Loss)	Deficit	Total
	(In thousands, except share and per share amounts)
Balance, March 31, 2005	1,337,709	6,628	1,014,093	16,696	—	—	3,914,653	3,101	3,674	(676)	(141)	(27,080)	2,202
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	291,828	298	—	—	—	—	298
Deferred stock-based compensation	—	—	—	—	—	—	—	—	401	(401)	—	—	—
Amortization of stock-based compensation	—	—	—	—	—	—	—	—	—	279	—	—	279
Non-employee stock-based compensation	—	—	—	—	—	—	—	—	32	—	—	—	32
Fair value of common stock purchase warrants issued to non-employees	—	—	—	—	—	—	—	—	153	—	—	—	153
Issuance of common stock in exchange for services	—	—	—	—	—	—	12,500	—	127	—	—	—	127
Reclassification of options subject to cash settlement	—	—	—	—	—	—	—	—	257	—	—	—	257
Issuance of Series B convertible preferred stock, net of offering costs	—	—	1,621,651	27,026	—	—	—	—	—	—	—	—	27,026
Issuance of Series A convertible preferred stock in connections with convertible debt	10,000	40	—	—	—	—	—	—	—	—	—	—	40
Dividend payable to Series A convertible preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	(121)	(121)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	144	—	144
Net loss	—	—	—	—	—	—	—	—	—	—	—	(23,099)	(23,099)

Balance, March 31, 2006	1,347,709	$6,668	2,635,744	$43,722	—	—	4,218,981	$3,399	$4,644	$(798)	$3	$(50,300)	$7,338
The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

											Accumulated
											Other
	Convertible Preferred Stock						Common Stock		Additional	Deferred	Comprehensive
	Series A ($0.0001 par Value)		Series B ($0.0001 par Value)		Series C ($0.0001 par Value)		($0.0001 par Value)		Paid in	Stock-Based	Income	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	(Loss)	Deficit	Total
	(In thousands, except share and per share amounts)
Issuance of common stock in connection with IPO and exercise of over-allotment, net of discounts, commissions, expenses and other offering costs							3,353,550		21,936	—	—	—	21,936
Issuance of common stock in connection with exercise of warrants	—	—	—	—	—	—	4,138	—	21	—	—	—	21
Issuance of common stock in connection with services rendered	—	—	—	—	—	—	3,750	—	43	—	—	—	43
Issuance of Series C convertible preferred stock, net of offering costs	—	—	—	—	193,045	2,903	—	—	—	—	—	—	2,903
Conversion of convertible preferred stock into common stock at the closing of the IPO on January 30, 2007	(1,347,709)	(6,668)	(2,635,744)	(43,722)	(193,045)	(2,903)	4,176,498	—	53,293	—	—	—	—
Reclassification to APIC in connection with Delaware reincorporation due to change in par value	—	—	—	—	—	—	—	(3,398)	3,398	—	—	—	—
Reclassification of deferred stock-based compensation	—	—	—	—	—	—	—	—	(798)	798	—	—	—
Amortization of stock-based compensation	—	—	—	—	—	—	—	—	158	—	—	—	158
Non-employee stock-based compensation	—	—	—	—	—	—	—	—	11	—	—	—	11
Employee stock-based compensation expense recognized under SFAS No. 123R, net of forfeitures	—	—	—	—	—	—	—	—	815	—	—	—	815
Fair value of common stock purchase warrants issued to non-employees	—	—	—	—	—	—	—	—	555	—	—	—	555
Issuance of common warrants in connection with debt financing transactions	—	—	—	—	—	—	—	—	1,150	—	—	—	1,150
Dividend payable to Series A convertible preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	(404)	(404)
Common stock dividend paid to Series A convertible preferred stockholders		—	—	—	—	—	—	87,494	525	—	—		525
Foreign currency translation adjustment			—	—	—	—	—	—	—		—		(367)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(19,783)	(19,783)

Balance, March 31, 2007	—	—	—	—	—	—	11,844,411	$1	$85,751	—	$(364)	$(70,487)	$14,901
The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

											Accumulated
											Other
	Convertible Preferred Stock						Common Stock		Additional	Deferred	Comprehensive
	Series A ($0.0001 par Value)		Series B ($0.0001 par Value)		Series C ($0.0001 par Value)		($0.0001 par Value)		Paid in	Stock-Based	Income	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	(Loss)	Deficit	Total
	(In thousands, except share and per share amounts)
Issuance of common stock in connection with August 13, 2007 offering, net of commissions, expenses and other offering costs	—	—	—	—	—	—	1,262,500	—	9,124	—	—	—	9,124
Issuance of common stock in connection with March 31, 2008 offering, net of commissions, expenses and other offering costs	—	—	—	—	—	—	2,634,578	—	12,613	—	—	—	12,613
Issuance of common stock in connection with exercise of stock options	—	—	—	—	—	—	119,375	—	67	—	—	—	67
Issuance of common stock in connection with exercise of warrants	—	—	—	—	—	—	44,749	1	134	—	—	—	135
Amortization of stock-based compensation	—	—	—	—	—	—	—	—	148	—	—	—	148
Non-employee stock-based compensation	—	—	—	—	—	—	—	—	7	—	—	—	7
Employee stock-based compensation expense recognized under SFAS No. 123R, net of forfeitures	—	—	—	—	—	—	—	—	1,006	—	—	—	1,006
Fair value of common stock purchase warrants issued to non-employees	—	—	—	—	—	—	—	—	177	—	—	—	177
Foreign currency translation adjustment	—	—	—	—	—	—	—	—		—	(2,411)		(2,411)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(20,339)	(20,339)

Balance, March 31, 2008	—	—	—	—	—	—	15,905,613	$2	$109,027	—	$(2,775)	$(90,826)	$15,428

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities
Net loss from continuing operations	$(20,339)	$(19,783)	$(21,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	740	672	651
Provision for doubtful accounts	57	284	90
Provision for obsolete inventory	230	102	1,074
Stock-based compensation	1,339	1,582	597
Non-cash interest expense	522	547	21
Foreign currency transaction gains	(2,594)	(407)	—
Loss on disposal of assets	5	—	113
Changes in operating assets and liabilities:
Accounts receivable	580	(571)	(939)
Inventories	(180)	(49)	(523)
Prepaid expenses and other current assets	282	219	(887)
Accounts payable	393	(245)	1,868
Accrued expenses and other liabilities	1,519	(433)	(649)

Net cash used in operating activities	(17,446)	(18,082)	(19,702)

Cash flows from investing activities:
Purchases of property and equipment	(617)	(873)	(475)
Issuance of note receivable	—	—	55
Changes in restricted cash	—	(4)	1

Net cash used in investing activities	(617)	(877)	(419)

Cash flows from financing activities:
Deferred offering costs	—	478	(478)
Proceeds from issuance of common stock, net of offering costs	21,737	21,936	—
Proceeds from issuance of common stock upon exercise of stock options and warrants	202	21	298
Proceeds from issuance of convertible preferred stock	—	2,903	27,026
Debt issuance costs	—	(77)	—
Cash restricted for repayment of debt	2,000	(2,000)	—
Proceeds from issuance of debt	—	9,056	257
Principal payments on debt	(6,090)	(1,734)	(953)
Payments on capital lease obligations	(17)	(15)	(31)

Net cash provided by financing activities	17,832	30,568	26,119

Cash flows from discontinued operations
Operating cash flows	—	—	(818)
Investing cash flows	—	—	(1,163)

Net cash used in discontinued operations	—	—	(1,981)

Effect of exchange rate on cash and cash equivalents	4	(7)	144

Net increase (decrease) in cash and cash equivalents	(227)	11,602	4,161
Cash and cash equivalents, beginning of year	19,050	7,448	3,287

Cash and cash equivalents, end of year	$18,823	$19,050	$7,448

Supplemental disclosure of cash flow information:
Cash paid for interest	$591	$391	$125

Non-cash investing and financing activities:
Equipment and insurance premiums financed	$253	—	—

Conversion of note payable into Series A convertible preferred stock	—	—	$40

Fair value of warrants issued in connection with debt	—	$1,150	—

The accompanying footnotes are an integral part of these consolidated financial statements.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — The Company
Organization
Oculus Innovative Sciences, Inc. (the “Company”) was incorporated under the laws of the State of California in April 1999 and was reincorporated under the laws of the State of Delaware in December 2006. The Company’s principal office is located in Petaluma, California. The Company develops, manufactures and markets a family of products intended to prevent and treat infections in chronic and acute wounds. The Company’s platform technology, called Microcyn, is a proprietary oxychlorine small molecule formulation that is designed to treat a wide range of organisms that cause disease, or pathogens, including viruses, fungi, spores and antibiotic resistant strains of bacteria. The Company conducts its business worldwide, with significant operating subsidiaries in Europe and Mexico.
Delaware Reincorporation
On December 15, 2006, the Company merged into OIS Reincorporation Sub, Inc., a Delaware corporation (the Delaware Company). Pursuant to the Merger Agreement, an amendment to the certificate of incorporation was filed pursuant to which (i) each four shares of outstanding Company common stock were converted into one share of the Delaware Company’s common stock ($0.0001 par value), (ii) each four shares of the Company’s outstanding Series A convertible preferred stock were converted into one share of the Delaware Company’s Series A convertible preferred stock ($0.0001 par value), (iii) each four shares of the Company’s outstanding Series B convertible preferred stock were converted into one share of the Delaware Company’s Series B convertible preferred stock ($0.0001 par value), and (iv) each four shares of the California Company’s outstanding Series C convertible preferred stock were converted into one share of the Delaware Company’s Series C convertible preferred stock ($0.0001 par value). In addition, all options, warrants or rights to purchase shares of Company common stock or Company convertible preferred stock outstanding immediately prior to the Reincorporation were converted into options, warrants or rights to purchase an equivalent number of shares of the Delaware Company’s common stock or convertible preferred stock, as the case may be, and those securities are continuing to vest upon the same terms and conditions that existed immediately prior to the Reincorporation.
Reverse Stock Split
On December 15, 2006, the Company effected a 1-for-4 reverse split of its common stock and convertible preferred stock. All common and convertible preferred shares and per share amounts have been retroactively restated in the accompanying consolidated financial statements and notes for all periods presented.
NOTE 2 — Liquidity and Financial Condition
The Company incurred net losses of $20,339,000, $19,783,000, and $23,099,000 for the years ended March 31, 2008, 2007 and 2006, respectively. At March 31, 2008, the Company’s accumulated deficit amounted to $90,826,000. The Company had working capital of $13,500,000 as of March 31, 2008.
Through March 31, 2008, the Company raised, net of offering costs, an aggregate of approximately $99,325,000, including $21,737,000 raised during the year ended March 31, 2008, in various equity financing transactions that, together with the proceeds of certain debt financing transactions, enabled it to sustain operations while attempting to execute its business plan. As described in Note 13, on August 13, 2007, the Company closed the private placement of 1,262,500 shares of its common stock at a purchase price of $8.00 per share, and warrants to purchase an aggregate of 416,622 shares of common stock at an exercise price of $9.50 per share for gross proceeds of $10,100,000 and net proceeds of $9,124,000 (after deducting the placement agent’s commission and other offering expenses). The exercise price for the investor warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The investor warrants are now exercisable for an additional 41,977 shares. Pursuant to the terms of a Registration Rights Agreement, dated

August 7, 2007, the shares of common stock issued to the investors in the private placement and the shares of common stock to be issued upon the exercise of the warrants issued in the private placement were registered on a Form S-1 (File No. 333-145810), which was declared effective on September 12, 2007.
Additionally, in connection with the above offering the placement received a placement fee equal to 7%, or $707,000, of the gross proceeds as well as warrants to purchase 88,375 shares of Common Stock at an exercise price of $9.50 per share. These placement agent warrants may be exercised at any time and from time to time on or after February 8, 2008 and through and including February 8, 2013. The exercise price for the warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The placement agent warrants are now exercisable for an additional 8,909 shares.
Additionally, pursuant to Amendment No. 1 to the Burlingame loan agreement (Note 3), subsequent to the close of this private placement on August 13, 2007, the Company was required to promptly repay the $4,000,000 outstanding note balance and interest. The note was originally scheduled to be repaid on November 7, 2007. The note was repaid in full by August 31, 2007.
Additionally, on February 13, 2008, the Company filed a shelf registration statement on Form S-3 (File No. 333-149223), which was declared effective on February 26, 2008. In connection with this S-3, the Company may from time to time, offer and sell preferred stock, either separately or represented by depositary shares, common stock or warrants, either separately or in units, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock. The Company will specify in an accompanying prospectus supplement more specific information about any such offering. The aggregate initial offering price of all securities sold under the shelf registration statement will not exceed $75,000,000. The Company may offer these securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents. The Company will set forth the names of any underwriters, dealers or agents and their compensation in a prospectus or prospectus supplement.
As described in Note 13, on March 31, 2008, the Company closed the registered direct placement of 2,634,578 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 1,317,278 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $13,832,000 and net proceeds of $12,613,000 (after deducting the placement agent’s commission and other offering expenses). On April 1, 2008, the Company conducted a second closing of an additional 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000. Both closings were part of the same offering.
The Company currently intends to use the proceeds of the offerings described above principally to fund clinical trials and related research and its sales and marketing activities. The remaining proceeds are to be used for general corporate purposes, including working capital. The Company has incurred, and anticipates that it will continue to incur, significant costs in connection with Sarbanes-Oxley compliance and other costs associated with reporting as a public entity.
The Company currently anticipates that its cash and cash equivalents, together with revenues it expects to generate and interest it expects to earn on invested funds, will be sufficient to meet its anticipated cash requirements to continue its sales and marketing and some research and development through March 2009. However, in order to fund pivotal clinical trials, execute our product development strategy, and to commercialize Microcyn as a drug product in the United States, we anticipate a need to raise additional funds prior to March 31, 2009, and in periods following, through public or private equity offerings, debt financings, corporate collaborations or other means. The Company also expects to continue incurring losses for the foreseeable future and must raise substantial additional capital during the year ending March 31, 2009 to pursue its product development initiatives, fund clinical trials and penetrate markets for the sale of its products. The Company is currently planning to commence a pivotal trial related to its Microcyn products during fiscal year 2009. Management considers the execution and eventual completion of these trials to be a critical milestone in the development of the business. These clinical trials are likely to be lengthy and expensive and cannot be commenced during the year ending March 31, 2009 unless the Company raises additional capital. These clinical trials must also be completed in order for the Company to commercialize Microcyn as a drug product in the United States.

Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the Company is unable to secure additional capital, it will be required to curtail its research and development initiatives, delay clinical trials and take additional measures to reduce costs in order to conserve its cash. These measures could cause significant delays in the Company’s efforts to commercialize its products in the United States, which is critical to the realization of its business plan and the future operations of the Company.
NOTE 3 — Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Aquamed Technologies, Inc., Oculus Technologies of Mexico S.A. de C.V. (“OTM”), Oculus Innovative Sciences Netherlands, B.V. (“OIS Europe”), and Oculus Innovative Sciences K.K. (“OIS Japan”). All significant intercompany accounts and transactions have been eliminated in consolidation.
The Company, in determining whether it is required to consolidate investee businesses, considers both the voting and variable interest models of consolidation as required under Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R) “Consolidation of Variable Interest Entities,” (“FIN 46(R)”). Accordingly the Company consolidates investee entities when it owns less than 50% of the voting interests but, based on the risks and rewards of its participation has been deemed to be the primary beneficiary of these investee entities. As described in Note 18, the Company’s consolidated financial statements for the year ended March 31, 2006 included the results of a variable interest entity that is being presented as a discontinued operation in accordance with SFAS No. 144 “Accounting for the Impairment and Disposal of Long Lived Assets,” (“SFAS 144”).
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories, the recoverability of long-term assets, deferred taxes and related valuation allowances and valuation of equity instruments.
Revenue Recognition
The Company generates revenue from sales of its products to hospitals, medical centers, doctors, pharmacies, and distributors. The Company sells its products directly to third parties and to distributors through various cancelable distribution agreements. The Company has also entered into agreements to license its technology.
The Company also provides regulatory compliance testing and quality assurance services to medical device and pharmaceutical companies.
The Company applies the revenue recognition principles set forth in Securities and Exchange Commission Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition” with respect to all of its revenue. Accordingly, the Company records revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability of the sale is reasonably assured.
The Company requires all of its product sales to be supported by evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms and payment terms. Evidence of an arrangement generally consists of a contract or purchase order approved by the customer. The Company has ongoing relationships with certain customers from which it customarily accepts orders by telephone in lieu of purchase orders.

The Company recognizes revenue at the time in which it receives a confirmation that the goods were either tendered at their destination when shipped “FOB destination,” or transferred to a shipping agent when shipped “FOB shipping point.” Delivery to the customer is deemed to have occurred when the customer takes title to the product. Generally, title passes to the customer upon shipment, but could occur when the customer receives the product based on the terms of the agreement with the customer.
The selling prices of all goods that the Company sells are fixed, and agreed to with the customer, prior to shipment. Selling prices are generally based on established list prices. The Company does not customarily permit its customers to return any of its products for monetary refunds or credit against completed or future sales. The Company, from time to time, may replace expired goods on a discretionary basis. The Company records these types of adjustments, when made, as a reduction of revenue. Sales adjustments were insignificant during the years ended March 31, 2008, 2007 and 2006.
The Company evaluates the creditworthiness of new customers and monitors the creditworthiness of its existing customers to determine whether events or changes in their financial circumstances would raise doubt as to the collectability of a sale at the time in which a sale is made. Payment terms on sales made in the United States are generally 30 days and internationally, generally range from 30 days to 180 days.
In the event a sale is made to a customer under circumstances in which collectability is not reasonably assured, the Company either requires the customer to remit payment prior to shipment or defers recognition of the revenue until payment is received. The Company maintains a reserve for amounts which may not be collectible due to risk of credit losses.
Additionally, the Company’s treatment for recognizing revenue related to distributors’ that have the inability to provide inventory or product sell-through reports on a timely basis, is to defer and recognize revenue when payment is received. The Company believes the receipt of payment is the best indication of product sell-through.
During the year ended March 31, 2008, approximately $379,000 of sales in Mexico was recognized when cash was collected since collection was not reasonably assured.
The Company has entered into distribution agreements in Europe. Recognition of revenue and related cost of revenue from product sales is deferred until the product is sold from the distributors to their customers.
When the Company receives letters of credit and the terms of the sale provide for no right of return except to replace defective product, revenue is recognized when the letter of credit becomes effective and the product is shipped.
License revenue is generated through agreements with strategic partners for the commercialization of Microcyn products. The terms of the agreements typically include non-refundable upfront fees. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”, the Company analyzes multiple element arrangements to determine whether the elements can be separated. Analysis is performed at the inception of the arrangement and as each product is delivered. If a product or service is not separable, the combined deliverables are accounted for as a single unit of accounting and recognized over the performance obligation period.
Assuming the elements meet the EITF No. 00-21 criteria for separation and the SAB 104 requirements for recognition, the revenue recognition methodology prescribed for each unit of accounting is summarized below:
When appropriate, the Company defers recognition of non-refundable upfront fees. If it has continuing performance obligations then such up-front fees are deferred and recognized over the period of continuing involvement.
The Company recognizes royalty revenues from licensed products upon the sale of the related products.
Revenue from consulting contracts is recognized as services are provided. Revenue from testing contracts is recognized as tests are completed and a final report is sent to the customer.

Sales Tax and Value Added Taxes
In accordance with the guidance of EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (EITF 06-3), the Company accounts for sales taxes and value added taxes imposed on its goods and services on a net basis in the consolidated statement of operations.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents may be invested in money market funds, commercial paper, variable rate demand instruments, and certificates of deposits. Cash equivalents are carried at cost, which approximates fair value.
Restricted Cash
On March 29, 2007, the Company entered into Amendment No. 1 to the Bridge Loan with Mr. Robert Burlingame, one of the Company’s directors. Pursuant to the Amendment, the Company deposited $2,000,000 into a segregated interest-bearing account, which is presented as restricted cash in the current assets section of the accompanying consolidated balance sheet at March 31, 2007 (Note 10).
In connection with certain operating lease agreements (Note 12), the Company is required to maintain cash deposits in a restricted account. Restricted cash held as security under these arrangement amounted to $55,000 and $49,000 at March 31, 2008 and 2007, respectively and is reported in non-current assets in the accompanying consolidated balance sheets as restricted cash.
Concentration of Credit Risk and Major Customers
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable. Cash and cash equivalents are maintained in financial institutions in the United States, Mexico, The Netherlands and Japan. The Company is exposed to credit risk in the event of default by these financial institutions for amounts in excess of the Federal Deposit Insurance Corporation insured limits. Management believes that the financial institutions that hold the Company’s deposits are financially sound and have minimal credit risk. Cash and cash equivalents held in foreign banks are intentionally kept at minimal levels, and therefore have minimal credit risk associated with them.
The Company grants credit to its business customers, which are primarily located in Mexico, Europe and the United States. Collateral is generally not required for trade receivables. The Company maintains allowances for potential credit losses. Two customers represented a total of 28% and one customer represented 12% of the net accounts receivable balance at March 31, 2008 and 2007, respectively. During the years ended March 31, 2008 and March 31, 2007, three customers represented 23% and one customer represented 13% of sales, respectively. During the year ended March 31, 2006, no customer represented 10% of revenue.
Accounts Receivable
Trade accounts receivable are recorded net of allowances for cash discounts for prompt payment, doubtful accounts, and sales returns. Estimates for cash discounts and sales returns are based on analysis of contractual terms and historical trends. With respect to government chargebacks, the Mexican Ministry of Health’s (“MOH”) policy is to levy penalties on its vendors for product received after scheduled delivery times. The Company has not incurred any such chargebacks to date; however, such penalties (if incurred) would be recorded as a reduction of revenue and the related accounts receivable balance.
The Company’s policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Other factors that the Company considers include its existing contractual obligations, historical payment patterns of its customers and individual customer circumstances, an analysis of days sales outstanding by customer and geographic region, and a review of the local economic environment and its potential impact on government funding and reimbursement practices. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts at March 31, 2008 and 2007 represents probable credit losses in the amounts of $31,000 and $207,000, respectively.
Inventories
Inventories are stated at the lower of cost, cost being determined on a standard cost basis (which approximates actual cost on a first-in, first-out basis), or market.
Due to changing market conditions, estimated future requirements, age of the inventories on hand and production of new products, the Company regularly reviews inventory quantities on hand and records a provision to write down excess and obsolete inventory to its estimated net realizable value. The Company recorded reserves to reduce the carrying amounts of inventories to their net realizable value in the amounts of $208,000 and $94,000 for the years ended March 31, 2008 and 2007, respectively.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful life of the improvement or the remaining term of the lease. Estimated useful asset life by classification is as follows:

Years

Office equipment	3
Manufacturing, lab and other equipment	5
Furniture and fixtures	7
Upon retirement or sale, the cost and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.
Impairment of Long-Lived Assets
The Company periodically reviews the carrying values of its long lived assets in accordance with SFAS 144 “Long Lived Assets” when events or changes in circumstances would indicate that it is more likely than not that their carrying values may exceed their realizable values, and records impairment charges when considered necessary. Specific potential indicators of impairment include, but are not necessarily limited to:
•	a significant decrease in the fair value of an asset;

•	a significant change in the extent or manner in which an asset is used or a significant physical change in an asset;

•	a significant adverse change in legal factors or in the business climate that affects the value of an asset;

•	an adverse action or assessment by the U.S. Food and Drug Administration or another regulator;

•	an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an income-producing asset.

When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. In estimating these future cash flows, assets and liabilities are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, will be recognized. The cash flow estimates used in such calculations are based on estimates and assumptions, using all available information that management believes is reasonable.
Research and Development
Research and development expense is charged to operations as incurred and consists primarily of personnel expenses, clinical and regulatory services and supplies. For the years ended March 31, 2008, 2007 and 2006, research and development expense amounted to $9,778,000, $4,508,000 and $2,600,000 respectively.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs amounted to $130,000, $54,000 and $126,000, for the years ended March 31, 2008, 2007 and 2006, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.
Shipping and Handling Costs
The Company applies the guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 00-10 “Accounting for Shipping and Handling Fees and Costs” with respect to its shipping and handling costs. Accordingly, the Company classifies amounts billed to customers related to shipping and handling in sale transactions as revenue. Shipping and handling costs incurred are recorded in cost of product revenues. To date, shipping and handling costs billed to customers have been insignificant.
Foreign Currency Reporting
The consolidated financial statements are presented in United States Dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation” (“SFAS 52”). Accordingly, the Company’s subsidiary OTM uses the local currency (Mexican Pesos) as its functional currency, OIS Europe uses the local currency (Euro) as its functional currency and OIS Japan uses the local currency (Yen) as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and revenue and expense accounts are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to accumulated other comprehensive income (loss). The Company recorded foreign currency translation gains (losses) for the years ended March 31, 2008, 2007 and 2006 of $(2,411,000), $(367,000) and $144,000, respectively.
Foreign currency transaction gains (losses) relate to working capital loans that the Company has made to its foreign subsidiaries. The Company recorded foreign currency transaction gains (losses) for the years ended March 31, 2008, 2007 and 2006 of $2,594,000, $407,000 and $(283,000), respectively. The related gains (losses) were recorded in other income (expense) in the accompanying consolidated statements of operations. Loans made to subsidiaries OTM and OIS Europe will be paid back to the Company in the future when subsidiaries begin to generate cash.
Stock-Based Compensation
Prior to April 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” The Company used the minimum value method to measure the fair value of awards issued prior to April 1, 2006 with respect to its application of the disclosure requirements under SFAS No. 123.

Effective April 1, 2006, the Company adopted SFAS No. 123(R) “Share Based Payment” (“SFAS 123(R)”). This statement is a revision of SFAS No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123(R) addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123(R), SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.
The Company had a choice of two attribution methods for allocating compensation costs under SFAS 123(R): the “straight-line method,” which allocates expense on a straight-line basis over the requisite service period of the last separately vesting portion of an award, or the “graded vesting attribution method,” which allocates expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. The Company chose the former method and amortized the fair value of each option on a straight-line basis over the requisite period of the last separately vesting portion of each award.
Under SFAS 123(R), nonpublic entities, including those that become public entities after June 15, 2005, that used the minimum value method of measuring equity share options and similar instruments for either recognition or pro forma disclosure purposes under SFAS No. 123 are required to apply SFAS 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the date of adoption. In addition, SFAS 123(R), requires such entities to continue accounting for any portion of awards outstanding at the date of initial application using the accounting principles originally applied to those awards. Accordingly, stock-based compensation expense relating to awards granted prior to April 1, 2006 that are expected to vest in periods ending after April 1, 2006 were being recorded in accordance with the provisions of APB 25 and its related interpretive guidance.
The Company has adopted the prospective method with respect to accounting for its transition to SFAS 123(R). Accordingly, the Company recognized in salaries and related expense in the accompanying consolidated statements of operations $148,000, $158,000 and $279,000 of stock-based compensation expense during the years ended March 31, 2008, 2007, and 2006 respectively, which represents the intrinsic value amortization of options granted prior to April 1, 2006 that the Company is continuing to account for using the recognition and measurement principles prescribed under APB 25. The Company also recognized in salaries and related expense in the accompanying consolidated statements of operations $1,006,000 and $815,000 of stock-based compensation expense during the years ended March 31, 2008 and 2007, respectively, which represents the amortization of the fair value of options granted subsequent to adoption of SFAS 123(R). During the year ended March 31, 2007, the Company reclassified certain components of its stockholders’ equity to reflect the elimination of deferred compensation arising from unvested share-based compensation pursuant to the requirements of Staff Accounting Bulletin No. 107, regarding SFAS 123(R). This deferred compensation was previously recorded as an increase to additional paid-in capital with a corresponding reduction to stockholders’ equity for such deferred compensation. This reclassification had no effect on net loss or total stockholders’ equity as previously reported. The Company will record an increase to additional paid-in capital as the share-based payments vest.
Non-Employee Stock-Based Compensation
The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123(R) and EITF Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” (“EITF 96-18”) which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instrument vests. Non-employee stock-based compensation charges are being amortized over the vesting period.
Income Taxes
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.
In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which became effective for the Company beginning April 1, 2007. FIN 48 addresses how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the tax benefit from an uncertain tax position can be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The adoption of FIN 48 had no impact on the Company’s financial condition, results of operations or cash flows.
Comprehensive Loss
Other comprehensive loss includes all changes in stockholders’ equity during a period from non-owner sources and is reported in the consolidated statement of stockholders’ equity. To date, other comprehensive loss consists of changes in accumulated foreign currency translation adjustments during the years. Accumulated other comprehensive (loss) at March 31, 2008 and 2007 was $(2,775,000) and $(364,000), respectively.
Net Loss Per Share
The Company computes net loss per share in accordance with SFAS No. 128 “Earnings Per Share” and has applied the guidance enumerated in Staff Accounting Bulletin No. 98 (“SAB Topic 4D”) with respect to evaluating its issuances of equity securities during all periods presented.
Under SFAS No. 128, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic loss per share for the years ended March 31, 2007, 2006 and 2005, excludes potentially dilutive securities because their inclusion would be anti-dilutive.
In addition to the above, the Securities and Exchange Commission (“SEC”) (under SAB Topic 4D) requires new registrants to retroactively include the dilutive effect of common stock or potential common stock issued for nominal consideration during all periods presented in its computation of basic earnings (loss) per share and diluted earnings (loss) per share as if they were, in substance, recapitalizations. The Company evaluated all of its issuances of equity securities prior to the completion of its IPO on January 30, 2007 (Note 13) and determined that it had no nominal issuances of common stock or common stock equivalents to include in its computation of loss per share for any of the years presented.

	Year Ended March 31,
	2008	2007	2006
	(In thousands)

Anti-dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:
Options to purchase common stock	2,624	2,020	1,969
Restricted stock units	60	—	—
Warrants to purchase common stock	3,327	1,369	858
Convertible preferred stock (if converted method)	—	—	3,984
Warrants to purchase convertible preferred stock (if converted method)	—	—	17

	6,011	3,389	6,828

During the year ended March 31, 2008, the Company sold common stock in connection with a private placement offering, registered direct offering and issued stock in connection with the exercise of stock options and warrants. Additionally, during the year ended March 31, 2007, the Company issued common stock in connection with the conversion of its convertible preferred stock to common stock at the close of its initial public offering, sold common stock in its initial public offering, sold common stock in connection with its underwriter’s partial exercise of their over-allotment option and issued common stock in connection with the exercise of warrants. These transactions resulted in significant additional dilution and are described in more detail in Note 13. On April 1, 2008, the Company issued an additional 9,047 common stock purchase warrants in connection with the second closing of the registered direct offering.
Fair Value of Financial Instruments
The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amounts of the Company’s line of credit obligation and other long term obligations approximate fair value as such instruments feature contractual interest rates that are consistent with current market rates of interest or have effective yields that are consistent with instruments of similar risk, when taken together with equity instruments issued to the holder.
Common Stock Purchase Warrants and Other Derivative Financial Instruments
The Company accounts for the issuance of common stock purchase warrants issued and other free standing derivative financial instruments in accordance with the provisions of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that its freestanding derivatives, which principally consists of warrants to purchase common stock satisfied the criteria for classification as equity instruments at March 31, 2008 and 2007.
Recent Accounting Pronouncements
In February 2007, FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159, which includes an amendment to Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), permits entities the option to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of determining the impact that SFAS 159 will have on its consolidated financial condition, results of operations and cash flows.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 160 on its financial condition and results of operations.

In December 2007, the SEC issued SAB No. 110, Certain Assumptions Used in Valuation Methods — Expected Term (“SAB 110”) According to SAB 110, under certain circumstances the SEC staff will continue to accept beyond December 31, 2007 the use of the simplified method in developing an estimate term of share options that possess certain characteristics in accordance with SFAS 123(R) beyond December 31, 2007. The Company adopted SAB 110 effective January 1, 2008 and continued to use the simplified method in developing the expected term used for its valuation of stock-based compensation.
In February 2008, SFAS 157 was amended by FSP 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements” (“FSP 157-2”). As such, SFAS 157 (as amended) is partially effective for measurements and disclosures of financial assets and liabilities for fiscal years beginning after November 15, 2007 and is fully effective for measurement and disclosure provisions on all applicable assets and liabilities for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact that FSP 157-2 will have on its consolidated financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, will be adopted by the Company beginning in the first quarter of 2009. The Company does not expect there to be any significant impact of adopting SFAS 161 on its financial position, cash flows and results of operations.
Other accounting standards that have been issued or proposed by the FASB, the EITF, the SEC and or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
NOTE 4 — Accounts Receivable
Accounts receivable consists of the following (in thousands):

	March 31,
	2008	2007

Accounts receivable	$801	$1,571
Less: allowance for doubtful accounts	(31)	(207)

	$770	$1,364

Allowance for doubtful accounts activities are as follows (in thousands):

		Additions
	Balance at	Charged to
	Beginning	Operating	Deductions	Balance at
Year Ended March 31,	of Year	Expenses	Write-Offs	End of Year

07	$90	$284	$(167)	$207
08	$207	$57	$(233)	$31

NOTE 5 — Inventories
Inventories consist of the following (in thousands):

	March 31,
	2008	2007

Raw materials	$361	$311
Finished goods	106	65

	467	376
Less: inventory allowances	(208)	(94)

	$259	$282

Reserve for obsolete inventories activities are as follows (in thousands):

		Additions
		Charged to
	Balance at	Cost of
	Beginning	Product	Deductions	Balance at
Year Ended March 31,	of Year	Revenues	Write-Offs	End of Year

07	$996	$102	$(1,004)	$94
08	$94	$230	$(116)	$208
NOTE 6 — Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following (in thousands):

	March 31,
	2008	2007

Prepaid expenses	$691	$976
Value Added Tax receivable	32	125
Other current assets	375	71

	$1,098	$1,172

NOTE 7 — Debt Issuance Costs
Debt issuance costs consists of the following (in thousands):

	March 31,
	2008	2007

Fair value of common stock purchase warrants issued to Western Technologies, Inc. in connection with a Line of Credit (Note 10)	$1,046	$1,046
Fair value of common stock purchase warrants issued to Brookstreet Securities Corporation (“Brookstreet”) in connection with a Bridge Loan repaid on August 31, 2007 (Note 10)	—	104
Cash paid for debt offering expenses (March 31, 2007 includes $50,000 paid in connection with the Bridge Loan repaid on August 31, 2007)	28	78

	1,074	1,228
Less: accumulated amortization	(770)	(402)

	$304	$826

During the years ended March 31, 2008, 2007 and 2006, the Company recorded $522,000, $402,000 and $0 of non-cash interest expense related to the amortization of debt issue costs, respectively. These amounts are included in interest expense in the accompanying consolidated statements of operations. Unamortized debt issuance costs of $28,000 related to the Bridge Loan was expensed at the time the note was repaid on August 31, 2007 (Note 10).
NOTE 8 — Property and Equipment
Property and equipment consists of the following (in thousands):

	March 31,
	2008	2007

Manufacturing, lab, and other equipment	$3,387	$2,738
Office equipment	555	716
Furniture and fixtures	201	219
Leasehold improvements	436	489

	4,579	4,162
Less: accumulated depreciation and amortization	(2,276)	(1,955)

	$2,303	$2,207

     Property and equipment includes $186,000 of equipment purchases that were financed under capital lease obligations as of March 31, 2008 and 2007 (Note 11). The accumulated amortization on these assets amounted to $168,000 and $146,000 as of March 31, 2008 and 2007, respectively.
     Depreciation and amortization expense (including amortization of leased assets) amounted to $740,000, $672,000 and $651,000 for the years ended March 31, 2008, 2007 and 2006, respectively.
NOTE 9 — Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following (in thousands):

	March 31
	2008	2007

Salaries and related costs	$1,339	$525
Professional fees	592	524
Estimated liability for pending litigation (Note 12)	—	21
Deferred revenue	359	55
Other	170	296

	$2,460	$1,421

NOTE 10 — Long-Term Debt
On May 1, 1999, the Company issued a note payable in the amount of $64,000 with interest at 8% per annum and a final payment due on December 31, 2009. The remaining balance on this obligation, which amounts to $23,000 including accrued interest, is included in non-current portion of long-term debt in the accompanying consolidated balance sheet at March 31, 2008.
During March 2004, the Company entered into an equipment financing facility providing it with up to $1,000,000 of available credit to finance equipment purchases through March 31, 2005. During the year ended March 31, 2005, the Company drew an aggregate of $994,000 of advances under this facility, which were payable in 33 monthly installments with interest at the rate of 13.5% per annum and mature at various times through May 1, 2007. The Company made principal payments on these notes which amounted to $19,000 and $332,000, during the years ended March 31, 2008 and 2007 respectively. Interest expense under these obligations amounted to $300, $25,000 and $73,000 for the years ended March 31, 2008, 2007, and 2006, respectively. The remaining principal balance and all outstanding interest was paid in full on May 1, 2007.

From February 2005 to March 2006, the Company issued various notes for aggregate principal amounting to $182,000 with interest rates ranging from 6.25% to 14.44% per annum. The proceeds of these notes were used to purchase automobiles and software. The Company made principal payments on these notes of $36,000 and $33,600, during the years ended March 31, 2008 and 2007, respectively. Aggregate interest expense under these obligations amounted to $8,100, $11,000 and $8,900 for the years ended March 31, 2008, 2007 and 2006, respectively. These notes are payable in aggregate monthly installments of $3,700 including interest through March 14, 2011. The remaining balance of these notes amounted to $87,000 at March 31, 2008, including $39,000 in the current portion of long-term debt in the accompanying consolidated balance sheet.
On June 14, 2006, the Company entered into a credit facility providing it with up to $5,000,000 of available credit. The facility permitted the Company to borrow up to a maximum of $2,750,000 for growth capital, $1,250,000 for working capital based on eligible accounts receivable and $1,000,000 in equipment financing. In June 2006, the Company drew an aggregate of $4,182,000 of borrowings under this facility. These borrowings are payable in 30 to 33 fixed monthly installments with interest at rates ranging from 12.4% to 12.7% per annum, maturing at various times through April 1, 2009. The Company has no unused availability under this credit facility since amounts drawn under the working capital facility were based upon an initial measurement of eligible accounts receivable.
The Company also issued to the lender warrants to purchase up to 71,521 shares of its Series B convertible preferred stock upon originating the loan which automatically converted into warrants to purchase 71,521 shares of the Company’s common stock at the closing of the Company’s initial public offering on January 30, 2007. The aggregate fair value of all warrants issued to the lender under this arrangement amounted to $1,046,000 (Note 13). This amount was recorded as debt issuance costs in the March 31, 2008 consolidated balance sheet and is being amortized as interest expense over the term of the credit facility or 30 to 33 months.
Borrowings under the growth capital line are collateralized by the total assets of the Company. Borrowings under the equipment line are collateralized by the underlying assets funded, and borrowings under the working capital line are collateralized by eligible accounts receivable. On a monthly basis, the Company must maintain a 1:1 ratio of borrowing under the working capital line to eligible accounts receivable. The Company has 30 days from each measurement date to either increase eligible accounts receivable or pay the excess principal in the event that the ratio is less than 1:1 The loan agreement contains various negative and affirmative covenants, including restrictions on paying dividends. The Company is not required to direct customer remittances to a lock box, nor does the credit agreement provide for subjective acceleration of the loans. In connection with these notes, for the years ended March 31, 2008 and 2007, the Company made principal payments of $1,501,000 and $852,000, respectively. Additionally, for the years ended March 31, 2008 and 2007, the Company made interest payments of $331,000 and $333,000, respectively, and recorded $429,000 and $340,000 of non-cash interest expense related to the amortization of debt issue costs, respectively. The aggregate remaining principal balance under this facility amounted to $1,829,000, including $1,786,000 in the current portion of long term debt in the accompanying consolidated balance sheet at March 31, 2008. As of March 31, 2008, the Company no longer had the ability to draw additional funds on the various lines.
On March 29, 2007, the Company entered into Amendment No. 1 to the loan agreement described above. Pursuant to the amendment the lender and the Company agreed that the security interest in the Company’s intellectual property would be removed and the lender’s security interest in the Company’s assets would not include the Company’s intellectual property unless and until the Company’s cash and cash equivalents fall below 600% of the Company’s average monthly expenses less non-cash charges. At March 31, 2008, the Company’s cash and cash equivalents position was in excess of 600% of its average monthly expenses and therefore no lien against its intellectual property was in place.
On May 5, 2006, the Company entered into a note agreement for $69,000 with interest at the rate of 7.94% percent per annum. The proceeds of this note were used to purchase an automobile. This note is payable in monthly installments of $1,200 through May 2012. The Company made principal payments of $9,800 and $7,400 during the year ended March 31, 2008 and 2007, respectively. Additionally, the Company made interest payments of $4,700 and $5,000 during the years ended March 31, 2008 and 2007, respectively. The remaining balance of this note amounted to $51,000 at March 31, 2008, including $10,800 in the current portion of long-term debt in the accompanying consolidated balance sheet.

From July 1, 2006 to March 25, 2007, the Company entered into note agreements for $805,000 with interest rates ranging from 7.0% to 9.7% per annum. The proceeds of these notes were used to finance insurance premiums. The remaining balance of these notes were payable in aggregate monthly installments of $66,000 through November 25, 2007. During the years ended March 31, 2008 and 2007, the Company made principal payments of $480,000 and $325,000, respectively. Additionally, during the years ended March 31, 2008 and 2007, the Company made interest payments of $15,000 and $10,500, respectively. On July 3, 2007, the Company paid all outstanding principal and interest under these financings.
On November 7, 2006, the Company signed a loan agreement with Robert Burlingame, one of the Company’s directors, in the amount of $4,000,000, which was funded on November 10, 2006 and accrued interest at an annual rate of 7%. Concurrently, Mr. Burlingame became a consultant to the Company under a two-year consulting agreement, and was appointed to fill a vacancy on the Company’s board of directors. The principal and all accrued interest under the loan agreement was originally due and payable in full with interest on November 10, 2007. The loan was secured by all assets of the Company, other than intellectual property, and was subordinate to the security interest held by the Company’s secured lender. At the time the principal was advanced to the Company, Brookstreet, who acted as the agent in this transaction, was paid a fee of $50,000 and was granted a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $18.00 per share. The aggregate fair value of all warrants issued to the agent under this arrangement amounted to $104,000 (Note 13). This amount in addition to the $50,000 cash payment was recorded as debt issuance costs in the March 31, 2007 consolidated balance sheet and was being amortized as interest expense over the term of the credit facility. During the year ended March 31, 2008 and 2007, the Company recorded $93,000 and $62,000, respectively, of non-cash interest expense related to the amortization of the debt issuance costs.
On March 29, 2007, the Company entered into Amendment No. 1 to the loan agreement described above. Pursuant to the Amendment, the Company agreed to make monthly interest payments on the $4,000,000 principal of the original promissory note and on May 10, 2007 deposited $2,000,000 into a segregated interest-bearing restricted cash account that was used to repay the note as described below.
On August 13, 2007, after the closure of the $10,100,000 million private placement of the Company’s common stock described in Note 13, the Company became obligated to repay outstanding amounts under the terms of the Amendment No. 1 to the Burlingame loan agreement. The Company paid $2,000,000 under the loan agreement on August 15, 2007, and the remaining $2,000,000 and accrued interest from the restricted cash account on August 31, 2007. During the year ended March 31, 2008, the Company paid $222,000 of interest expense related to this note of which $109,000 was accrued at March 31, 2007.
On April 12, 2007, the Company entered into a note agreement to purchase an automobile for $75,800 with interest at the rate of 7.75% percent per annum. This note is payable in monthly installments of $1,500 through April 2012. During the year ended March 31, 2008, the Company made principal payments of $11,600. Additionally, during the year ended March 31, 2008, the Company made interest payments of $5,300. The remaining balance of this note amounted to $64,000 at March 31, 2008, including $14,000 in the current portion of long-term debt in the accompanying condensed consolidated balance sheet.
On March 1, 2008, the Company entered into a note agreement for $176,000 with an interest rate of 5.6% per annum. The note was used to finance insurance premiums. The note is payable in monthly installments of $14,800 through January 1, 2009. The remaining balance of this note at March 31, 2008 amounted to $144,000 and is included in the current portion of long-term debt in the accompanying consolidated balance sheet.

A summary of principal payments due in years subsequent to March 31, 2008 is as follows (in thousands):

For Years Ending March 31,

2009	$1,994
2010	131
2011	39
2012	31
2013	4

Total principal payments	2,199
Less: current portion	(1,994)

Long-term portion	$205

NOTE 11 — Capital Lease Obligations
During the period from September 1, 2003 through October 1, 2003, the Company entered into various capital leases under which the aggregate present value of the minimum lease payments amounted to $40,000. The present value of the minimum lease payments was calculated using discount rates ranging from 13% to 18%. Lease payments, including amounts representing interest, amounted to $12,000, $12,000 and $11,000 for the years ended March 31, 2008, 2007 and 2006, respectively. The remaining principal balance on these obligations amounted to $11,000 at March 31, 2008 which is included in the current portion of capital lease obligations in the accompanying consolidated balance sheet.
On November 10, 2004, the Company entered into a capital lease under which the present value of the minimum lease payments amounted to $37,000. The present value of the minimum lease payments was calculated using a discount rate of 10%. Lease payments, including amounts representing interest, amounted to $9,000, $9,300 and $8,500 for the years ended March 31, 2008, 2007 and 2006, respectively. The remaining principal balance on this obligation amounted to $14,000 at March 31, 2008, including $8,000 included in the current portion of capital lease obligations in the accompanying consolidated balance sheet.
The Company recorded interest expense in connection with these lease agreements in the amounts of $4,500, $6,700 and $8,900 for the years ended March 31, 2008, 2007 and 2006, respectively.
Minimum lease payments due in years subsequent to March 31, 2008 are as follows (in thousands):

For Years Ending March 31,

2009	$21
2010	6

Total minimum lease payments	27
Less: amounts representing interest	(2)

Present value of minimum lease payments	25
Less: current portion	(19)

Long-term portion	$6

NOTE 12 — Commitments and Contingencies
Lease Commitments
The Company has entered into various non-cancelable operating leases, primarily for office facility space, that expire at various times through April 2011.
On September 13, 2007, the Company entered into Amendment No. 4 to the property lease agreement for its facility in Petaluma, California. The amendment extends the lease expiration date to September 30, 2010. Lease payments pursuant to the amendment amounts to $902,000, with $123,000 paid in the fiscal year ended March 31, 2008, $302,000 to be paid in the fiscal year ending March 31, 2009, $315,000 to be paid in the fiscal year ending March 31, 2010 and $161,000 to be paid thereafter.
Minimum lease payments for non-cancelable operating leases, including the effects of the lease extension described above, are as follows (in thousands):

For Years Ending March 31,

2009	$520
2010	491
2011	328
2012	8

Total minimum lease payments	$1,347

Rent expense amounted to $676,000, $590,000 and $535,000 for the years ended March 31, 2008, 2007, and 2006, respectively.
Legal Matters
In November 2005, the Company identified a possible criminal misappropriation of its technology in Mexico, and notified the Mexican Attorney General’s office of the matter. The Company believes the Mexican Attorney General is currently conducting an investigation.
In March 2006, the Company filed suit in the U.S. District Court for the Northern District of California against Nofil Corporation and Naoshi Kono, Chief Executive Officer of Nofil, alleging that defendants had wrongfully infringed the Company’s intellectual property rights in its Microcyn technology. Defendants later asserted counter-claims against the Company. On November 15, 2007 the Court granted the Company’s Motion to Dismiss the claims against the Company. Additionally, the Court issued an Order finding that defendants had violated key terms of both an Exclusive Purchase Agreement and a Non-Disclosure Agreement by contacting and working with a competitor in Mexico. The Court also permanently enjoined defendants from any further misuse of the Company’s Microcyn technology. On January 23, 2008, after an evidentiary hearing, the Court ordered the defendants to pay the Company $6,644,000 in damages for lost profits as a result of defendants’ breach of the Exclusive Purchase Agreement and the Non -Disclosure Agreement. The Company does not expect an appeal and will seek to collect on this judgment from defendants. The Company notes that collection may be impeded or delayed by the fact that defendants are a non-U.S. corporation and citizen, respectively, with unknown assets.
The Company settled a trademark matter asserting confusion in trademarks with respect to the Company’s use of the name Microcyn60 in Mexico. Although the Company believes that the nature and intended use of its products are different from those of the company alleging confusion, the Company has agreed with the party to market its product in Mexico under a different name. The Company settled this matter with the party and believes that the name change will satisfy an assertion of confusion and during the year ended March 31, 2008, the Company paid $70,000 related to this settlement.
In June 2006, the Company received a written communication from the grantor of a license to an earlier version of its technology indicating that such license was terminated due to an alleged breach of the license agreement by the Company. The license agreement extends to the Company’s use of the technology in Japan only. While the Company does not believe that the grantor’s revocation is valid under the terms of the license agreement and no legal claim has been threatened to date, the Company cannot provide any assurance that the grantor will not take legal action to restrict the Company’s use of the technology in the licensed territory. While the Company’s management does not anticipate that the outcome of this matter is likely to result in a material loss, there can be no assurance that if the grantor pursues legal action, such legal action would not have a material adverse effect on our financial position or results of operations.

In February 2007, the Company’s Mexico subsidiary served Quimica Pasteur (“QP”), a former distributor of the Company’s products in Mexico, with a claim alleging breach of contract under a note made by QP. A trial date has not yet been set.
The Company, from time to time, is involved in legal matters arising in the ordinary course of its business including matters involving proprietary technology. While management believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is or could become involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.
Other Matters
On September 16, 2005, the Company entered into a series of agreements with QP, a Mexico-based company engaged in the business of distributing pharmaceutical products to hospitals and health care entities owned or operated by the Mexican Ministry of Health. These agreements provided, among other things, for QP to act as the Company’s exclusive distributor of Microcyn to the Mexican Ministry of Health for a period of three years. In connection with these agreements, the Company was concurrently granted an option to acquire all except a minority share of the equity of QP directly from its principals in exchange for 150,000 shares of common stock, contingent upon QP’s attainment of certain financial milestones. The Company’s distribution and related agreements were cancelable by the Company on thirty days’ notice without cause and included certain provisions to hold the Company harmless from debts incurred by QP outside the scope of the distribution and related agreements. The Company terminated these agreements on March 26, 2006 without having exercised the option.
Due to its liquidity circumstances, QP was unable to sustain operations without the Company’s subordinated financial and management support. Accordingly, QP was deemed to be a variable interest entity in accordance with FIN 46(R) and its results were consolidated with the Company’s consolidated financial statements for the period of September 16, 2005 through March 26, 2006, the effective termination date of the distribution and related agreement, without such option having been exercised.
Subsequent to having entered into the agreements with QP, the Company became aware of an alleged tax avoidance scheme involving the principals of QP. The audit committee of the Company’s Board of Directors engaged an independent counsel, as well as tax counsel in Mexico to investigate this matter. The audit committee of the Board of Directors was advised that QP’s principals could be liable for up to $7,000,000 of unpaid taxes; however, the Company is unlikely to have any loss exposure with respect to this matter because the alleged tax omission occurred prior to the Company’s involvement with QP. The Company has not received any communications to date from Mexican tax authorities with respect to this matter.
Based on an opinion of Mexico counsel, the Company’s management and the audit committee of the Board of Directors do not believe that the Company is likely to experience any loss with respect to this matter. However, there can be no assurance that the Mexican tax authorities will not pursue this matter and, if pursued, that it would not result in a material loss to the Company.
Employment Agreements
The Company has entered into employment agreements with five of its key executives. The agreements provide, among other things, for the payment of twelve to twenty-four months of severance compensation for terminations under certain circumstances. Aggregate potential severance compensation amounted to $1,545,000 at March 31, 2008.
At March 31, 2008, aggregate salaries related to these agreements amounted to $1,065,000. Effective April 1, 2008, these salaries were adjusted as described in Note 20. Additionally, described in Note 20, on April 1, 2008, the Company entered into an employment agreement with one of its key employees.

Board Compensation
On April 26, 2007, the board of directors of the Company adopted a Board Compensation Package (the “Compensation Package”) to provide members of the Board and its committees with regular compensation. The Compensation Package provides for cash payments of $25,000 in two equal installments to each of the non-employee members of the board of directors. Directors who are members (but not the chairman) of the audit committee receives an additional $5,000 per year. Directors who are members (but not the chairman) of the compensation committee receive an additional $2,000 per year. The chair person of the board of directors receives $15,000 annually, the Lead Director (if different from the chair person) receives $10,000 annually, the chairperson of the Audit Committee receives $10,000 annually, and the chair person of each other committee receives $5,000 annually. During the year ended March 31, 2008, the Company made payments to its non-employee directors amounting to $181,000 which is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.
The compensation committee also recommended to the Board the amendment and restatement of the Company’s 2006 Stock Incentive Plan to include provisions concerning automatic grants to non-employee directors; the Board adopted such changes and the changes were approved by the stockholders. The Compensation Package provides for the grant of options to each non-employee director under the restated Stock Incentive Plan. Each new director will receive an initial option grant to purchase 50,000 shares of the Company’s common stock, which will vest over three years, and each non-employee director will receive an annual grant of an option to purchase 15,000 shares of the Company’s common stock, which will vest monthly over a period of one year. During the year ended March 31, 2008 the Company granted 175,000 options in connection with the compensation package see Note 14 for weighted average fair value assumptions used in the calculation of fair values during the year ended March 31, 2008.
Consulting Agreements
On October 1, 2005, the Company entered into a consulting agreement with White Moon Medical. Akihisa Akao, a member of the board of directors, is the sole stockholder of White Moon Medical. Under the terms of the agreement, the individual will be compensated for services provided outside his normal Board duties. The Company paid and recorded expense related to this agreement in the amount of $146,000, $146,000 and $73,000 which is included in selling, general and administrative expense in the consolidated statements of operations for the years ended March 31, 2008, 2007 and 2006, respectively. During the year ended March 31, 2008, the Company extended the agreement for an additional one-year term and continued to make the monthly payments.
On November 7, 2006, the Company entered into a two year consulting agreement with Mr. Robert Burlingame, one of the Company’s directors who also provided the Company with a $4,000,000 Bridge Loan (Note 10). In connection with this agreement, the director received 75,000 common stock purchase warrants at an exercise price of $8.00 per share. During the years ended March 31, 2008 and 2007, the amortized fair value of the warrants amounted to $175,000 and $70,000 and was recorded as selling, general and administrative expense in the accompanying consolidated statements of operations (Note 13). The unamortized fair value at March 31, 2008 related to this warrant was $106,000 and will be amortized over the remaining term of the agreement which expires on November 7, 2008.
Commercial Agreements
On May 8, 2007, and June 11, 2007, the Company entered into separate commercial agreements with two unrelated customers granting such customers the exclusive rights to sell the Company’s products in specified territories or for specific uses. Both customers are required to maintain certain minimum levels of purchases of the Company’s products in order to maintain exclusivity. Up-front payments amounting to $625,000 paid under these agreements have been recorded as deferred revenue of which $523,000 is classified as long-term deferred revenue in the accompanying consolidated balance sheet at March 31, 2008. The up-front fees will be amortized on a straight-line basis over the terms of the underlying agreements. The Company met certain milestones related to these agreements and amortized approximately $5,000 of deferred revenue which is included in product revenue in the accompanying consolidated statement of operations for the year ended March 31, 2008.

NOTE 13 — Stockholders’ Equity
Authorized Capital
The Company is authorized to issue up to 100,000,000 shares of common stock with a par value of $0.0001 per share and 5,000,000 shares of convertible preferred stock with a par value of $0.0001 per share.
Description of Common Stock
Each share of common stock has the right to one vote. The holders of common stock are entitled to dividends when funds are legally available and when declared by the board of directors.
Convertible Preferred Stock
On February 26, 2003, the Company issued a $40,000 convertible note to a director of the Company bearing interest at the rate of 10% per annum with a maturity date of August 26, 2004. The note was convertible, at the option of the holder, into such number shares of the Company’s common stock or Series A preferred stock determined by dividing the amount to be converted by the conversion price of $4.00 per share. The principal balance of the note was converted into 10,000 shares of convertible series A preferred stock in June 2005.
The Company issued in a private placement transaction an aggregate of 1,621,651 shares of its Series B convertible preferred stock for net proceeds of $27,026,000 during the year ended March 31, 2006.
Additionally, the Company issued in a private placement transaction an aggregate of 193,045 shares of its Series C convertible preferred stock for net proceeds of $2,903,000 (gross proceeds of $3,474,000 less offering costs of $571,000) during the year ended March 31, 2007.
Pursuant to the Company’s Amended and Restated Articles of Incorporation, the Series A, Series B and Series C convertible preferred shares were automatically convertible into shares of the Company’s common stock, at the then applicable conversion price, upon the closing of the firm commitment underwritten public offering of shares of common stock of the Company which yielded aggregate proceeds in excess of $20 million (before deduction of underwriters commissions and expenses). At the close of the Company’s initial public offering on January 30, 2007, all 4,176,498 outstanding shares of Series A, Series B, and Series C convertible preferred stock automatically converted into an equal number of shares of common stock.
Initial Public Offering
The Company’s Registration Statement on Form S-1, Amendment No. 7, (File No. 333-135584) related to its IPO was declared effective by the SEC on January 24, 2007. A total of 3,025,000 shares of the Company’s common stock were registered with the SEC. All of these shares were registered on the Company’s behalf. The offering commenced on January 25, 2007 and 3,025,000 shares of common stock offered were sold on January 30, 2007 for an aggregate offering price of $24,200,000 through the managing underwriters: Roth Capital Partners, Maxim LLC and Brookstreet Securities Corporation.
On February 16, 2007 the underwriters of the Company’s initial public offering exercised a portion of their over-allotment option and purchased 328,550 shares of the Company’s common stock in accordance with the terms of the underwriting agreement for an aggregate offering price of $2,628,000 through the managing underwriters: Roth Capital Partners, Maxim LLC and Brookstreet Securities Corporation.
The Company paid to the underwriters underwriting discounts, commissions and non-accountable expenses totaling $2,146,000 in connection with the initial public offering and the underwriters’ exercise of the over-allotment shares. In addition, the Company incurred additional expenses of approximately $2,746,000 in connection with the initial public offering, which when added to the underwriting discounts, commissions and non-accountable expenses paid by the Company amounts to total expenses of $4,892,000. Thus the net offering proceeds to the Company (after deducting underwriting discounts and commissions and offering expenses) were approximately $21,936,000.

Dividend Payment in Common Stock
On February 15, 2007 the board of directors authorized payment of dividends to the persons who were holders of the Series A convertible preferred stock immediately prior to the close of the IPO. The Company issued 87,494 shares of common stock in payment of the dividend on March 21, 2007. In connection with the accrued dividend, the Company’s net loss available to common stockholders increased by $404,000 and $121,000 for the years ended March 31, 2007, and 2006, respectively.
Common Stock Issued in Private Placement
On August 13, 2007, the Company completed a private placement of 1,262,500 shares of common stock to certain accredited investors at a price of $8.00 per share pursuant to the terms of a Securities Purchase Agreement, dated August 7, 2007. In addition, the investors received warrants to purchase an aggregate of 416,622 additional shares of common stock at an exercise price of $9.50 per share (described below). The exercise price for the investor warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The investor warrants are now exercisable for an additional 41,977 shares. Gross proceeds from the private placement were $10,100,000 and net proceeds of $9,124,000 (after the placement agent’s commission and other offering expenses). Pursuant to the terms of a Registration Rights Agreement, dated August 7, 2007, the shares of common stock issued to the investors in the private placement and the shares of common stock to be issued upon the exercise of the warrants issued in the private placement were registered on a Form S-1 (File No. 333-145810), which was declared effective on September 12, 2007. If the Registration Statement ceases to remain continuously effective, or the Holders of the Registrable Securities are not permitted to utilize the related Prospectus to resell the securities registered under the Registration Statement for more than ten consecutive calendar days, or more than a total of fifteen calendar days in any twelve month period, the Company will be required to pay the security holders, until cured, partial liquidated damages in cash equal to 1% monthly, up to a maximum of 15%, of the aggregate purchase price paid pursuant to the terms of the Securities Purchase Agreement. If the Company is required to pay liquidated damages and payments are not made seven days from the due date, the holders will become entitled to interest payments of 18% per annum on the amount due. The Company, after having evaluated the registration payment arrangement, has determined that it is unlikely to incur any mandatory liability based on its past experience in filing registration statements. Accordingly, the Company does not believe it is necessary to record any reserves for contingent transfer of consideration in accordance with EITF FSP 00-19-2, “Accounting for Registration Payment Arrangements”.
The securities issued in the private placement were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The securities offered were not registered under the Securities Act of 1933 or any state securities laws at the time of issuance and unless sold pursuant to the registration statement referenced above, the securities may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. The Company also issued a warrant to purchase 88,375 shares of common stock to a placement agent in connection with the private placement (described below). The warrant has the same terms, including exercise price and registration rights, as the warrants issued in the private placement. The exercise price for the warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The placement agent warrants are now exercisable for an additional 8,909 shares.
Registered Direct Offering
On February 13, 2008, the Company filed a shelf registration statement on Form S-3 (File No. 333-149223), which was declared effective on February 26, 2008. In connection with this S-3, the Company may from time to time, offer and sell preferred stock, either separately or represented by depositary shares, common stock or warrants, either separately or in units, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock. The aggregate initial offering price of all securities sold under the shelf registration statement will not exceed $75,000,000. The Company may offer these securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents. The Company will set forth the names of any underwriters, dealers or agents and their compensation in a prospectus or prospectus supplement.

On March 31, 2008, the Company closed the registered direct placement of 2,634,578 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 1,317,278 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $13,297,000 and net proceeds of $12,613,000 (after deducting the placement agent’s commission and other offering expenses). On April 1, 2008, the Company had a second closing of an additional 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000. Both closings were part of the same offering. Additionally, the Company issued a warrant to purchase 130,000 shares of common stock at an exercise price of $6.30 per share to the placement agent related to this offering.
Stock Purchase Warrants Issued in Financing Transactions
On October 27, 2005, the Company issued a warrant to purchase 329,483 shares of common stock at an exercise price of $18.00 per share to the placement agent that managed the Series B stock offering. The warrants were fully exercisable at the date of issuance with no future performance obligations by the placement agent and expire the second year following an IPO by the Company.
On June 14, 2006, the Company issued warrants to purchase 71,521 shares of Series B convertible preferred stock at an exercise price of $18.00 per share in connection with a financing facility described in Note 10. These warrants were automatically converted to warrants to purchase 71,521 shares of common stock at the closing of the Company’s IPO on January 30, 2007. The warrants were valued using the Black-Scholes pricing model. Assumptions used were as follows: Fair value of the underlying stock $18.00; risk-free interest rate 5.15% percent; contractual life of 10 years; dividend yield of 0%; and volatility of 70%. The fair value of the warrants, which amounted to $1,046,000, was recorded as deferred debt issuance costs and is being amortized as interest expense over the term of the credit facility. Amortization of these costs amounted to $332,000 and is included as a component of interest expense in the accompanying consolidated statement of operations for the year ended March 31, 2007.
On September 20, 2006 and October 14, 2006, the Company issued a warrant to purchase 10,567 and 13,560 shares of common stock, respectively, at an exercise price of $18.00 per share to the placement agent of the Series C stock offering. Additionally, on September 20, 2006 and October 14, 2006 the Company issued five year warrants to purchase 16,907 and 21,696 shares of common stock, respectively, at an exercise price of $18.00 per share to investors in conjunction with the purchase of Series C stock units. The warrants require settlement in shares of the Company’s common stock. The warrants were fully exercisable at the date of issuance with no future performance obligations by the placement agent and expire five years from the date of issuance. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
On November 10, 2006, Brookstreet Securities Corporation was granted a warrant to purchase 25,000 shares of the Company’s common stock at an exercise price of $18.00 per share in connection with a finder’s fee for the Robert Burlingame Bridge Loan, which funded on November 10, 2006 (Note 10). The warrants were valued using the Black-Scholes pricing model using the following assumptions: Fair value of the underlying stock $18.00; risk-free interest rate 4.70% percent; contractual life of 5 years; dividend yield of 0%; and volatility of 70%. The fair value of the warrants, which amounted to $104,000 was recorded as debt issue costs in the accompanying consolidated balance sheet as of March 31, 2007. The Company amortized $62,000 and $42,000 of interest expense related to the warrants during the year ended March 31, 2008 and 2007, respectively. Unamortized debt issue costs of $19,000 related to the warrants was expensed at the time the note was repaid on August 31, 2007.
On January 30, 2007, under the terms of the Underwriting Agreement and in connection with the closing of the Company’s IPO, the Company issued to the underwriter’s warrants to purchase an aggregate of 211,750 shares of common stock at an exercise price of $13.20. On February 16, 2007, under the terms of the Underwriting Agreement and in connection with the closing of the partial exercise of the underwriters’ over-allotment option, the Company issued to the underwriters warrants to purchase an aggregate of 22,998 shares of the common stock of the Company at an exercise price of $13.20. The warrants were fully exercisable at the date of issuance with no future performance obligations by the underwriters and expire on January 29, 2012 and February 15, 2012, respectively.

On August 13, 2007 the Company issued warrants to purchase 416,622 shares of common stock at an exercise price of $9.50 per share to investors in conjunction with the private placement of common stock described above. The Warrants became exercisable on February 8, 2008, and have a term of five years. The exercise price for the investor warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The investor warrants are now exercisable for an additional 41,997 shares. The warrants are subject to adjustment in certain circumstances and require settlement in shares of the Company’s common stock. The Company accounted for the issuance of the common stock purchase warrants in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity. The securities that are issuable upon exercise of the warrants issued in the private placement were registered on a Form S-1 (File No. 333-145810), which was declared effective on September 12, 2007.
On August 20, 2007, the Company issued a warrant to purchase 88,375 shares of common stock at an exercise price of $9.50 per share to the placement agent for the private placement described above. The warrants became exercisable on February 8, 2008, and have a term of five years. The exercise price for the warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The placement agent warrants are now exercisable for an additional 8,909 shares. The warrant has the same terms as the warrants issued in the private placement and was accounted for in accordance with the provisions of EITF 00-19. The securities underlying the warrant were registered on the same registration statement.
On March 31, 2008, the Company issued warrants to purchase 1,317,278 shares of common stock at an exercise price of $6.85 per share to investors in conjunction with the registered direct placement of common stock described above. The Warrants become exercisable on September 28, 2008, and have a term of five years. The warrants are subject to adjustment in certain circumstances and require settlement in shares of the Company’s common stock. The Company accounted for the issuance of the common stock purchase warrants in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
On March 31, 2008, the Company issued a warrant to purchase 130,000 shares of common stock at an exercise price of $6.30 per share to the placement agent for the private placement described above. The warrant has the same terms as the warrants issued to investors in the registered direct placement described above and were accounted for in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classified the warrants as equity.
Anti-dilution adjustment
Pursuant to the anti-dilution provisions contained in the private placement investor and placement agent warrant agreements, following the close of the registered direct offering on March 31, 2008, the Company adjusted the conversion price of the private placement warrants. As a result, the exercise price for the warrants was adjusted from $9.50 to $8.63. The adjustment to the exercise price results in the outstanding warrants held by the PIPE investors being exercisable for an additional 41,977 shares of common stock, and the outstanding warrant held by the PIPE placement agent being exercisable for an additional 8,909 shares of common stock.
Common Stock and Common Stock Purchase Warrants Issued to Non-Employees For Services
During the year ended March 31, 2006, the Company issued 12,500 shares of common stock to a consultant in exchange for services provided. The stock was valued at $10.16 per share on the date the shares were issued. The shares were fully earned when issued with no future performance obligation by the consultant. The aggregate fair value of the shares amounted to $127,000 and was recorded as a selling, general and administrative expense in the accompanying statement of operations for the year ended March 31, 2006.
At various dates during the year ended March 31, 2006, the Company issued warrants to purchase 73,843 shares of common stock to various consultants at an exercise price of $18.00 per share. Fair value of the underlying stock at the date of grant was $10.16 per share. The warrants become exercisable at various dates through November 11, 2009 and expire at various dates through August 31, 2015. The fair value of the warrants amounted to $119,000 and $153,000 and was recorded as a selling, general and administrative expense in the accompanying consolidated statements of operations for the years ended March 31, 2007 and 2006, respectively.

On June 1, 2006, the Company issued 3,750 shares of common stock to a consultant in exchange for services provided. The fair value of the underlying stock was valued at $11.28 per share. The shares were fully vested and were non-forfeitable when issued with no future performance obligation by the consultant. The aggregate fair value of the shares, which amounted to $43,000, was recorded as a selling, general and administrative expense in the accompanying consolidated statement of operations for the year March 31, 2007.
On November 10, 2006, the Company entered into a 2 year consulting agreement with its new director, Robert Burlingame. Under the terms of the agreement, the Company issued to the director a warrant to purchase 75,000 shares of its common stock, exercisable at a price equal to the Company’s common stock in its initial public offering in consideration of corporate advisory services. The warrants were fully exercisable and non-forfeitable at their date of issuance. The warrants were valued using the Black-Scholes option pricing model. Assumptions used were as follows: Fair value of the underlying stock of $9.00, risk-free interest rate of 4.70%; contractual life of 5 years; dividend yield of 0%; and volatility of 70%. The adjusted fair value of the warrant amounted to $350,000. Following the guidance enumerated in Issue 2 of EITF 96-18, the Company is amortizing the fair value of the warrants over the two year term of the consulting agreement which is consistent with its treatment of similar cash transactions. During the years ended March 31, 2008 and 2007, the amortized fair value of the warrants amounted to $175,000 and $71,000 and was recorded as selling, general and administrative expense in the accompanying consolidated statements of operations (Note 13). The unamortized fair value at March 31, 2008 related to this warrant was $105,000 which will be amortized over the remaining term of the agreement which expires on November 7, 2008.
On December 22, 2006, the Company issued a warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $3.00 per share in connection with a settlement agreement with a former director and chief operating officer. The warrants were fully exercisable and non-forfeitable at date of issuance. The warrants were valued using the Black-Scholes option pricing model. Assumptions used were as follows: Fair value of the underlying stock $9.00; risk-free interest rate 4.70%; contractual life of 5 years; dividend yield of 0%; and volatility of 70%. The fair value of the warrants amounted to $365,000 and was recorded as selling, general and administrative expense in the accompanying consolidated statement of operations for the year ended March 31, 2007.
The Company accounted for its issuance of stock-based compensation to non-employees for services using the measurement date guidelines enumerated in SFAS 123(R) and EITF 96-18. Accordingly, the value of any awards that were fully exercisable and non forfeitable at their date of issuance were measured based on the fair value of the equity instruments at the date of issuance. The non-vested portion of awards that are subject to the future performance of the counterparty are adjusted at each reporting date to their fair values based upon the then current market value of the Company’s stock and other assumptions that management believes are reasonable.
In April 2007, the Company terminated certain advisory consulting contracts and made all unvested warrants issued to the consultants available for immediate exercise. In addition, the Company extended the exercise period through April 13, 2009. The Company recorded a $2,000 charge related to the modification.
The warrants were adjusted to fair value at each reporting date using the following weighted average assumptions:

	Year Ended March 31,
	2008	2007

Estimated life	2.66 years	5.33 years
Risk-free interest rate	4.03%	4.71%
Dividend yield	0.00%	0.00%
Volatility	70%	70%
Valuation of Common Stock
In June 2006 and July 2005, the Company undertook two separate valuation studies to determine the fair value of its common stock. The fair value of the Company’s common stock, based on the June 2006 and July 2005 valuation studies, was determined to be $11.28 and $10.16 per share, respectively. The fair value of the Company’s common stock underlying substantially all common equity transactions completed during the year ended March 31, 2007 was based on the these valuation studies. The results of these studies were adjusted to the date of grant based on an analysis performed by management. The results were assessed for reasonableness by comparing such amounts to concurrent sales of other equity instruments issued to unrelated parties for cash and intervening events reflected in the price of the Company’s stock. The Company also considered (as appropriate) the estimated mid-point of its then proposed IPO price range, which was determined in November 2006 to be $13.00 per share (subsequently reduced in January 2007 to mid-point of $9.00 per share) and a negotiated exercise price of $18.00 per share for warrants issued to the placement agent for the Series C convertible preferred stock offering.
NOTE 14 — Stock-Based Compensation
Reverse Stock Split
On December 15, 2006, the Company effected an equity restructuring through a 1-for-4 reverse stock split of its common stock. The Company split adjusted both the exercise price and number of shares underlying its outstanding employee stock options in accordance with stock plan equity restructuring provisions, which include adjustments for stock splits, contained in the Company’s stock option plans. The Company applied the guidance specified in paragraph 54 and the related implementation guidance included in Appendix A of SFAS 123(R) to evaluate whether the equity restructuring and modification of awards resulted in an increase in the fair value of such awards and whether additional compensation cost should be recognized. In accordance with SFAS 123(R) awards that are modified in equity restructurings pursuant to existing anti-dilution provisions generally do not result in the recognition of additional compensation cost. The Company evaluated the effect of the reverse-split on the fair value of existing stock options before and after the equity restructuring in accordance with the equity restructuring guidelines. As a result, the Company determined that it is not required to record additional stock-based compensation cost.
1999, 2000, 2003 and 2004 Stock Option Plans
The 1999, 2000, 2003 and 2004 Stock Option Plans became effective May 1999, June 2000, July 2003 and July 2004, respectively. The Plans provide for grants of both incentive stock options (ISO’s) and non-qualified stock options (NSO’s) to employees, consultants and directors.
In accordance with the Plans, stated exercise price may not be less than 100% and 85% of the estimated fair market value of the Company’s common stock on the date of grant for ISO’s and NSO’s, respectively, as determined by the board of directors at the date of grant. With respect to any 10% shareholder, the exercise price of an ISO or NSO was not to exceed 110% of the estimated fair market value per share on the date of grant.
Options issued under the Plans generally have a ten-year term and generally became exercisable over a five-year period.
As of June 29, 2006, the compensation committee of the Company’s board of directors resolved that it would not approve any further grants under its 1999, 2000, and 2003 Plans.
In connection with the reincorporation in Delaware, no future options will be granted under the 2004 Plan.
As of March 31, 2008, there were 313,250, 39,500, 166,452 and 880,562 options outstanding in the 1999, 2000, 2003, and 2004 Stock Option Plans.
Additionally, as of March 31, 2008 there are 300,000 options outstanding that were granted outside of the stock option plans.

2006 Stock Plan
On November 7, 2006, the Board authorized and reserved 1,250,000 shares for issuance of options that may be granted under the Company’s 2006 Stock Incentive Plan (“the 2006 Plan”), which was previously adopted by the board of directors in August 2006. On December 14, 2006 the stockholders approved the Company’s 2006 Plan which became effective at the close of the Company’s initial public offering. The Plan was amended by resolution of the Board on April 26, 2007, and the amendments were subsequently approved by the stockholders.
The 2006 Plan provides for the granting of incentive stock options to employees and the granting of nonstatutory stock options to employees, non-employee directors, advisors, and consultants. The 2006 Plan also provides for grants of restricted stock, stock appreciation rights and stock unit awards to employees, non-employee directors, advisors and consultants.
In accordance with the 2006 Plan, the stated exercise price may not be less than 100% and 85% of the estimated fair market value of common stock on the date of grant for ISO’s and NSO’s, respectively, as determined by the board of directors at the date of grant. With respect to any 10% stockholder, the exercise price of an ISO or NSO shall not be less than 110% of the estimated fair market value per share on the date of grant.
Options issued under the 2006 Plan generally have a ten-year term and generally become exercisable over a five-year period.
Shares subject to awards that expire unexercised or are forfeited or terminated will again become available for issuance under the 2006 Plan. No participant in the 2006 Plan can receive option grants, restricted shares, stock appreciation rights or stock units for more than 750,000 shares in the aggregate in any calendar year.
As provided under the 2006 Plan, the aggregate number of shares authorized for issuance as awards under the 2006 Plan may increase each April 1 by the lesser of 1,750,000 options, or 5% of outstanding shares on last day of the preceding fiscal year, or a lesser number determined by the board of directors. On April 1, 2007, shares authorized for issuance as awards under the 2006 Plan were increased by 592,220 shares (which number constitutes 5% of the outstanding shares on the last day of the fiscal year ended year ended March 31, 2007).
As of March 31, 2008, 857,969 shares remain authorized for issuance under the 2006 Plan. As described above, the number of shares authorized for issuance will be subject to adjustment on April 1, 2008 (Note 20).
As of March 31, 2008, there were 924,251 options and 60,000 restricted stock awards outstanding in the 2006 Stock Option Plans.
Options and restricted stock units outstanding at March 31, 2008 under the various plans is as follows (in thousands):

			Total
			Number of
			Options and
			Restricted
		Number of	Stock Units
	Number of	Restricted	Outstanding
Plan	Options	Stock Units	in Plan

1999 Plan	313	—	313
2000 Plan	40	—	40
2003 Plan	166	—	166
2004 Plan	881	—	881
2006 Plan	924	60	984
Granted Outside Plans	300	—	300

	2,624	60	2,824

Options Subject to Repurchase
During the period from May 1999 to December 2003, the Company granted an aggregate of 1,827,405 stock options to various employees and non-employees under its 1999, 2000, and 2003 Plans. Subsequent to making such grants, the Company determined that such grants may not have been exempt from registration or qualification rights under the provisions of applicable state securities laws. A failure to comply with applicable state securities laws may give rise to claims of optionees against the Company for the repurchase of their unexercised options at an amount determined by a formula specified by state securities law regulators, plus legal interest, or rescission of the purchase of the shares of common stock issued upon exercise of the options at an amount equal to the exercise price of the options, plus interest from the date of exercise. The repurchase and rescission rights held by the Company’s security holders, if any, are subject to applicable statute of limitations prescribed by state law. In California, the statute of limitation is two years. During the period from May 2001 to December 2005 the statute of limitations would have lapsed for bringing claims against the Company related to options granted during the period from May 2001 to December 2005 subject to California law.
The Company accounted for the repurchase and rescission rights in accordance with APB 25 paragraph 25 and SFAS 123 paragraph 25, both of which are titled “Awards That Call for Settlement in Cash”. These standards require entities to record stock-based compensation awards as liability instruments when the optionee has the ability to compel the entity to settle the award by transferring cash or other assets. In addition, other accounting literature (including literature relating to accounting for derivative financial instruments) requires liability classification when a net cash settlement is in the holder’s control. The Company believes that if the holders of these awards possess a free standing right to require cash settlement that liability classification of these awards is required under APB 25 and SFAS 123 (the standards applicable at the time of grant) and that such treatment is consistent with the principles of other literature relating to the classification of financial instruments. Accordingly, these awards were classified as liability instruments for their estimated cash settlement amounts. During the year ended March 31, 2006, the Company reclassified $257,000 related to the liability instruments to permanent equity at which time the statute of limitations lapsed and the holder could no longer control settlement of the award in cash.
Additionally, during the year ended March 31, 2006 the Company recorded $22,000 of stock compensation expense related to these options which is included in the accompanying consolidated statements of operations.
A summary of activity under all option Plans for the years ended March 31, 2008, 2007 and 2006 is presented below (in thousands, except per share data):

				Aggregate
	Number of	Weighted-Average	Weighted-Average	Intrinsic
	Shares	Exercise Price	Contractual Term	Value

Outstanding at March 31, 2005	1,640	$1.46
Options granted	787	9.20
Options exercised	(292)	1.02
Options forfeited or expired	(166)	6.17

Outstanding at March 31, 2006	1,969	4.22
Options granted	380	9.20
Options forfeited or expired	(329)	5.76

Outstanding at March 31, 2007	2,020	4.91
Options granted	912	6.97
Options exercised	(119)	0.56
Options forfeited or expired	(189)	7.04

Outstanding at March 31, 2008	2,624	$5.67	6.92	$3,783

Exercisable at March 31, 2008	1,456	$4.00	5.49	$869

Options available for grant as of March 31, 2008	858

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock ($5.06) for stock options that are in-the-money as of March 31, 2008.

Stock-Based Compensation Before Adoption of SFAS No. 123(R)
Prior to April 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” The Company used the minimum value method to measure the fair value of awards issued prior to April 1, 2006 with respect to its application of the disclosure requirements under SFAS 123.
The following table illustrates the effect on net loss as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation arrangements (in thousands, except per share data):

2006

Net loss available to common stockholders, as reported	$(23,220)
Add: Total stock-based employee compensation expenses included in net loss	279
Deduct: Total stock-based employee compensation determined under the fair-value based method for all awards	(503)

Net loss available to common stockholders, pro forma	$(23,444)

Net loss per common share, basic and diluted:
As reported	$(5.60)
Pro forma	$(5.65)
In accordance with the provisions of SFAS No. 123, the fair value of each employee option granted in reporting periods prior to the adoption of SFAS 123(R) was estimated on the date of grant using the minimum value method with the following weighted-average assumptions:

Year Ended
March 31,
2006

Estimated life	6 yrs
Risk-free interest rate	4.27%
Dividend yield	0.00%
The weighted-average estimated minimum values of options granted was $3.12 for the year ended March 31, 2006.
At March 31, 2008, there was $179,000 of unrecognized compensation cost related to options that the Company accounted for under APB 25 through March 31, 2006. These costs are expected to be recognized over a weighted average amortization period of 1.51 years.
Stock-Based Compensation After Adoption of SFAS 123(R)
Effective April 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards granted, modified and settled to the Company’s employees and directors after April 1, 2006. The Company’s consolidated financial statements as of and for the years ended March 31, 2008 and 2007 reflect the impact of SFAS No. 123(R). In accordance with the prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R).
The effect of the change of recording stock-based compensation expense from the original provisions of APB No. 25 to the provisions of SFAS No. 123(R) is as follows (in thousands, except per share amounts):

	Impact from	Impact from
	SFAS No. 123(R)	SFAS No. 123(R)
	Provisions for	Provisions for
	the Year Ended	the Year Ended
	March 31, 2008	March 31, 2007

Cost of revenues service	$10	$3
Research and development	145	—
Selling, general and administrative	851	812

Total stock-based compensation	$1,006	$815

Effect on basic and diluted net loss per common share	$0.08	$0.15

No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options. The implementation of SFAS No. 123(R) did not have an impact on cash flows from financing activities during the year ended March 31, 2008 and 2007, respectively.
The Company estimated the fair value of employee stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service periods of the respective awards. The fair value of employee stock options was estimated using the following weighted-average assumptions:

	Year Ended March 31,
	2008		2007

Fair value of common stock		$6.97		$9.20
Expected Term	5.67	yrs	3.95	yrs
Risk-free interest rate		4.51%		4.60%
Dividend yield		0.00%		0.00%
Volatility		73.0%		70.0%
The weighted-average fair values of options granted during the years ended March 31, 2008 and 2007 were $4.53 and 5.81, respectively.
The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by SAB 107 for “plain vanilla” options. The Company used this approach as it did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for the Company’s stock options was determined by examining the historical volatilities for industry peers and using an average of the historical volatilities of the Company’s industry peers as well as the trading history for the Company’s common stock. The Company will continue to analyze the stock price volatility and expected term assumptions as more data for the Company’s common stock and exercise patterns becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
In addition, SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated at 5% based on historical experience. Prior to the adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred.
At March 31, 2008, there was $179,000 of unrecognized compensation cost related to options that the Company accounted for under APB 25 through March 31, 2006. These costs are expected to be recognized over a weighted average amortization period of 1.51 years.

At March 31, 2008, there was unrecognized compensation costs of $4,179,000 related to stock options accounted for in accordance with the provisions of SFAS 123(R). The cost is expected to be recognized over a weighted-average amortization period of 3.68 years.
On April 26, 2007, the Company modified a stock option grant to its Chief Financial Officer. The Company cancelled the original stock option grant to purchase 60,000 shares of the Company’s common stock and replaced the grant with a restricted stock grant with similar terms to the original grant. The modification of this award did not result in incremental fair value or an additional charge to Company’s consolidated statements of operations for the year ended March 31, 2008.
On December 15, 2007, the Company modified stock options granted to employees and non-employees under share based arrangements in connection with the reverse-stock split equity restructuring. As described previously, the Company was not required to record any additional compensation in connection with the reverse-stock split. In addition, the Company modified an option grant to a Board Member, Robert Burlingame. In accordance with his agreement with the Company, the exercise price of the 75,000 options granted would be equal to the IPO price of $8.00. On January 25, 2007, the Company cancelled and regranted the options at the price of $8.00. The Company treated the cancellation and regrant as a modification to the original grant and recorded incremental compensation cost of $22,000 which is reflected in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended March 31, 2007.
The Company did not capitalize any cost associated with stock-based compensation.
The Company issues new shares of common stock upon exercise of stock options.
Non-Employee Options
The Company believes that the fair value of the stock options issued to non-employees is more reliably measurable than the fair value of the services received. The fair value of the stock options granted was calculated using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following weighted-average assumptions:

	Year Ended March 31,
	2008		2007		2006

Estimated life	2.58	yrs	8.83	yrs	8.67	yrs
Risk-free interest rate		4.03%		4.29%		4.27%
Dividend yield		0.00%		0.00%		0.00%
Volatility		70%		70%		70%
The stock-based compensation expense will fluctuate as the fair market value of the common stock fluctuates. In connection with stock options granted to non-employees, the Company recorded $7,000, $11,000 and $32,000 of stock-based compensation expense during the years ended March 31, 2008, 2007 and 2006, respectively.
NOTE 15 — Income Taxes
The Company has the following net deferred tax assets (in thousands):

	March 31,
	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$28,124	$21,482
Research and development tax credit carryforwards	858	420
Stock-based compensation	1,960	1,664
Reserves and accruals	349	1,013
Other deferred tax assets	3	173

Total deferred tax assets	$31,294	$24,752

	March 31,
	2008	2007
Deferred tax liabilities:
Basis difference in assets	(27)	(20)

Net deferred tax asset	31,267	24,732
Valuation allowance	(31,267)	(24,732)

Net deferred tax asset	$—	$—

The Company’s recorded income tax benefit, net of the change in the valuation allowance, for each of the periods presented is as follows:

	Years Ended March 31,
	2008	2007	2006

Income tax benefit	$6,535	$6,949	$8,107
Change in valuation allowance	(6,535)	(6,949)	(8,107)

Net income tax benefit	$—	$—	$—

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	Years Ended March 31,
	2008	2007	2006

Expected federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(2.4)%	(5.8)%	(3.3)%
Research and Development Credit	(1.7)%	(0.7)%	—
Foreign earnings taxed at different rates	1.5%	2.8%	1.8%
Recognition of change in estimate of State NOL Carryforwards Benefit	3.6%	—	—
Effect of permanent differences	0.9%	2.6%	0.3%

	(32.1)%	(35.1)%	(35.2)%
Change in valuation allowance	32.1%	35.1%	35.2%

Totals	0.0%	0.0%	0.0%

At March 31, 2008, the Company had net operating loss carryforwards for federal, state and foreign income tax purposes of approximately $56,892,000, $49,281,000 and $22,303,000, respectively. The carryforwards expire at various times beginning March 31, 2010. The Company also had, at March 31, 2008, federal and state research and development credit carryforwards of approximately $442,000 and $416,000, respectively. The federal credits expire beginning March 31, 2024 and the state credits do not expire.
The Company has completed a study to assess whether a change in control has occurred or whether there have been multiple changes of control since the Company’s formation. The study concluded that no change in control occurred for purposes of Internal Revenue Code section 382. The Company, after considering all available evidence, fully reserved for these and its other deferred tax assets since it is more likely than not such benefits will not be realized in future periods. The Company has incurred losses for both financial reporting and income tax purposes for the year ended March 31, 2008. Accordingly, the Company is continuing to fully reserve for its deferred tax assets. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred income tax assets satisfy the realization standard of SFAS No. 109, the valuation allowance will be reduced accordingly.
In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which became effective for the Company beginning April 1, 2007. FIN 48 addresses how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the tax benefit from an uncertain tax position can be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The adoption of FIN 48 had no impact on the Company’s financial condition, results of operations or cash flows.
The Company has identified its federal tax return and its state tax return in California as major tax jurisdictions. The Company is also subject to certain other foreign jurisdictions principally Mexico and The Netherlands. The Company’s evaluation of FIN 48 tax matters was performed for tax years ended through March 31, 2008. Generally, the Company is subject to audit for the years ended March 31, 2007, 2006 and 2005 and maybe be subject to audit for amounts reltating to net operating loss carryforwards generated in periods prior to March 31, 2005. The Company has elected to retain its existing accounting policy with respect to the treatment of interest and penalties attributable to income taxes in accordance with FIN 48, and continues to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit as well as its outstanding income tax assets and liabilities. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments, other than those identified above that would result in a material change to its financial position.
NOTE 16 — Employee Benefit Plan
The Company has a program to contribute and administer individual Simple IRA accounts for regular full time employees. Under the plan the Company matches employee contributions to the plan up to 3% of the employee’s salary. The Company contributed $79,000, $66,000 and $53,000 to the program for the years ended March 31, 2008, 2007 and 2006, respectively.
NOTE 17 — Segment and Geographic Information
In accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”), operating segments are identified as components of an enterprise for which separate and discreet financial information is available and is used by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief decision-makers, as defined by SFAS 131, are the Chief Executive Officer and his direct reports.
The Company’s chief decision-makers review financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and operating profit by operating unit. This information is used for purposes of allocating resources and evaluating financial performance.
The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Segment data includes segment revenue, segment operating profitability, and total assets by segment. Shared corporate operating expenses are reported in the U.S. segment.
The Company is organized primarily on the basis of operating segments which are segregated by geography. Oculus Japan is insignificant with respect to the Company’s consolidated operating results for the year ended March 31, 2008 and therefore has been included in the U.S. segment.

	U.S.	Europe	Mexico	Total

Year Ended March 31, 2008:
Product revenues	$197	$566	$2,118	$2,881
Service revenues	954	—	—	954

Total revenues	1,151	566	2,118	3,835
Depreciation and amortization expense	420	227	93	740
Loss from operations	(19,567)	(1,586)	(1,272)	(22,425)
Interest expense	(1,016)	—	—	(1,016)
Interest income	630	—	—	630

	U.S.	Europe	Mexico	Total

Year Ended March 31, 2007:
Product revenues	$140	$1,026	$2,513	$3,679
Service revenues	864	—	—	864

Total revenues	1,004	1,026	2,513	4,543
Depreciation and amortization expense	377	203	92	672
Loss from operations	(13,066)	(2,905)	(3,513)	(19,484)
Interest expense	(956)	—	—	(956)
Interest income	312	—	—	312

	U.S.	Europe	Mexico	Total

Year Ended March 31, 2006:
Product revenues	$109	$69	$1,788	$1,966
Service revenues	618	—	—	618

Total revenues	727	69	1,788	2,584
Depreciation and amortization expense	463	96	92	651
Loss from operations	(12,621)	(2,685)	(5,545)	(20,851)
Interest expense	(172)	—	—	(172)
Interest income	282	—	—	282
For the years ended March 31, 2008 and 2007, sales to a customer in India were $83,000 and $604,000, respectively. These sales are reported as part of the Europe segment. There were no sales to this customer during the year ended March 31, 2006.
The following table shows property and equipment balances by segment (in thousands):

	March 31,
	2008	2007

U.S	$1,193	$904
Europe	754	901
Mexico	356	402

	$2,303	$2,207

The following table shows total asset balances by segment (in thousands):

	March 31,
	2008	2007

U.S	$20,974	$23,437
Europe	1,271	1,367
Mexico	1,367	2,146

	$23,612	$26,950

NOTE 18 — Discontinued Operations
On June 16, 2005, the Company entered into a series of agreements with Quimica Pasteur, or QP, a Mexico-based company engaged in the business of distributing pharmaceutical products to hospitals and health care entities owned or operated by the Mexican Ministry of Health. These agreements provided, among other things, for QP to act as the Company’s exclusive distributor of Microcyn to the Mexican Ministry of Health for a period of three years. The Company was granted an option to acquire the remaining 99.75% directly from its principals in exchange for 600,000 shares of common stock, contingent upon QP’s attainment of certain financial milestones. The Company’s distribution and related agreements were cancelable by the Company on thirty days’ notice without cause and included certain provisions to hold the Company harmless from debts incurred by QP outside the scope of the distribution and related agreements. The Company terminated these agreements on March 26, 2006.

Due to its liquidity circumstances, QP was unable to sustain operations without the Company’s subordinated financial and management support. Accordingly, QP was deemed to be a variable interest entity in accordance with FIN 46(R) and its results were consolidated with the Company’s consolidated financial statements for the period of June 16, 2005 through March 26, 2006, the effective termination date of the distribution and related agreements.
In accordance with SFAS 144, the Company has reported QP’s results for the period of June 16, 2005 through March 26, 2006 as discontinued operations because the operations and cash flows of QP have been eliminated from the Company’s ongoing operations as a result of having terminated these agreements. The Company no longer has any continuing involvement with QP as of the date in which the agreements were terminated. Amounts associated with the Company’s loss upon the termination of its agreements with QP, which consists of funds advanced by the Company for working capital, are presented separately from QP’s operating results.
Subsequent to having entered into the agreements with QP, the Company became aware of an alleged tax avoidance scheme involving the principals of QP. The audit committee of the Company’s board of directors engaged an independent counsel, as well as tax counsel in Mexico to investigate this matter. The audit committee of the board of directors was advised that QP’s principals could be liable for up to $7,000,000 of unpaid taxes; however, the Company is unlikely to have any loss exposure with respect to this matter because the alleged tax omission occurred prior to the Company’s involvement with QP. The Company has not received any communications to date from Mexican tax authorities with respect to this matter.
Based on an opinion of Mexico counsel, the Company management and the audit committee of the board of directors do not believe that the Company is likely to experience any loss with respect to this matter. However, there can be no assurance that the Mexican tax authorities will not pursue this matter and, if pursued, that it would not result in a material loss to the Company.
NOTE 19 — Selected Quarterly Financial Data (unaudited)
The Company believes that the following information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future periods.
The following table contains selected unaudited statements of operations information for each of the quarters for the years ended March 31, 2008 and 2007 (in thousands, except per share data):

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,
	2008	2007	2007	2007

Revenue	$926	$1,066	$977	$866
Gross profit	223	325	287	249
Net loss available to common stockholders	(4,475)	(5,304)	(5,542)	(5,018)
Basic and diluted net loss per common share	$(0.34)	$(0.40)	$(0.44)	$(0.42)

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,
	2007	2006	2006	2006

Revenue	$1,162	$1,052	$1,252	$1,077
Gross profit	388	292	492	372
Net loss available to common stockholders	(6,332)	(4,948)	(4,489)	(4,418)
Basic and diluted net loss per common share	$(0.69)	$(1.17)	$(1.06)	$(1.05)
Basic and diluted net loss per common share for each of the quarters and full years have been calculated separately. Accordingly, quarterly amounts do not add to the annual amount because of differences in the weighted average common shares outstanding during each period principally due to the effect of the Company’s issuing shares of its common stock during the year.

Diluted and basic net loss per common share are identical since common equivalent shares are excluded from the calculation, as their effect would be anti-dilutive.
NOTE 20 — Subsequent Events
Second Closing of Registered Direct Offering
On April 1, 2008, the Company conducted a second closing of an additional 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000.
Increase in Number of Shares Authorized in 2006 Plan
As provided under the 2006 Plan, the aggregate number of shares authorized for issuance as awards under the 2006 Plan automatically increased on April 1, 2008 by 795,280 shares (which number constitutes 5% of the outstanding shares on the last day of the year ended March 31, 2008). Total shares authorized for issuance subsequent to the increase is 1,653,249.
Employment Agreement
On April 1, 2008, the Company entered into an employment agreement with one of its existing non-executive key employees. Pursuant to the agreement, the employee will receive an annual base salary of $175,000 and a bonus of $50,000 to be paid upon achievement of mutually agreed upon milestones. Additionally, under certain circumstances upon termination the employee may receive severance compensation in the amount of six months salary.
New Hire
The Company hired a vice president regulatory and clinical trials, employment commenced on April 21, 2008. The base salary for the vice president regulatory and clinical trials for fiscal 2009 is $235,000. Additionally the vice president of regulatory received a $10,000 signing bonus, will receive a $100,000 guaranteed bonus for fiscal year 2009, payable after the end of fiscal 2009, and was granted an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $5.01 per share which was granted at the fair market value of our common stock on the date of grant.
Renegotiation of Intercompany Loans and Accounting for Foreign Exchange Transaction Gains and Losses
Subsequent to March 31, 2008, the Company re-evaluated the operating plans and liquidity circumstances of each of its operating subsidiaries in the Netherlands and Mexico. As a result, the Company renegotiated the terms of its notes with its Mexico and Netherlands subsidiaries. The Companies board of directors memorialized the loans at a board meeting on May 29, 2008. The terms of the new loan agreements extend the maturity date of the loans plus all accrued interest to five years from April 1, 2008. In the event the loans cannot be settled at the maturity date, the loans will automatically renew for indefinite periods of five years. The Company and its subsidiaries have agreed interest will compound and accrued at the interest rate prescribed by the IRS.
The renegotiation of the loans resulted from the Company’s and its Mexico and Netherlands subsidiaries’ assessment that the subsidiaries lack the ability to foresee repayment of the outstanding balances of their respective intercompany loans. Due to the renegotiation of the loans, and the lack of ability to predict that the loans will be settled in the foreseeable future, the Company believes it is appropriate to evaluate its treatment of foreign exchange gains and losses resulting from the translation of the loans from local currency to U.S. Dollars. In accordance with the provisions of SFAS 52, if it cannot be determined an intercompany loan will be repaid in the foreseeable future, foreign exchange gains and losses related to the translation of the loans from local currency to U.S. Dollars should be classified as other comprehensive income and loss. The Company believes given the inability to foresee settlement of the loans and the mechanism which automatically extends the loans indefinitely, it is appropriate, effective April 1, 2008 to classify exchange gains and losses related to the loans to other comprehensive income and loss.

Executive Officer 2009 Salaries
On June 11, 2008, the compensation committee of the Company’s board of directors approved the following salaries for its executive officers, based upon each of the executive officer’s performance for the year ended March 31, 2008: chief executive officer — $375,000; chief operating officer — $275,000; chief financial officer — $250,000; vice president operations and international sales — $225,000; vice president corporate development and general counsel — $250,000.
Bonus Plans
Pursuant to the Company’s 2008 bonus plan, on May 22, 2008 the compensation committee of the board of directors approved bonus payments to employees and executive officers for achievement of milestones during the year ended March 31, 2008. The total bonus payments amounted to $863,000. This amount is included in accrued expenses and other current liabilities in the accompanying March 31, 2008 consolidated balance sheet.
On June 11, 2008, the compensation committee of the board of directors approved a bonus plan for fiscal year 2009 (the “Bonus Plan”), under which all of our employees, including executive officers, are eligible for bonus awards. In determining whether a company-wide bonus pool will be established and, if so, in what amount, the compensation committee will assess whether the company has attained specified targeted company goals. Bonuses, if awarded, are payable in cash or, at the determination of the compensation committee no later than April 7, 2009, as necessary to preserve our cash reserves, in part or in whole in grants of stock options under our 2006 Amended and Restated Stock Incentive Plan. Any stock options will be valued by reference to the Black Scholes option pricing calculation at the fair market value of our common stock on June 5, 2009.

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
PART I: FINANCIAL INFORMATION
Item 1. Financial Statements

	December 31,	March 31,
	2008	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,419	$18,823
Accounts receivable, net	878	770
Inventories	336	259
Prepaid expenses and other current assets	444	1,098

Total current assets	4,077	20,950
Property and equipment, net	1,674	2,303
Debt issuance costs, net	—	304
Other assets	86	55

Total assets	$5,837	$23,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,633	$2,977
Accrued expenses and other current liabilities	1,132	2,460
Current portion of long-term debt	657	1,994
Current portion of capital lease obligations	8	19

Total current liabilities	3,430	7,450
Deferred revenue	450	523
Long-term debt, less current portion	111	205
Capital lease obligations, less current portion	—	6

Total liabilities	3,991	8,184

Commitments and Contingencies
Stockholders’ Equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2008 (unaudited) and March 31, 2008	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 15,923,708 and 15,905,613 shares issued and outstanding at December 31, 2008 (unaudited) and March 31, 2008, respectively	2	2
Additional paid-in capital	111,174	109,027
Accumulated other comprehensive loss	(3,073)	(2,775)
Accumulated deficit	(106,257)	(90,826)

Total stockholders’ equity	1,846	15,428

Total liabilities and stockholders’ equity	$5,837	$23,612

See accompanying notes

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Product	$999	$843	$3,218	$2,145
Service	222	223	695	764

Total revenues	1,221	1,066	3,913	2,909

Cost of revenues
Product	313	508	1,197	1,287
Service	195	233	644	761

Total cost of revenues	508	741	1,841	2,048

Gross profit	713	325	2,072	861

Operating expenses
Research and development	933	2,580	5,621	7,070
Selling, general and administrative	2,920	3,299	11,510	10,440

Total operating expenses	3,853	5,879	17,131	17,510

Loss from operations	(3,140)	(5,554)	(15,059)	(16,649)
Interest expense	(113)	(199)	(424)	(844)
Interest income	17	150	149	556
Other income (expense), net	(84)	299	(97)	1,073

Net loss	$(3,320)	$(5,304)	$(15,431)	$(15,864)

Net loss per common share: basic and diluted	$(0.21)	$(0.40)	$(0.97)	$(1.26)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	15,924	13,264	15,924	12,561

Other comprehensive loss, net of tax
Net loss	$(3,320)	$(5,304)	$(15,431)	$(15,864)
Foreign currency translation adjustments	(109)	(281)	(298)	(997)

Other comprehensive loss	$(3,429)	$(5,585)	$(15,729)	$(16,861)

See accompanying notes

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(15,431)	$(15,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	617	548
Stock-based compensation	2,111	916
Non-cash interest expense	304	415
Foreign currency transaction losses (gains)	25	(1,135)
Loss on disposal of assets	219	5
Changes in operating assets and liabilities:
Accounts receivable	(268)	416
Inventories	(128)	17
Prepaid expenses and other current assets	525	582
Accounts payable	(1,285)	(1,050)
Accrued expenses and other liabilities	(1,281)	1,162

Net cash used in operating activities	(14,592)	(13,988)

Cash flows from investing activities:
Changes in restricted cash	22	—
Purchases of property and equipment	(347)	(414)

Net cash used in investing activities	(325)	(414)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of offering costs	36	9,124
Proceeds from the issuance of common stock in connection with exercise of stock options and warrants	—	201
Decrease in cash restricted for repayment of debt	—	2,000
Principal payments on debt	(1,430)	(5,649)
Payments on capital lease obligations	(17)	(12)

Net cash used in financing activities	(1,411)	5,664
Effect of exchange rate on cash and cash equivalents	(76)	41

Net decrease in cash and cash equivalents	(16,404)	(8,697)
Cash and equivalents, beginning of period	18,823	19,050

Cash and equivalents, end of period	$2,419	$10,353

Supplemental disclosure of cash flow information:
Cash paid for interest	$136	$521

Financed equipment	$—	$76

See accompanying notes

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1. Organization and Summary of Significant Accounting Policies
Organization
Oculus Innovative Sciences, Inc. (the “Company”) was incorporated under the laws of the State of California in April 1999 and was reincorporated under the laws of the State of Delaware in December 2006. The Company’s principal office is located in Petaluma, California. The Company develops, manufactures and markets a family of products intended to prevent and treat infections in chronic and acute wounds. The Company’s platform technology, called Microcyn, is a proprietary oxychlorine small molecule formulation that is designed to treat a wide range of organisms that cause disease, or pathogens, including viruses, fungi, spores and antibiotic resistant strains of bacteria. The Company conducts its business worldwide, with significant operating subsidiaries in Europe and Mexico.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements as of December 31, 2008 and for the three and nine months then ended have been prepared in accordance with the accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and on the same basis as the annual audited consolidated financial statements. The unaudited condensed consolidated balance sheet as of December 31, 2008, condensed consolidated statements of operations for the three and nine months ended December 31, 2008 and 2007, and the condensed consolidated statements of cash flows for the nine months ended December 31, 2008 and 2007 are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results for the three and nine months ended December 31, 2008 are not necessarily indicative of results to be expected for the year ending March 31, 2009 or for any future interim period. The condensed consolidated balance sheet at March 31, 2008 has been derived from audited consolidated financial statements. However, it does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended March 31, 2008, and notes thereto included in the Company’s Form 10-K, which was filed with the SEC on June 13, 2008.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Periodically, the Company evaluates and adjusts estimates accordingly. The allowance for uncollectible accounts receivable balances amounted to $9,000 and $31,000, which are included in accounts receivable, net in the accompanying December 31, 2008 and March 31, 2008 condensed consolidated balance sheets, respectively.
Foreign Currency Reporting
The consolidated financial statements are presented in United States Dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation” (“SFAS 52”). Accordingly, the Company’s subsidiary, Oculus Technologies of Mexico, S.A. de C.V. (“OTM”) uses the local currency (Mexican Pesos) as its functional currency, Oculus Innovative Sciences Netherlands, B.V. (“OIS Europe”) uses the local currency (Euro) as its functional currency and Oculus Innovative Sciences Japan, K.K. (OIS Japan) uses the local currency (Yen) as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date, and revenue and expense accounts are translated at average exchange rates during the period.

Resulting translation adjustments were recorded in accumulated other comprehensive loss in the accompanying condensed consolidated balance sheets at December 31, 2008 and March 31, 2008.
Foreign currency transaction gains (losses) relate primarily to working capital loans that the Company has made to its subsidiary OIS Japan and trade payables and receivables between subsidiaries OTM and OIS Europe. These transactions are expected to be settled in the foreseeable future. The Company recorded foreign currency transaction gains (losses) of $(65,000) and $324,000 for the three months ended December 31, 2008 and 2007, respectively, and the Company recorded foreign currency transaction gains (losses) of $(25,000) and $1,135,000 for the nine months ended December 31, 2008 and 2007, respectively. The related gains (losses) were recorded in other income (expense) in the accompanying condensed consolidated statements of operations. Loans made to its subsidiaries OTM and OIS Europe are expected be paid back to the Company as cash flows sufficient to repay the loans are generated.
The Company and its OTM and OIS Europe subsidiaries periodically re-evaluate the operating plans and liquidity circumstances of each operating subsidiaries. The Company and its Mexico and Netherlands subsidiaries determined that the subsidiaries lack the ability to repay the outstanding balances of their respective intercompany loans in the foreseeable future. As a result, the Company renegotiated the terms of its notes with its Mexico and Netherlands subsidiaries. The Company’s board of directors memorialized the working capital loan agreements. The terms of the new loan agreements extend the maturity date of the loans plus all accrued interest for an additional five years to April 1, 2013. In the event the loans cannot be settled at the maturity date, the parties may agree that the loans will be renewed for periods of three years. The Company and its subsidiaries have agreed that interest will compound and accrue at the initial rate of 4.65% and shall be adjusted upward to the applicable federal rate, or AFR, for mid-term debt established by the U.S. Internal Revenue Service if the AFR for mid-term debt is higher than the initial rate on the first day of each calendar quarter.
Due to the renegotiation of the loans and the lack of ability to predict if the loans will be settled in the foreseeable future, the Company believes it was appropriate to evaluate its treatment of foreign exchange gains and losses resulting from the translation of the loans from local currency to U.S. Dollars. In accordance with the provisions of SFAS 52, if it is determined that an intercompany loan will not be repaid in the foreseeable future, foreign exchange gains and losses related to the translation of the loans from local currency to U.S. Dollars should be classified as other comprehensive income and loss. The Company believes that given the inability to foresee settlement of the loans, it is appropriate to record the exchange gains and losses related to these loans in other comprehensive income and loss.
Net Loss per Share
The Company computes net loss per share in accordance with SFAS No. 128 “Earnings Per Share”. Under SFAS No. 128, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods, as applicable. The computation of basic loss per share excludes potentially dilutive securities because their inclusion would be anti-dilutive.
The following securities were excluded from basic and diluted net loss per share calculation because their inclusion would be anti-dilutive (in thousands):

	December 31,
	2008	2007
Options to purchase common stock	3,424	2,576
Restricted stock units	60	60
Warrants to purchase common stock	3,303	1,829

	6,787	4,465

Common Stock Purchase Warrants and Other Derivative Financial Instruments
The Company accounts for the issuance of common stock purchase warrants issued and other freestanding derivative financial instruments in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).
The Company completed a classification assessment of all of its freestanding derivative financial instruments as of December 31, 2008 and determined that such instruments meet the criteria for equity classification in accordance with EITF 00-19.
Recent Accounting Pronouncements
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles. The guidance in SFAS 162 replaces that prescribed in Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, and becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS 162 will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.
In May 2008, the FASB issued FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” This FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is in the process of determining the impact FSP APB 14-1 will have on its consolidated financial statements.
In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company is in the process of determining the impact FSP EITF 03-6-1 will have on its consolidated financial statements.
In December 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”. This issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of Statement 133. This issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is in the process of determining the impact EITF 07-5 will have on its consolidated financial statements.
Other accounting standards that have been issued or proposed by the FASB, the EITF, the SEC and or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Note 2. Going Concern, Liquidity and Financial Condition
The Company incurred a net loss of $3,320,000 and $15,431,000 for the three and nine months ended December 31, 2008, respectively. At December 31, 2008, the Company’s accumulated deficit amounted to $106,257,000. During the nine months ended December 31, 2008, net cash used in operating activities amounted to $14,592,000. At December 31, 2008, the Company’s working capital amounted to $647,000. The Company needs to raise additional capital from external sources in order to sustain its operations while continuing the longer term efforts contemplated under its business plan. The Company expects to continue incurring losses for the foreseeable future and must raise additional capital to pursue its product development initiatives, penetrate markets for the sale of its products and continue as a going concern. The Company cannot provide any assurance that it will raise additional capital. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company has not secured any commitment for new financing at this time nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the economic climate in the U.S. does not improve or continues to deteriorate, the Company’s ability to raise additional capital could be negatively impacted. If the Company is unable to secure additional capital, it may be required to curtail its research and development initiatives and take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet it obligations. These measures could cause significant delays in the Company’s efforts to commercialize its products in the United States, which is critical to the realization of its business plan and the future operations of the Company. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
On April 1, 2008, the Company had a second closing, related to a registered direct offering effectuated on March 31, 2008, of an additional 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000 (net proceeds of $36,000 after deducting the placement agent’s commission and other offering expenses).
On January 26, 2009, the Company closed the first of three installments related to a private placement, of 427,759 shares of its common stock of which 294,691 shares were sold at a price of $1.13 per share and of which 133,068 shares were sold at a price of $1.255 per share for total proceeds of $500,000 and net proceeds of $450,000 (net of a $50,000 payment to a third party that assisted with the transaction) (Note 9).
On January 30, 2009, the Company closed the second of three installments related to a private placement of 427,759 shares of its common stock of which 294,691 shares were sold at a price of $1.13 per share and of which 133,068 shares were sold at a price of $1.255 per share for total proceeds of $500,000 (Note 9). This investment was made ahead of the scheduled date of March 2, 2009.
On February 6, 2009, the Company closed on a separate transaction with a group of accredited investors whereby the Company raised $1,752,803 in gross proceeds through a private placement of 1,499,404 Units. The exclusive placement agent for the offering received $122,696 for their services. The Company intends to use the proceeds received from the sale of the Units for working capital and general corporate purposes (Note 9).
Note 3. Condensed Consolidated Balance Sheet
Inventories
Inventories consisted of the following (in thousands):

	December 31,	March 31,
	2008	2008
Raw materials	$302	$361
Finished goods	106	106

	408	467
Less: inventory allowances	(72)	(208)

	$336	$259

Notes Payable
On June 14, 2006, the Company entered into a credit facility providing it with up to $5,000,000 of available credit. The facility permitted the Company to borrow up to a maximum of $2,750,000 for growth capital, $1,250,000 for working capital based on eligible accounts receivable and $1,000,000 in equipment financing. In June 2006, the Company drew an aggregate of $4,182,000 of borrowings under this facility. These borrowings are payable in 30 to 33 fixed monthly installments with interest at rates ranging from 12.4% to 12.7% per annum, maturing at various times through April 9, 2009. As of December 31, 2008, the Company has no unused availability under this credit facility since amounts drawn under the working capital facility were based upon an initial measurement of eligible accounts receivable.
In connection with the borrowings under this facility, the Company also issued to the lender warrants to purchase up to 71,521 shares of its common stock at an exercise price of $18.00 per share. The aggregate fair value of all warrants issued to the lender under this arrangement amounts to $1,046,000. This amount was recorded as debt issue costs in the March 31, 2007 condensed consolidated balance sheet and is being amortized as interest expense over the term of the credit facility of 30 to 33 months. For the three months ended December 31, 2008 and 2007, the Company recorded $89,000 and $107,000, respectively, of non-cash interest expense related to the amortization of debt issue costs. For the nine months ended December 31, 2008 and 2007, the Company recorded $304,000 and $322,000, respectively, of non-cash interest expense related to the amortization of debt issue costs.
Borrowings under the growth capital line are collateralized by certain assets of the Company. Borrowings under the equipment line are collateralized by the underlying assets funded, and borrowings under the working capital line are collateralized by eligible accounts receivable. On a monthly basis, the Company must maintain a 1:1 ratio of borrowing under the working capital line to eligible accounts receivable. The Company has 30 days from each measurement date to either increase eligible accounts receivable or pay the excess principal in the event that the ratio is less than 1:1. No restrictive covenants exist for either the equipment line or the growth capital line. The Company is not required to direct customer remittances to a lock box, nor does the credit agreement provide for subjective acceleration of the loans.
On March 29, 2007, the Company entered into Amendment No. 1 to the loan agreement evidencing the credit facility described above. Pursuant to the amendment, the lender and the Company agreed that the lender’s security interest in the Company’s assets would not include the Company’s intellectual property unless and until the Company’s cash and cash equivalents fall below 600% of the Company’s average monthly operating expenses less non-cash charges. At December 31, 2008, the Company’s cash and cash equivalents position was not in excess of 600% of its average monthly operating expenses and therefore the lender holds a security interest in the Company’s intellectual property. On an ongoing basis, the Company will periodically review and assess whether the lender’s security interest should include the Company’s intellectual property. The Company’s intellectual property is used only as collateral and remains in the Company’s control unless the lender takes described action after an event of default by the Company under the loan agreements.
In connection with the notes issued under the above credit facility, for the three months ended December 31, 2008 and 2007, the Company made $431,000 and $381,000 of principal payments, respectively, and for the nine months ended December 31, 2008 and 2007, the Company made $1,254,000 and $1,108,000 of principal payments, respectively. Additionally, for the three months ended December 31, 2008 and 2007, the Company made $27,000 and $77,000 of interest payments, respectively, and for nine months ended December 31, 2008 and 2007, the Company made $120,000 and $266,000 of interest payments, respectively. The aggregate remaining principal balance under this facility amounted to $575,000, which is included in the current portion of long-term debt in the accompanying condensed consolidated balance sheet at December 31, 2008.
Note 4. Commitments and Contingencies
Legal Matters
In November 2005, the Company identified a possible criminal misappropriation of its technology in Mexico, and notified the Mexican Attorney General’s office of the matter. The Company believes the Mexican Attorney General is currently conducting an investigation.

In June 2006, the Company received a written communication from the grantor of a license to an earlier version of its technology indicating that such license was terminated due to an alleged breach of the license agreement by the Company. The license agreement extends to the Company’s use of the technology in Japan only. While the Company does not believe that the grantor’s revocation is valid under the terms of the license agreement and no legal claim has been threatened to date, the Company cannot provide any assurance that the grantor will not take legal action to restrict the Company’s use of the technology in the licensed territory. While the Company’s management does not anticipate that the outcome of this matter is likely to result in a material loss, there can be no assurance that if the grantor pursues legal action, such legal action would not have a material adverse effect on our financial position or results of operations.
In February 2007, the Company’s Mexico subsidiary served Quimica Pasteur (“QP”), a former distributor of the Company’s products in Mexico, with a claim alleging breach of contract under a note made by QP. A trial date has not yet been set.
The Company, from time to time, is involved in legal matters arising in the ordinary course of its business including matters involving proprietary technology. While management believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is or could become involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.
Employment Agreements
As of December 31, 2008, the Company has entered into employment agreements with five of its key executives. The agreements provide, among other things, for the payment of six to twenty-four months of severance compensation for terminations under certain circumstances. With respect to these agreements, at December 31, 2008, aggregated potential severance amounted to $1,828,000 and aggregated annual salaries amounted to $1,180,000.
On September 4, 2008, the employment agreement of Mr. Mike Wokasch, the Company’s Chief Operating Officer’s was terminated, effective September 5, 2008. In connection with the termination, the Company is required to provide Mr. Wokasch with a lump sum severance payment of $275,000, which is equivalent to twelve months of his salary. Additionally, pursuant to the employment agreement, upon termination all non-vested options that were outstanding at the termination date became immediately exercisable. The Company recorded $1,168,000 of stock compensation expense related to the acceleration of the vesting. The options will expire twelve months from the date of termination, on September 5, 2009 (Note 6). The severance and stock compensation expense was recorded as a selling, general and administrative expense in the accompanying condensed consolidated statements of operations for the nine months ended December 31, 2008. The Company paid the severance on October 10, 2008.
Board Compensation
On April 26, 2007, the Company’s board of directors adopted a Non-Employee Director Compensation Package (the “Compensation Package”) to provide members of the board and its committees with regular compensation. The Compensation Package provides for cash payments of $25,000 in two equal installments to each of the non-employee members of the board of directors. Directors who are members (but not the chairperson) of the audit committee receive an additional $5,000 per year. Directors who are members (but not the chairperson) of the compensation committee receive an additional $2,000 per year. The chairperson of the board of directors receives $15,000 annually, the lead director (if different from the chair person) receives $10,000 annually, the chairperson of the audit committee receives $10,000 annually, and the chairperson of each other committee receives $5,000 annually. Upon mutual agreement between the Compensation Committee and the Non-Employee Director’s, the Company may issue stock options in lieu of cash payments. Additionally, the Compensation Package also provides for the grant of options to each non-employee director under the 2006 Restated Stock Incentive Plan. Each new director will receive an initial option grant to purchase 50,000 shares of the Company’s common stock, which will vest over three years, and each non-employee director will receive an automatic annual grant of an option to purchase 15,000 shares of the Company’s common stock, which will vest monthly over a period of one year. The annual option grants were granted to non-employee directors following the annual stockholders meeting on August 27, 2008. In connection with the annual awards, on September 2, 2008, the Company granted 15,000 options to each of four non-employee directors at an exercise price of $2.82 per share which was the closing price of the Company’s common stock on the date of grant. Additionally, on December 9, 2008, the Company issued 25,000 options at $0.40 per share to each of three Non-Employee Director’s in lieu of cash payments that were due on November 1, 2008 (Note 6). One Non-Employee Director received a cash payment of $12,500.
Commercial Agreements
On May 8, 2007, and June 11, 2007, the Company entered into separate commercial agreements with two unrelated customers granting such customers the exclusive right to sell the Company’s products in specified territories or for specified uses. Both customers are required to maintain certain minimum levels of purchases of the Company’s products in order to maintain the exclusive right to sell the Company’s products. Up-front payments amounting to $625,000 paid under these agreements have been recorded as deferred revenue. The short-term portion of the deferred revenue related to these agreements amounted to $97,500 which is included in accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheet at December 31, 2008. The up-front fees are being amortized on a straight-line basis over the terms of the underlying agreements. For the three and nine months ended December 31, 2008, the Company amortized $24,000 and $73,000, respectively, of deferred revenue related to these agreements which is included in product revenue in the accompanying condensed consolidated statement of operations.
Other Matters
On September 16, 2005, the Company entered into a series of agreements with QP, a Mexico-based company engaged in the business of distributing pharmaceutical products to hospitals and health care entities owned or operated by the Mexican Ministry of Health. These agreements provided, among other things, for QP to act as the Company’s exclusive distributor of Microcyn to the Mexican Ministry of Health for a period of three years. In connection with these agreements, the Company was concurrently granted an option to acquire all except a minority share of the equity of QP directly from its principals in exchange for 150,000 shares of common stock, contingent upon QP’s attainment of certain financial milestones. The Company’s distribution and related agreements were cancelable by the Company on thirty days’ notice without cause and included certain provisions to hold the Company harmless from debts incurred by QP outside the scope of the distribution and related agreements. The Company terminated these agreements on March 26, 2006 without having exercised the option.
Due to its liquidity circumstances, QP was unable to sustain operations without the Company’s subordinated financial and management support. Accordingly, QP was deemed to be a variable interest entity in accordance with FIN 46(R) and its results were consolidated with the Company’s consolidated financial statements for the period of September 16, 2005 through March 26, 2006, the effective termination date of the distribution and related agreement, without such option having been exercised.
Subsequent to having entered into the agreements with QP, the Company became aware of an alleged tax avoidance scheme involving the principals of QP. The audit committee of the Company’s board of directors engaged an independent counsel, as well as tax counsel in Mexico to investigate this matter. The audit committee of the board of directors was advised that QP’s principals could be liable for up to $7,000,000 of unpaid taxes; however, the Company is unlikely to have any loss exposure with respect to this matter because the alleged tax omission occurred prior to the Company’s involvement with QP. The Company has not received any communications to date from Mexican tax authorities with respect to this matter.
Based on an opinion of Mexico counsel, the Company’s management and the audit committee of the board of directors do not believe that the Company is likely to experience any loss with respect to this matter. However, there can be no assurance that the Mexican tax authorities will not pursue this matter and, if pursued, that it would not result in a material loss to the Company.

Note 5. Stockholders’ Equity
Common Stock Issued in Registered Direct Offering
On April 1, 2008, the Company conducted a second closing of a registered direct offering effectuated on March 31, 2008, in which the Company closed on an additional 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000 (net proceeds of $36,000 after deducting the placement agent’s commission and other offering expenses).
Common Stock Purchase Warrants Issued to Non-Employee Director
On November 7, 2006, the Company entered into a two-year consulting agreement with its new director, Robert Burlingame. Under the terms of the agreement, the Company issued to the director, a warrant to purchase 75,000 shares of the Company’s common stock, exercisable at a price equal to the Company’s common stock in its initial public offering in consideration of corporate advisory services. The warrant was fully exercisable and non-forfeitable at date of issuance. The warrant was valued using the Black-Scholes option pricing model. Assumptions used were as follows: fair value of the underlying stock of $9.00, which represented the expected mid-point of the IPO at the December 31, 2006 reporting date; risk-free interest rate of 4.70% percent; contractual life of 5 years; dividend yield of 0%; and volatility of 70%. The fair value of the warrants amounted to $350,000. Following the guidance enumerated in Issue 2 of EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, the Company is amortizing the fair value of the warrants over the two-year term of the consulting agreement which is consistent with its treatment of similar cash transactions. For the three months ended December 31, 2008 and 2007, the amortized fair value of the warrant amounted to $18,000 and $44,000, respectively, and for the nine months ended December 31, 2008 and 2007, the amortized fair value of the warrant amounted to $106,000 and $132,000, respectively. The amortized fair value was recorded as selling, general and administrative expense in the accompanying condensed consolidated statements of operations. The warrants are fully amortized as of December 31, 2008.
Note 6. Stock-Based Compensation
Prior to April 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of Statement of Financial Accounting Standard No. 123 ‘Share-Based Payments’” (“SFAS 123”). The Company used the minimum value method to measure the fair value of awards issued prior to April 1, 2006 with respect to its application of the disclosure requirements under SFAS 123.
The Company recognized in salaries and related expense in the condensed consolidated statements of operations $23,000 and $36,000 of stock-based compensation expense during the three months ended December 31, 2008 and 2007, respectively, and $90,000 and $112,000 of stock-based compensation expense during the nine months ended December 31, 2008 and 2007, respectively, which represents the intrinsic value amortization of options granted prior to April 1, 2006 that the Company is continuing to account for using the recognition and measurement principles prescribed under APB 25. At December 31, 2008, there was $40,000 of unrecognized compensation cost related to options that the Company accounted for under APB 25 through March 31, 2006. These costs are expected to be recognized over a weighted average remaining amortization period of two-thirds year.
Effective April 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R) “Share Based Payment” (“SFAS 123(R)”) using the prospective transition method, which requires the fair value measurement and recognition of compensation expense for all share-based payment awards granted, modified and settled to the Company’s employees and directors after April 1, 2006. The Company’s condensed consolidated financial statements as of March 31, 2008 and for the three months ended December 31, 2008 and 2007, reflect the impact of SFAS 123(R). In accordance with the prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

The effect of recording stock-based compensation expense in accordance with the provisions of SFAS 123(R) is as follows (in thousands, except per share amounts):

	Three Months		Nine Months
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cost of service revenue	$4	$3	$11	$7
Research and development	25	40	94	101
Selling, general and administrative	130	283	1810	556
Total stock-based compensation	$159	$326	$1,915	$664

Effect on basic and diluted net loss per common share	$(0.01)	$(0.02)	$(0.12)	$(0.05)

The Company recorded $1,168,000 of stock compensation expense related to the termination of the Company’s former Chief Operating Officer (Note 4). Pursuant to an employment agreement, the Company had a contractual obligation to accelerate the vesting of all of his outstanding options at the date of termination. The vesting acceleration was a pre-existing vesting condition rather than a modification to the original terms of the option agreements. Therefore, the Company was not required to record incremental compensation expense related to the vesting acceleration under the provisions of SFAS 123(R). The Company recorded the expense related to the vesting acceleration in selling, general and administrative expense in the accompanying condensed consolidated statement of operations for the nine months ended December 31, 2008.
No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.
The Company estimated the fair value of employee stock awards using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following weighted-average assumptions:

	Three Months		Nine Months
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Expected life	5.9 years	6.0 years	6.0 years	5.6 years
Risk-free interest rate	1.63%	4.14%	1.83%	4.76%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Volatility	83%	79%	82%	72%
The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by SAB 110 for “plain vanilla” options. The Company used this approach as it did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility for the Company’s stock options was determined by examining the historical volatilities for industry peers and using an average of the historical volatilities of the Company’s industry peers. The Company will continue to analyze the stock price volatility and expected term assumptions as more data for the Company’s common stock and exercise patterns becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
In addition, SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated at 5% based on historical experience. Prior to the adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred.

A summary of all option activity as of December 31, 2008 and changes during the nine months then ended is presented below:

		Weighted-	Weighted-	Aggregate
		Average	Average	Intrinsic
	Shares	Exercise	Contractual	Value
Options	(000)	Price	Term	($000)
Outstanding at April 1, 2008	2,624	$5.67
Granted	1,255	0.89
Exercised	—	—
Forfeited or expired	(455)	7.08

Outstanding at December 31, 2008	3,424	$3.73	6.51	$1,802

Exercisable at December 31, 2008	1,967	$4.86	4.40	$783

In addition to the above option activity, on April 26, 2007, an award of 60,000 stock units was issued to an officer of the Company. Each stock unit represents the right to receive a share of the Company’s common stock, in consideration of past services rendered and the payment by the officer of $3.00 per share, upon the settlement of the stock unit on a fixed date in the future. Half of the stock units, representing 30,000 shares, were forfeited on January 15, 2009 and the remaining 30,000 will be settled on January 15, 2010.
The aggregate intrinsic value is calculated as the difference between the exercise price of the stock options and the underlying fair value of the Company’s common stock ($1.43) for stock options that were in-the-money as of December 31, 2008.
The Company granted 1,095,000 and 1,255,000 stock options to various employees and non-employee directors during the three and nine months ended December 31, 2008, respectively. The options granted during the three and nine months ended December 31, 2008, had a weighted-average grant date fair value of $0.28 and $0.61 per share, respectively. At December 31, 2008, there was unrecognized compensation costs of $2,824,000 related to stock options accounted for in accordance with the provisions of SFAS 123(R). The cost is expected to be recognized over a weighted-average amortization period of 2.89 years.
The Company issues new shares of common stock upon exercise of stock options.
As provided under the Company’s 2006 Stock Incentive Plan (“2006 Plan”), the aggregate number of shares authorized for issuance as awards under the 2006 Plan automatically increased on April 1, 2008 by 795,180 shares (which number constitutes 5% of the outstanding shares on the last day of the year ended March 31, 2008). Remaining shares authorized for issuance from the 2006 Plan at December 31, 2008 was 686,917.
Note 7. Income Taxes
The Company has completed a study to assess whether a change in control has occurred or whether there have been multiple changes of control since the Company’s formation. The study concluded that no change in control occurred for purposes of Internal Revenue Code section 382. The Company, after considering all available evidence, fully reserved for these and its other deferred tax assets since it is more likely than not such benefits will not be realized in future periods. The Company has incurred losses for both financial reporting and income tax purposes for the year ended March 31, 2008. Accordingly, the Company is continuing to fully reserve for its deferred tax assets. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred income tax assets satisfy the realization standard of SFAS No. 109, the valuation allowance will be reduced accordingly.
In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which became effective for the Company beginning April 1, 2007. FIN 48 addresses how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the tax benefit from an uncertain tax position can be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The adoption of FIN 48 had no impact on the Company’s financial condition, results of operations or cash flows.
The Company has identified its federal tax return and its state tax return in California as major tax jurisdictions. The Company is also subject to certain other foreign jurisdictions, principally Mexico and The Netherlands. The Company’s evaluation of FIN 48 tax matters was performed for tax years ended through March 31, 2008. Generally, the Company is subject to audit for the years ended March 31, 2007, 2006 and 2005 and maybe be subject to audit for amounts relating to net operating loss carryforwards generated in periods prior to March 31, 2005. The Company has elected to retain its existing accounting policy with respect to the treatment of interest and penalties attributable to income taxes in accordance with FIN 48, and continues to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit as well as its outstanding income tax assets and liabilities. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments, other than those identified above that would result in a material change to its financial position.
Note 8. Segment and Geographic Information
The Company is organized primarily on the basis of operating units which are segregated by geography, United States (“U.S.”), Europe and Rest of the World (“Europe/ROW”) and Mexico.
The following tables present information about reportable segments (in thousands):

		Europe/
Three months ended December 31, 2008	U.S.	ROW	Mexico	Total
Product revenues	$85	$114	$800	$999
Service revenues	222	—	—	222

Total revenues	307	114	800	1,221
Depreciation and amortization expense	(95)	(54)	(25)	(174)
Loss from operations	(3,165)	(155)	(37)	(3,357)
Interest expense	(113)	—	—	(113)
Interest income	17	—	—	17

		Europe/
Three months ended December 31, 2007	U.S.	ROW	Mexico	Total
Product revenues	$39	$208	$596	$843
Service revenues	223	—	—	223

Total revenues	262	208	596	1,066
Depreciation and amortization expense	108	57	24	189
Loss from operations	(4,963)	(330)	(261)	(5,554)
Interest expense	(199)	—	—	(199)
Interest income	150	—	—	150

		Europe/
Nine months ended December 31, 2008	U.S.	ROW	Mexico	Total
Product revenues	$217	$532	$2,469	$3,218
Service revenues	695	—	—	695

Total revenues	912	532	2,469	3,913
Depreciation and amortization expense	(301)	(176)	(140)	(617)
Loss from operations	(14,464)	(488)	(107)	(15,059)
Interest expense	(424)	—	—	(424)
Interest income	149	—	—	149

Nine months ended December 31, 2007	U.S.	ROW	Mexico	Total
Product revenues	$146	$446	$1,553	$2,145
Service revenues	764	—	—	764

Total revenues	910	446	1,553	2,909
Depreciation and amortization expense	311	168	69	548
Loss from operations	(14,268)	(1,276)	(1,105)	(16,649)
Interest expense	(844)	—	—	(844)
Interest income	556	—	—	556
Sales by geography reported in the Europe/ROW segment is as follows (in thousands):

	Three Months		Nine Months
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
India	$30	$56	$90	$83
China	—	—	79	—
Europe and other	84	152	363	363

Total Europe/ROW	$114	$208	$532	$446

The following table shows property and equipment balances by segment (in thousands):

	December 31,	March 31,
	2008	2008
U.S.	$963	$1,193
Europe/ROW	520	754
Mexico	191	356

	$1,674	$2,303

The following table shows total asset balances by segment (in thousands):

	December 31,	March 31,
	2008	2008
U.S.	$3,653	$20,974
Europe/ROW	1,069	1,271
Mexico	1,115	1,367

	$5,837	$23,612

Note 9. Subsequent Events
Modification of Common Stock Warrant Agreements
On January 22, 2009, the Company’s Board of Directors authorized the Company’s management to modify certain common stock warrant agreements. The modifications will be subject to negotiation and the warrant holders giving up certain rights. In the event management and the warrant holders agree to terms, the expiration dates of these warrant agreements could be extended to January 27, 2014. The warrant agreements were originally due to expire on various dates between January 30, 2009 and November 10, 2011. In the three months ended March 31, 2009, the Company may record in selling, general and administrative expense of its consolidated statement of operations, incremental fair value related to these warrants in the amount up to $332,000. The incremental fair value was calculated using the Black-Scholes pricing model. Weighted-average assumptions used were as follows: weighted average exercise price of $10.78 per share; risk-free interest rate 1.61%; contractual life of five years, dividend yield of 0.0%; and volatility of 83%. The total number of common shares to be issued if all warrants are exercised is 866,255 shares.

Private Placement of Common Stock on January 26, 2009
On January 26, 2009, the Company entered into Security Purchase Agreements with VetCure Inc., a California corporation, (“VetCure”) which is owned by, the Company’s Director, Robert Burlingame, and an accredited investor, whereby VetCure and its affiliate agreed to make a $3,000,000 investment in the Company in exchange for the exclusive rights to distribute and sell Vetericyn Wound Care product for animals in the United States and an aggregate of 2,566,725 million shares of common stock with warrants. The Company intends to use the $3,000,000 cash infusion as general working capital and to help accelerate its commercial activities in the United States, China, Europe, Mexico, India and select Middle East countries. Additionally, related to this transaction, the Company paid a fee of $50,000 to a third party that assisted with the transaction.
The Company entered into the following Security Purchase Agreements:
Purchase Agreement with Robert Burlingame, a Director of the Company:
On January 26, 2009, the Company entered into, and closed the first installment, of a Purchase Agreement with Robert Burlingame (the “Burlingame Agreement”). Mr. Burlingame has served as a member of the Company’s Board of Directors since November 2006. Pursuant to the terms of the Burlingame Agreement, Mr. Burlingame agreed to make a $1,000,000 investment in the Company, which was paid, or will be paid, in the following installments:
•	$167,000 received on January 26, 2009;

•	$167,000 received on January 30, 2009; and

•	$666,000 no later than August 1, 2009.
In exchange for his investment, the Company has agreed to issue to Mr. Burlingame a total of 796,813 shares of common stock in three tranches, pro rata to the investment amounts paid by Mr. Burlingame on each date that Mr. Burlingame provides funds.
In addition, the Company agreed to issue to Mr. Burlingame Series A Warrants to purchase a total of 500,000 shares of common stock at an exercise price of $1.87 per share in three tranches pro rata to the investment amounts paid. The Series A Warrants are exercisable after six months and have a five-year term. The Series A Warrants also have a cashless feature (net share settlement) in the event the shares of common stock underlying the Series A Warrants are not registered.
Purchase Agreement with an Accredited Investor:
On January 26, 2009, the Company entered into, and closed the first installment, of a second Purchase Agreement with an accredited Investor.. Pursuant to the terms of the Purchase Agreement, the Investor has agreed to make a $2,000,000 investment in the Company, which was paid, or will be paid, in the following installments:
•	$333,000 received on January 23, 2009;

•	$333,000 received on January 30, 2009; and

•	$1,334,000 no later than August 1, 2009.
In exchange for this investment, the Company agreed to issue to the Investor a total of 1,769,912 shares of common stock in three tranches, pro rata to the investment amounts paid by the Investor on each date the Investor provides funds.
In addition, the Company agreed to issue to the Investor Series A Warrants to purchase a total of 1,000,000 shares of common stock at an exercise price of $1.87 per share in three tranches pro rata to the investment amounts paid. The Series A Warrants are exercisable after six months and have a five-year term. The Series A Warrants also have a cashless feature (net share settlement) in the event the shares of common stock underlying the Series A Warrants are not registered.
The Company also agreed to issue to the Investor Series B Warrants to purchase an additional 2,000,000 shares of common stock at an exercise price of $1.13 per share in three tranches pro rata to the investment amounts paid by the Investor. The Series B Warrants are exercisable after six months and have a three-year term. In addition, for every two shares of common stock the Investor purchases upon exercise of a Series B Warrant, the Investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant is exercisable after six months and will have an exercise price of $1.94 and a five-year term. The Company will only be obligated to issue Series C Warrants to purchase up to 1,000,000 shares of common stock.
Revenue Sharing Distribution Agreement with VetCure
On January 26, 2009, the Company entered into a Revenue Sharing Distribution Agreement (the “Distribution Agreement”) with VetCure, appointing them the exclusive distributor of the Company’s Vetericyn Wound Care product for animals in the United States. Pursuant to the terms of the Distribution Agreement, VetCure may distribute Vetericyn Wound Care only to persons and entities located and taking delivery within the United States. The Distribution Agreement does not limit the Company’s marketing or distribution activities or the ability to appoint other dealers, distributors, licensees or agents outside of the United States. As the exclusive distributor of Vetericyn Wound Care product in the United States, VetCure has agreed to use commercially reasonable efforts to successfully market Vetericyn Wound Care on a continuing basis. The Company agreed to issue to VetCure or its designees 433,275 shares of common stock within 10 business days of the execution of the Distribution Agreement. The fair value of the shares on January 26, 2009 was $476,603.
Private Placement of Common Stock on February 6, 2009
On February 6, 2009, the Company entered into Purchase Agreements with a group of accredited investors whereby the Company raised $1,752,803 in gross proceeds through a private placement of 1,499,404 Units. The exclusive placement agent for the offering received $122,696 for their services. The Company intends to use the proceeds received from the sale of the Units for working capital and general corporate purposes.
For each $116.90 invested, an investor received:
•	One hundred shares of our common stock, par value $0.0001 per share;

•	A Series A Warrant to purchase fifty-eight shares of common stock at an exercise price of $1.87 per share. The Series A Warrants are exercisable after six months and have a five year term;

•	A Series B Warrant to purchase seventy-eight shares of common stock at an exercise price of $1.13 per share. The Series B Warrants are exercisable after six months and have a three year term; and

•	For every two shares of common stock the investor purchases upon exercise of a Series B Warrant, the investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant shall be exercisable after six months and will have an exercise price of $1.94 and a five year term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
Introduction
The following is a discussion of our financial condition and results of operations. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. The following should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.
Cautionary Statement Concerning Forward-Looking Statements
This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in this prospectus and other reports we file with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.
The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto, and other financial information included elsewhere in this prospectus.
Business Overview
We develop, manufacture and market, a family of products intended to prevent and treat infections in chronic and acute wounds while concurrently enhancing wound healing through modes of action unrelated to the treatment of infection. Infection is a serious potential complication in both chronic and acute wounds, and controlling infection is a critical step in wound healing. Our platform technology, called Microcyn®, is a proprietary solution of electrically charged oxychlorine small molecules designed to treat a wide range of organisms that cause disease (pathogens) These include viruses, fungi, spores and antibiotic-resistant strains of bacteria, such as Methicillin-resistant Staphylococcus aureus, or MRSA, and Vancomycin-resistant Enterococcus, or VRE, in wounds. Our device product is cleared for sale in the United States as a 510(k) medical device for wound cleaning, debridement, lubricating, moistening and dressing; is a device under CE Mark in Europe; is approved by the State Food and Drug Administration, or SFDA, in China as a technology that reduces the propagation of microbes in wounds and creates a moist environment for wound healing; and is approved as a drug in India and Mexico. We do not have the necessary regulatory approvals to market Microcyn in the United States as a drug, nor do we have the necessary regulatory clearance or approval to market Microcyn in the U.S. as a medical device for an antimicrobial or wound healing indication.
Clinical testing we conducted in connection with our submissions to the FDA, as well as physician clinical studies, suggest that our Microcyn-based product may help reduce a wide range of pathogens from acute and chronic wounds while curing or improving infection and concurrently enhancing wound healing through modes of action unrelated to the treatment of infection. These physician clinical studies suggest that our Microcyn-based product is safe, easy to use and complementary to many existing treatment methods in wound care. Physician clinical studies and usage in the United States suggest that our 510(k) product may shorten hospital stays, lower aggregate patient care costs and, in certain cases, reduce the need for systemic antibiotics. We are also pursuing the use of our Microcyn platform technology in other markets outside of wound care, including in the respiratory, ophthalmology, dental and dermatology markets.
In 2005, chronic and acute wound care represented an aggregate of $9.6 billion in global product sales, of which $3.3 billion was spent for the treatment of skin ulcers, $1.6 billion to treat burns and $4.7 billion for the treatment of surgical and trauma wounds, according to Kalorama Information, a life sciences market research firm. In the Kalorama Information we believe the markets most related to our product involve approximately $1.3 billion for the treatment of skin ulcers, $300 million for the treatment of burns and $700 million for the treatment of surgical and trauma wounds. Common methods of controlling infection, including topical antiseptics and antibiotics, have proven to be only moderately effective in combating infection in the wound bed. However, topical antiseptics tend to inhibit the healing process due to their toxicity and may require specialized preparation or handling. Antibiotics can lead to the emergence of resistant bacteria, such as MRSA and VRE. Systemic antibiotics may be less effective in controlling infection in patients with disorders affecting circulation, such as diabetes, which are commonly associated with chronic wounds. As a result, no single treatment is used across all types of wounds and stages of healing.
We believe Microcyn is the only known stable, anti-infective therapeutic available in the world today that simultaneously cures or improves infection while also promoting wound healing through increased blood flow to the wound bed and reduction of inflammation. Also, we believe Microcyn provides significant advantages over current methods of care in the treatment of a wide range of chronic and acute wounds throughout all stages of treatment. These stages include cleaning, debridement, prevention and treatment of infections and wound healing. Unlike antibiotics, antiseptics, growth regulators and other advanced wound care products, we believe that Microcyn is the only stable wound care solution that is safe as saline, and also cures infection while simultaneously accelerating wound healing. Also, unlike most antibiotics, we believe Microcyn does not target specific strains of bacteria, a practice which has been shown to promote the development of resistant bacteria. In addition, our products are shelf stable, require no special preparation and are easy to use.
Our goal is to become a worldwide leader as the standard of care in the treatment and irrigation of open wounds. We currently have, and intend to seek additional, regulatory clearances and approvals to market our Microcyn-based products worldwide. In July 2004, we began selling Microcyn in Mexico after receiving approval from the Mexican Ministry of Health, or MOH, for the use of Microcyn as an antiseptic, disinfectant and sterilant. Since then, physicians in the United States, Europe, India, Pakistan, China and Mexico have conducted more than 25 physician clinical studies assessing Microcyn’s use in the treatment of infections in a variety of wound types, including hard-to-treat wounds such as diabetic ulcers and burns. Most of these studies were not intended to be rigorously designed or controlled clinical trials and, as such, did not have all of the controls required for clinical trials used to support a new drug application, or NDA, submission to the FDA. A number of these studies did not include blinding, randomization, predefined clinical end points, use of placebo and active control groups or U.S. good clinical practices requirements. We used the data generated from some of these studies to support our application for the CE Mark, or European Union certification, for wound cleaning and reduction of microbial load. We received the CE Mark in November 2004 and additional international approvals in China, Canada, Mexico and India. Microcyn has also received three FDA 510(k) clearances for use as a medical device in wound cleaning, or debridement, lubricating, moistening and dressing, including traumatic wounds and acute and chronic dermal lesions.
In the fourth quarter of 2007, we completed a Phase II randomized clinical trial, which was designed to evaluate the effectiveness of Microcyn in mildly infected diabetic foot ulcers with the primary endpoint of clinical cure or improvement in signs and symptoms of infection according to guidelines of Infectious Disease Society of America. We used 15 clinical sites and enrolled 48 evaluable patients in three arms, using Microcyn alone, Microcyn plus an oral antibiotic and saline plus an oral antibiotic. We announced the results of our Phase II trial in March 2008. In the clinically evaluable population of the study, the clinical success rate at visit four (test of cure) for patients treated with Microcyn alone was 93.3% compared to 56.3% for the Levofloxacin plus saline-treated patients. This study was not statistically powered, but the high clinical success rate (93.3%) and the p-value (0.033) would suggest the difference is meaningfully positive for the Microcyn-treated patients. Also, for this set of data, the 95.0% confidence interval for the Microcyn-only arm ranged from 80.7% to 100.0% while the 95.0% confidence interval for the Levofloxacin and saline arm ranged from 31.9% to 80.6%; the confidence intervals do not overlap, thus indicating a favorable clinical success for Microcyn compared to Levofloxacin. At visit three (end of treatment) the clinical success rate for patients treated with Microcyn alone was 77.8% compared to 61.1% for the Levofloxacin plus saline-treated patients.
We conducted a review meeting with the FDA in August 2008 to discuss the results of our Phase II trial and our future clinical program. Following a review of the Phase II data on Microcyn Technology for the treatment of mildly infected diabetic foot ulcers, the FDA agreed:
•	We may move forward into the pivotal phase of our U.S. clinical program for Microcyn Technology.

•	There were no safety issues relative to moving into this next clinical phase immediately, and carcinogenicity studies will not be required for product approval; and

•	Clinical requirements for efficacy and safety for a new drug application, or NDA, will be appropriately accounted for within the agreed upon pivotal trial designs.
Two pivotal clinical trials must be completed for submission to the FDA of an NDA, for the treatment of mildly infected diabetic foot ulcers. Commencement of these trials will be dependent upon the support of a strategic partner. In the event that we successfully complete clinical trials and obtain drug approval from the FDA, we may seek clearance for treatment of other types of wounds. We are currently pursuing strategic partnerships to assess potential applications for Microcyn in several other markets and therapeutic categories, including respiratory, ophthalmology, dermatology, dental and veterinary markets. FDA or other governmental approvals will be required for any potential new products or new indications.
We currently make Microcyn available under our three 510(k) clearances in the United States, primarily through our website and several regional distributors as a test marketing effort. In the quarter ending December 31, 2008, we initiated a more aggressive commercialization into the podiatry market in the United States. In addition, an over-the-counter “first responder” pen application (MyClyns) with Microcyn has been marketed in the United States since January 2008, by our partner Union Springs Pharmaceuticals (a subsidiary of the Drug Enhancement Company of America, or DECA).
We have announced the development of a MicroGel and a delivery device for Microcyn, both of which will require 510k approval in the US as well as approvals in Europe, China, India and Mexico. We expect to obtain those approvals and initiate commercialization during our next fiscal year in all of these countries.
We currently rely on exclusive agreements with country-specific distributors for the sale of Microcyn-based products in Europe. In Mexico, we sell Microcyn through a network of distributors and through a contract sales force dedicated exclusively to selling Microcyn, including salespeople, nurses and clinical support staff. In India, we sell through Alkem, the fifth largest pharmaceutical company in India. The first full year of Microcyn product distribution in India was in 2008. In China, we signed a distribution agreement with China Bao Tai, which secured marketing approval from the SFDA in March 2008. China Bao Tai intends to begin distribution of Microcyn-based products to hospitals, doctors and clinics through Sinopharm, the largest pharmaceutical group in China. China Bao Tai and Sinopharm are in the process of providing samples broadly to many hospitals and doctors throughout many provinces in China in anticipation of a product launch after approval for reimbursement has been obtained.
Our goal for fiscal 2010 is to achieve the following milestones:
•	Identify and initiate partnerships and/or distribution agreements for Microcyn both inside and outside the United States;

•	Reduce operating costs while increasing revenues;

•	Secure expanded U.S. label claims on 510(k)-cleared products;

•	Launch Microcyn Rx and OTC into U.S. podiatry market;

•	Secure regulatory approvals and launch MicrocynGel into U.S., China, Mexico, the EU and India;

•	Support our partners in China with introduction of Dermacyn into strategic wound care facilities; and

•	File and obtain additional patents on new formulations and drug delivery systems.
We may not obtain on a timely basis, if at all, the necessary FDA approval and/or clearances to market Microcyn in the U.S. for the treatment of infection in diabetic foot ulcers, wound healing or otherwise. A number of factors can delay or prevent completion of human clinical trials, particularly patient recruitment. Moreover, many drug candidates fail to successfully complete clinical trials. After an NDA is filed with the FDA, the FDA commences an in-depth review of the NDA that typically takes ten months to a year to complete but may take longer. In addition, we may not obtain on a timely basis, or at all, the necessary 510(k) clearances for the next-generation Microcyn product formulation. The milestones described above assume that we have sufficient funds to conduct and complete our pivotal trials, that the results from these clinical trials support an NDA filing and that our products will be commercially viable. We may not find appropriate distribution or strategic partners, generate revenue sufficient to fund our cash flow needs or meet any of the milestones described above in a timely manner or at all.
We also operate a microbiology contract testing laboratory division that provides consulting and laboratory services to medical companies that design and manufacture biomedical devices and drugs, as well as testing on our products and potential products. Our testing laboratory complies with U.S. good manufacturing practices and quality systems regulation.
Critical Accounting Policies and Estimates
General
The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting polices and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosure of commitments and contingencies at the date of the consolidated financial statements.
On an ongoing basis, we evaluate our estimates and judgments. Areas in which we exercise significant judgment include, but are not necessarily limited to, our valuation of accounts receivable, inventory, income taxes, equity transactions (compensatory and financing) and contingencies. We have also adopted certain polices with respect to our recognition of revenue that we believe are consistent with the guidance provided under Securities and Exchange Commission Staff Accounting Bulletin No. 104.
We base our estimates and judgments on a variety of factors including our historical experience, knowledge of our business and industry, current and expected economic conditions, the attributes of our products, regulatory environment, and in certain cases, the results of outside appraisals. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.
While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.
A description of significant accounting polices that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:
Stock-based compensation
Prior to April 1, 2006, we accounted for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations and applied the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123.” We used the minimum value method to measure the fair value of awards issued prior to April 1, 2006 with respect to our application of the disclosure requirements under SFAS No. 123.
Effective April 1, 2006, we adopted SFAS No. 123(R) “Share Based Payment” (“SFAS 123(R)”) using the prospective method. This statement is a revision of SFAS No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123(R) addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123(R), SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.

We had a choice of two attribution methods for allocating compensation costs under SFAS 123(R): the “straight-line method,” which allocates expense on a straight-line basis over the requisite service period of the last separately vesting portion of an award, or the “graded vesting attribution method,” which allocates expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. We chose the former method and amortized the fair value of each option on a straight-line basis over the requisite period of the last separately vesting portion of each award.
Revenue Recognition and Accounts Receivable
We generate product revenues from sales of our products to hospitals, medical centers, doctors, pharmacies, distributors and strategic partners. We sell our products directly to third parties and to distributors through various cancelable distribution agreements. We have also entered into an agreement to license our products.
We apply the revenue recognition principles set forth in Securities and Exchange Commission Staff Accounting Bulletin, or SAB, 104 “Revenue Recognition,” with respect to all of our revenues. Accordingly, we record revenues when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability of the sale is reasonable assured.
We require all of our product sales to be supported by evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms and payment terms. Evidence of an arrangement generally consists of a contract or purchase order approved by the customer. We have ongoing relationships with certain customers from which we customarily accept orders by telephone in lieu of a purchase order.
We recognize revenues at the time in which we receive a confirmation that the goods were either tendered at their destination when shipped “FOB destination,” or transferred to a shipping agent when shipped “FOB shipping point.” Delivery to the customer is deemed to have occurred when the customer takes title to the product. Generally, title passes to the customer upon shipment, but could occur when the customer receives the product based on the terms of the agreement with the customer.
While we have a policy of investigating the creditworthiness of our customers, we have, under certain circumstances, shipped goods in the past and deferred the recognition of revenues when available information indicates that collection is in doubt. We establish allowances for doubtful accounts when available information causes us to believe that a credit loss is probable.
We market a substantial portion of our goods through distributors. In Europe, we defer recognition of distributor-generated revenues until the time we confirm that distributors have sold these goods. Although our terms provide for no right of return, our products have a finite shelf life and we may, at our discretion, accommodate distributors by accepting returns to avoid the distribution of expired goods.
Service revenues are recorded upon performance of the service contracts. Revenues generated from testing contracts are recorded when the test is completed and the final report is sent to the customer.
Inventory and Cost of Revenues
We state our inventory at the lower of cost, determined using the first-in, first-out method, or market, based on standard costs. Establishing standard manufacturing costs requires us to make estimates and assumptions as to the quantities and costs of materials, labor and overhead that are required to produce a finished good. Cost of service revenues is expensed when incurred.
Income Taxes
We are required to determine the aggregate amount of income tax expense or loss based upon tax statutes in jurisdictions in which we conduct business. In making these estimates, we adjust our results determined in accordance with generally accepted accounting principles for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities, as a result of these differences, are reflected on our balance sheet for temporary differences in loss and credit carryforwards that will reverse in subsequent years. We also establish a valuation allowance against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. Valuation allowances are based, in part, on predictions that management must make as to our results in future periods. The outcome of events could differ over time which would require that we make changes in our valuation allowance.
Recent Accounting Pronouncements
In February 2007, FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159, which includes an amendment to Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), permits entities the option to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are in the process of determining the impact that SFAS 159 will have on our financial condition, results of operations and cash flows.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008. We are currently evaluating the potential impact, if any, of the adoption of SFAS 160 on its financial condition and results of operations.
In December 2007, the SEC issued SAB No. 110, Certain Assumptions Used in Valuation Methods — Expected Term (“SAB 110”) According to SAB 110, under certain circumstances the SEC staff will continue to accept beyond December 31, 2007 the use of the simplified method in developing an estimate term of share options that possess certain characteristics in accordance with SFAS 123(R) beyond December 31, 2007. We adopted SAB 110 effective January 1, 2008 and continue to use the simplified method in developing the expected term used for our valuation of stock-based compensation.
In February 2008, SFAS 157 was amended by FSP 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements” (“FSP 157-2”). As such, SFAS 157 (as amended) is partially effective for measurements and disclosures of financial assets and liabilities for fiscal years beginning after November 15, 2007 and is fully effective for measurement and disclosure provisions on all applicable assets and liabilities for fiscal years beginning after November 15, 2008. We are currently evaluating the impact that FSP 157-2 will have on our consolidated financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We will adopt SFAS 161 beginning in the first quarter of 2009. We do not expect there to be any significant impact of adopting SFAS 161 on our financial position, cash flows and results of operations.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Results of Operations for the Fiscal Year Ended March 31, 2008 Compared to the Fiscal Year Ended March 31, 2007
Overview
Our strategy for the March 2008 fiscal year was first and foremost to focus on the clinical program in the United States, the largest addressable market in the world for Microcyn. During the fiscal year ended March 31, 2007 we made a strategic decision to focus our resources on the U.S. clinical process and to dramatically reduce international expenses. We achieved both objectives by completing the Phase II trial with good results and reducing our international expenses by $4 million, compared to last year. The emphasis in Mexico was to break even, which occurred in the last month of the fiscal year 2008, with a reduction in operating expenses of $2.6 million on a full year basis.
Revenues
Our total revenues were $3.8 million for the year ended March 31, 2008, a 16% decline from the prior year level of $4.5 million. The $798,000, or 22%, decline in product revenues was primarily due to $521,000, or 86%, lower sales to our customer Alkem Laboratories Limited, in India, and a $395,000, or 16%, decline in Mexico sales. Alkem is responsible for bottling, labeling, shipping and selling their Microcyn product called “Oxum” through their own sales force in India. Sales to Alkem in the prior year were driven by large initial stocking orders of samples used during their initial product launch. Although the large initial stocking orders did not recur in the year ended March 31, 2008, Alkem continues to sell and ship product to doctors and patients in India in steadily growing volumes. Sales in Mexico have also declined $395,000 over the prior year, a result of the reduction in our sales force in Mexico as we executed our strategy of lowering expenses in our international subsidiaries and focusing our resources on U.S. clinical and development initiatives. More specifically, with the reduction of the sales force in Mexico from 70 to 30 people, we have focused on the growth of sales to pharmacies and not sales to hospitals due to the higher profitability and higher sales price attainable from pharmacies. Consequently, the decline in hospital sales was partially offset by 37% growth in sales to pharmacies compared to the prior year.
The following table shows our product revenues by country (note that sales in India are reported as part of our European operating segment):

	Year Ended March 31,
	2008	2007
	(In thousands)

U.S.	$197	$140
Mexico	2,118	2,513
India	83	604
Europe	483	422

Total	$2,881	$3,679

The $90,000, or 10%, increase in service revenues was due primarily to an increase in the number of tests performed by our services business.
Gross Profit/Loss
We reported gross profit from our products business of $1.1 million, or 38% of product revenues, during the fiscal year ended March 31, 2008, compared to a gross profit of $1.6 million, or 43%, in the year ago period. This decrease is due primarily to the lower sales volumes in India, and the relatively high fixed cost component in our European facility where this product is produced. Margins in Mexico have also decreased from year to year due to lower sales volumns, and a slight increase in the cost of production in the current year. We reported losses from our services business of $23,000 for the year ended March 31, 2008, compared to a $31,000 loss in the prior year.
We expect gross profits to increase as a percentage of sales in future periods as we grow our Microcyn-based products business.

Research and Development Expense
Research and development expense increased $5.3 million, or 117%, to $9.8 million for the year ended March 31, 2008, from $4.5 million for the year ended March 31, 2007. This increase was primarily the result of $3.1 million higher clinical development costs from $894,000 during the year ended March 31, 2007 to $4.0 million during the year ended March 31, 2008. These clinical development costs included $489,000 and $2.9 million in contract research organization fees related to our Phase II clinical trials in the years ended March 31, 2007 and 2008 respectively. In addition, our other research and development expenses increased as we grew the product development team, expanded the scope of our new product development initiatives, and continued to enhance our cGMP manufacturing capabilities at our U.S. research and development facility.
We expect research and development expenses to increase in future periods as we incur the costs associated with clinical trials and as we continue to expand our new product development programs.
Selling, General and Administrative Expense
Selling, general and administrative expense decreased $2.8 million, or 17%, to $13.7 million for the year ended March 31, 2008, from $16.5 million for the year ended March 31, 2007. Primarily this decrease was due to $4.0 million lower selling, general and administrative expenses in our Europe and Mexico subsidiaries as we executed our strategy of shifting our company resources away from expanding markets internationally through a reduction in force in these subsidiaries.
This decrease was offset in part by a $1.2 million increase in our U.S. selling, general, and administrative expenses, primarily the result higher outside service expenses as compared to the year ago period. Outside service expenses were $1.2 million higher than the prior year, primarily due to $350,000 higher legal fees as Oculus has relied more on outside counsel for both public company related SEC filings and IP protection work, $259,000 higher accounting fees, and $228,000 higher fees related to Sarbanes Oxley compliance and other finance projects. Bonus expense also increased $577,000 to $837,000 during the year ended March 31, 2008, as the compensation plans for executives and employees were increased to more closely correspond to market levels. Insurance expense also increased $315,000 over the prior year due to the new directors and officers liability insurance initiated following our IPO in January 2007. These increases were offset in part by $245,000 lower travel expense as the executive team was not required to travel to Mexico and Europe as often as they had in the prior year, and $357,000 lower stock compensation expense.
We expect that selling, general and administrative expenses will stay relatively constant in future periods. We are, however, currently assessing strategies for initiating a sales and marketing launch in the United States of our Dermacyn Wound Care product using current or additional 510(k) claims that, if initiated, will lead to higher sales and marketing expenses as early as the year ending March 31, 2009.
Interest income and expense and other income and expense
Interest expense increased $60,000 to $1.0 million for the year ended March 31, 2008, from $956,000 in the year ago period, primarily due to higher average debt balance during the year ended March 31, 2008 as compared to the year ago period. Interest income increased $318,000 to $630,000 for the year ended March 31, 2008, from $312,000 in the year ago period, primarily due to higher interest bearing investments in the current year.
Other income and expense primarily consists of non-cash charges due to the fluctuation of foreign exchange rates, and the resulting gain or loss booked for the revaluation of our intercompany notes payable denominated in non-local currencies. During the year ended March 31, 2008, the U.S. dollar became weaker in relation to the Mexican peso and the Euro, and a net $2,594,000 gain on foreign exchange was recorded accordingly. During the year ended March 31, 2007, the U.S. Dollar became weaker in relation to the Mexican Peso and the Euro, and a $407,000 gain on foreign exchange was recorded.
We expect that interest expense will decrease in future periods as we continue to pay down our current debt balance, and interest income will fluctuate in proportion to our interest bearing investments.

Results of Operations for the Quarter Ended December 31, 2008 Compared to the Quarter Ended December 31, 2007
Overview
Sales in Mexico increased 34% during the three months ended December 31, 2008, with the largest increase in sales to hospitals despite the significant negative impact of a 24% decline in the value of the peso at the end of the quarter compared to December 31, 2007. We also initiated significant cost-reduction measures the three months ended December 31, 2008, in our U.S. operations, which reduced our headcount from 56 to 29 in the U.S. combined with anticipated additional cost reductions in the quarter ending March 31, 2009. We believe that these reductions will lead to decreases in net losses in the upcoming quarters, and accelerate our path to profitability.
Revenues
We experienced 19% growth in product revenues and about the same sales in our services business, resulting in reported revenues of $1.2 million during the three months ended December 31, 2008. The $156,000 increase in product revenues was due primarily to $204,000 higher sales in Mexico, up 34% over the same period last year. Without the drop in the value of the peso during the quarter, the product growth in Mexico would have been 61%. Unit sales of our 240-milliliter presentation, sold mostly to pharmacies in Mexico increased 15% over the prior year to a monthly average of 32,000 units. Generally, the third quarter is our weakest quarter of the year due to typically low sales in Mexico for health care in the month of December. Sales to hospitals in Mexico increased by $200,000 over the year ago period, due to both higher sales volumes, up 118%, and higher averages selling prices. Europe and the Rest of the World, or Europe/ROW, sales decreased over the prior year due to lower sales to Slovakia and India, caused by irregular shipments and price adjustments. Product sales in the US were up slightly, showing the initial signs of the launch into the podiatry market.
The following table shows our product revenues by geographic region (in thousands):

	Three months ended
	December 31,		Increase/	Increase/
	2008	2007	(Decrease)	(Decrease)
U.S.	$85	$39	$46	118%
Europe/ROW	114	208	(94)	(45)%
Mexico	800	596	204	34%

Total	$999	$843	$156	19%

Service revenues were $222,000 maintaining a similar level to our sales in the prior year, as we continue our strategy of maintaining, not growing this business, and focusing primarily on our Microcyn business.
Gross Profit / Loss
We reported gross profit from our Microcyn products business of $686,000, or 69% of product revenues, during the three months ended December 31, 2008, compared a gross profit of $335,000, or 40%, in the year ago period. This increase was primarily due to lower costs in Europe and improved efficiency and higher sales volumes in our Mexico operations, which improved margins to 77% during the three months ended December 31, 2008, compared to 73% a year ago. The lower costs in Europe put our European operation in a positive gross margin position during the three months ended December 31, 2008, compared to a gross loss position in the year ago period. Our services business continues to be slightly profitable from period to period.
We expect gross profit to increase as a percentage of sales in future periods as we consolidate our manufacturing operations and reduce our fixed costs as product revenues grow.
Research and Development Expense
Research and development expense consists primarily of costs associated with personnel, materials, and clinical trials within our product development, regulatory and clinical organizations. Research and development expense decreased $1.6 million, or 64%, to $933,000 for the three months ended December 31, 2008, from $2.6 million for the three months ended December 31, 2007. This decrease was primarily the result of $1.0 million lower outside clinical fees as our company was actively engaged in completing our Phase II clinical trial for the treatment of diabetic foot ulcers during the quarter ended December 31, 2007. In addition, we eliminated the supporting clinical staff and focused on finding a partner to complete the pivotal trials. Other regulatory and research staff were also reduced during the period consistent with our overall cost reduction initiatives.
We anticipate that our research and development expense will decline as a result of the reduction of research and development personnel, and the transfer of the clinical trial costs to a potential partner. We anticipate that most of the impact of these reductions will be reflected in the quarter ending March 31, 2009.
Selling, General and Administrative Expense
Selling, general and administrative expense consists primarily of costs associated with sales, marketing and administrative personnel, as well as other corporate expenses such as legal, accounting, and insurance. Selling, general and administrative expense decreased $379,000, or 11%, to $2.9 million during the three months ended December 31, 2008, from $3.3 million during the three months ended December 31, 2007. This decrease was primarily due to reduction of personnel and related salary costs, legal expenses and stock compensation expenses. This decrease was partially offset by higher sales and marketing consulting fees of $320,000 associated with market research and other pre-launch expenses related to our US Microcyn wound care product launch, which occurred in October 2008.
We expect that our selling, general and administrative expenses will decline in the quarter ending March 31, 2009 as we reduced the number of selling, general, and administrative personnel in the U.S. from 22 to 14 over the last two quarters. The increase in selling costs related to our product launch in the US will partially offset the decline related to the overall reduction in force and will eventually cause an increase in this expense category as we grow our sales in the US.
Interest income and expense and other income and expense
Interest expense decreased $86,000 to $113,000 for the three months ended December 31, 2008, from $199,000 in the year ago period, due to the payments made on debt in the prior year. Total outstanding debt decreased $1.7 million to $776,000 at December 31, 2008, from $2.5 million at December 31, 2007. Interest income decreased $133,000, to $17,000 for the three months ended December 31, 2008, from $150,000 in the year ago period, primarily due to the decrease in our interest bearing cash balance over the past year.
Other income and expense decreased $383,000 to net other expense of $84,000 for the three months ended December 31, 2008, from net other income of $299,000 for the three months ended December 31, 2007. Primarily this decrease was due to our intercompany notes to Europe and Mexico being reclassified during the period as long term, and therefore no foreign currency adjustment was required to revalue the notes. In prior periods, this account consisted of charges due to the fluctuation of foreign exchange rates, and the resulting gain or loss recognized for the revaluation of our intercompany notes payable denominated in non-local currencies.
Net Loss
Net loss for the three months ended December 31, 2008 was $3.3 million, down $2.0 million from $5.3 million for the same period last year. Stock compensation expenses for the three months ended December 31, 2008 and 2007 were $200,000 and $406,000 respectively.
Liquidity and Capital Resources
Since our inception, we have incurred significant losses and, as of March 31, 2008, we had an accumulated deficit of $90.8 million. We have not yet achieved profitability, and we will need to generate significant product revenues to achieve profitability in the future.

Sources of Liquidity
Since our inception, substantially all of our operations have been financed through the sale of $99 million of our common and convertible preferred stock. These net proceeds include $21.9 million raised in our initial public offering in January 2007, and net proceeds of $21.7 million raised from the sale of common stock sold during the year ended March 31, 2008 in offerings described further below. We have received additional funding through various debt and financing transactions, as described further below. We have also used our revenues to date as a source of additional liquidity. As of March 31, 2008, we had unrestricted cash and cash equivalents of $18.8 million.
In June 2006, we entered into a loan and security agreement with a financial institution to borrow a maximum of $5.0 million. Under this facility we borrowed $4.2 million, and paid back $2.4 million in principal as of March 31, 2008. The terms of this facility include monthly principal payments over three years, plus interest payments of 8.5% per annum. Pursuant to provisions of the loan and security agreement, we no longer have the ability to borrow under this facility.
On November 7, 2006, we signed a loan agreement with Robert Burlingame, under which Mr. Burlingame advanced to us $4.0 million, which funded on November 10, 2006, accruing interest at an annual rate of 7%. The principal and all accrued interest under the loan agreement were to be paid promptly after the closure of a private placement of securities, such as our private placement in August 2007. In August 2007, we paid all principal and outstanding interest under this loan agreement from cash, including $2.0 million of restricted cash.
On August 13, 2007, we closed the private placement of 1,262,500 shares of our common stock at a purchase price of $8.00 per share, and warrants to purchase an aggregate of 416,622 shares of common stock at an exercise price of $9.50 per share for gross proceeds of $10.1 million and net proceeds of $9.1 million (after deducting the placement agent’s commission and other offering expenses). The exercise price for the warrants was adjusted to $8.63 in March 2008, after the anti-dilution provisions of the warrants were triggered by our registered direct offering. The investor warrants are now exercisable for an additional 41,977 shares.
On February 13, 2008, we filed a shelf registration statement, which was declared effective on February 26, 2008. In connection with this S-3, we may, from time to time, offer and sell preferred stock, either separately or represented by depositary shares, common stock or warrants, either separately or in units, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for common. The aggregate initial offering price of all securities sold under the shelf registration statement will not exceed $75,000,000. We may offer these securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in supplements to the prospectus.
On March 31, 2008, we closed the registered direct placement of 2,634,578 shares of our common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 1,317,278 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $13.3 million and net proceeds of $12.6 million (after deducting the placement agent’s commission and other offering expenses). On April 1, 2008, there was a second closing of the same offering of 18,095 shares of its common stock at a purchase price of $5.25 per share, and warrants to purchase an aggregate of 9,047 shares of common stock at an exercise price of $6.85 per share for gross proceeds of $95,000.
Cash Flows
As of March 31, 2008, we had cash and cash equivalents of $18.8 million, compared to $19.1 million at March 31, 2007 and $7.4 million at March 31, 2006.
Net cash used in operating activities during the year ended March 31, 2008 was $17.4 million, primarily due to the $20.3 million net loss for the period. This use of cash was offset in part by a $1.5 million increase in accrued expenses, due primarily to the discretionary bonus amounts accrued during the year, and other non-cash charges, including $1.3 million of stock-based compensation, $740,000 of depreciation and amortization and $522,000 of non-cash interest expense, and to a lesser extent the $637,000 decrease in accounts receivable, resulting primarily from improved collections from customers in our Mexico subsidiary. Net cash used during the year ended March 31, 2007 was $18.1 million, primarily due to the $19.8 million net loss for the period and to a lesser extent due to a $433,000 decrease in accrued liabilities due to the payment on accrued clinical expenses related to our Phase II trial on treatment of diabetic foot ulcers, a $287,000 increase in accounts receivable due to the timing of payments made from our customers, and a $245,000 decrease in accounts payable due to the timing of payments made to our vendors. These uses of cash during the year ended March 31, 2007 were offset in part by non-cash charges of $1.6 million of stock-based compensation, $672,000 of depreciation and $547,000 of non-cash interest expense. Net cash used in operating activities during the year ended March 31, 2006 was $19.7 million, primarily due to the $21.1 million net loss for the period, and to a lesser extent the $849,000 increase in accounts receivables due to slow collections from customers of our Mexico subsidiary, and an $887,000 increase in our prepaid expenses. These uses of cash were offset in part by a $1.9 million increase in accounts payable as several large accounts for legal and accounting expenses were outstanding at the fiscal year end, and non-cash charges including $651,000 of depreciation and amortization, and $597,000 of stock based compensation.
Net cash used in investing activities was $617,000, $877,000, and $419,000 for the years ended March 31, 2008, 2007 and 2006, respectively. Primarily this cash was used during the year ended March 31, 2008 for upgrading our U.S. research and clinical facility to cGMP compliance, the purchase of equipment to support increased personnel in our United States facility, and to buy laboratory equipment to further our research and development capacities. In the years ended March 31, 2007 and 2006, net cash for investing activities were used primarily for investment in fixed assets and other capital expenditures to support increased personnel and manufacturing facility expansion in Europe and Mexico.
Net cash provided by financing activities was $17.8 million, $30.6 million, and $26.1 million for the years ended March 31, 2008, 2007 and 2006, respectively. The net cash provided by financing activities during the year ended March 31, 2008 was primarily related to the sale of common stock of $21.7 million during the year ended March 31, 2008 consisting of $9.1 million net cash raised in a private placement in August 2007, and the $12.6 million net cash raised in a registered direct offering in March 2008. The net amounts received from financing were decreased by $2.0 million in restricted cash released for the repayment of the $4.0 million loan from Bob Burlingame. These cash increases were offset in part by $6.1 million in debt payments including the entire repayment of the $4.0 loan from Bob Burlingame. The net cash provided by financing activities during the year ended March 31, 2007 was primarily related to our initial public offering which raised net cash of $21.9 million in January 2007, and to a lesser extent the $9.1 million in proceeds from the issuance of debt during the year, including $4.0 Burlingame note and $4.2 million in debt from a financial institution, and $2.9 million of net proceeds raised from our Series C sale of convertible preferred stock. These cash additions were offset in part by $2.0 million of cash restricted for the payment of the Bob Burlingame loan, and $1.7 million of principal payments made on outstanding debt. The net cash provided by financing activities during the year ended March 31, 2006 was primarily related to $27.0 million of net proceeds raised from our Series B sale of convertible preferred stock, offset in part by $953,000 of principal payments made on outstanding debt.
Operating Capital and Capital Expenditure Requirements
We expect to continue to incur substantial operating losses in the future as we continue our FDA clinical trials on our Microcyn technology to treat diabetic foot ulcers, and the subsequent commercialization of an FDA approved drug. We can not assure that such approvals will be obtained, but if we do obtain them, it will take at least several years to obtain the necessary regulatory approvals to commercialize Microcyn as a drug in the United States.
We currently anticipate that our cash and cash equivalents together with our future revenues and interest we earn on these balances will be sufficient to meet our anticipated cash requirements to continue our sales and marketing and some research and development activities through March 2009.
However, in order to fund the pivotal clinical trials, execute our product development strategy, and to commercialize Microcyn as a drug product in the United States, we anticipate a need to raise additional funds prior to March 31, 2009, and in periods following, through public or private equity offerings, debt financings, corporate collaborations or other means. The sale of additional equity or convertible debt securities would result in dilution to our stockholders. To the extent that we raise additional funds through collaborative arrangements, it may be necessary to relinquish some rights to our technologies or to grant licenses on terms that are not favorable to us. We do not know whether additional funding will be available on acceptable terms, or at all. A failure to secure additional funding when needed may require us to curtail certain operational activities, including regulatory trials, sales and marketing, and international operations and would have a material adverse effect on our future business and financial condition.
Our future funding requirements will depend on many factors, including:
•	the scope, rate of progress and cost of our clinical trials and other research and development activities;

•	future clinical trial results;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•	the cost and timing of regulatory approvals;

•	the cost and delays in product development as a result of any changes in regulatory oversight applicable to our products;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the effect of competing technological and market developments;

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the extent to which we acquire or invest in businesses, products and technologies.
Off-Balance Sheet Transactions
We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There have been no disagreements with our independent public accountant in regards to accounting and financial disclosure.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
As a Smaller Reporting Company as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
The following table sets forth the name, age, positions, and offices of our directors and executive officers:

Name	Age	Position with Company	Director Since

Hojabr Alimi	47	Chairman of the Board and Chief Executive Officer	1999
James Schutz	46	General Counsel, Vice President of Corporate Development and Secretary	2004
Robert Miller	66	Chief Financial Officer

Name	Age	Position with Company	Director Since

Gregg Alton(1)(3)	42	Director	2008
Jay Birnbaum(1)	63	Director	2007
Robert Burlingame	74	Director	2006
Richard Conley(1)(2)(3)	58	Director	1999
Gregory French(2)(3)	47	Director	2000

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee
BIOGRAPHIES OF EXECUTIVE OFFICERS AND DIRECTORS
Hojabr Alimi, one of our founders, has served as our Chief Executive Officer, President and director since 1999 and was appointed as Chairman of the board of directors in June 2006. Prior to co-founding our company with his spouse in 1999, Mr. Alimi was a Corporate Microbiologist for Arterial Vascular Engineering. Mr. Alimi received a B.A. in biology from Sonoma State University.
James Schutz has served as our Vice President of Corporate Development and General Counsel since August 2003, as a director since May 2004 and Corporate Secretary since June 2006. From August 2001 to August 2003, Mr. Schutz served as General Counsel at Jomed (formerly EndoSonic Corp.), an international medical device company. From 1999 to July 2001, Mr. Schutz served as in-house counsel at Urban Media Communications Corporation, an Internet/telecom company based in Palo Alto, California. Mr. Schutz received a B.A. in economics from the University of California, San Diego and a J.D. from the University of San Francisco School of Law.

Robert Miller has served as our Chief Financial Officer since June 2004 and was a consultant to us from March 2003 to May 2004. Mr. Miller has served as a director of Scanis, Inc. since 1998 and served as acting Chief Financial Officer from 1998 to June 2006. He was a Chief Financial Officer consultant to Evit Labs from June 2003 to December 2004, Wildlife International Network from October 2002 to December 2005, Endoscopic Technologies from November 2002 to March 2004, Biolog from January 2000 to December 2002 and Webware from August 2000 to August 2002. Prior to this, Mr. Miller was the Chief Financial Officer for GAF Corporation, Penwest Ltd. and Bugle Boy and Treasurer of Mead Corporation. He received a B.A. in economics from Stanford University and an M.B.A. in finance from Columbia University.
Gregg H. Alton has served as a director since January 2008. Mr. Alton has served as the Senior Vice President and Secretary of Gilead Sciences Inc., a biopharmaceutical company engaged in the discovery, development, and commercialization of therapeutics for the treatment of life-threatening infectious diseases, since 1999. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. In addition to his corporate responsibilities, Mr. Alton is a board member and treasurer of the AIDS Healthcare Foundation and a board member of BayBio, a life sciences industry organization in the San Francisco Bay Area.
Jay Birnbaum has served as a director since April 2007. Dr. Birnbaum is a pharmacologist and, prior to his current role as a consultant to pharmaceutical companies, he served as Vice President of Global Project Management at Novartis/Sandoz Pharmaceuticals Corporation, where he had responsibility for strategic planning and development of the company’s dermatology portfolio. Dr. Birnbaum is a co-founder of Kythera Biopharmaceuticals, a company developing products in aesthetic and restorative dermatology, as well as a member of the scientific advisory boards of NanoBio Corporation and NexMed, Inc. He received a Ph.D. in pharmacology from the University of Wisconsin and a B.S. in biology from Trinity College in Connecticut.
Robert Burlingame has served as a director since November 2006. Mr. Burlingame is the Chief Executive Officer and Chairman of the Board of Burlingame Industries, Inc., a manufacturer of automated equipment specializing in the concrete rooftile industry, which he founded in 1969. He has held various senior management positions at several rooftile companies, including California Tile and Lifetile Corporation. Mr. Burlingame received a B.S. in business from Michigan State University and was a pilot in the U.S. Navy.
Richard Conley has served as a director since 1999, and served as our Secretary from July 2002 to June 2006. Since April 2001, Mr. Conley has served as Executive Vice President and Chief Operating Officer at Don Sebastiani & Sons International Wine Negociants, a branded wine marketing company. From 1994 to March 2001, he served as Senior Vice President and Chief Operating Officer at Sebastiani Vineyards, a California wine producer, where he was originally hired as Chief Financial Officer in 1994. Mr. Conley received a B.S. in finance and accounting from Western Carolina University and an M.B.A. from St. Mary’s University.

Gregory French has served as a director since 2000. Mr. French is owner and Chairman of the Board of G&C Enterprises LLC, a real estate and investment company, which he founded in 1999. He held various engineering and senior management positions at several medical device companies, including Advanced Cardiovascular Systems, Peripheral Systems Group and Arterial Vascular Engineering. Mr. French received a B.S.I.E. from the California State Polytechnic University, San Luis Obispo.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Compensation Philosophy and Objectives
We believe that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives, attract and retain qualified, skilled and dedicated executives on a long-term basis, reward past performance, and provide incentives for future performance. Our philosophy is to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate and financial objectives, including through equity ownership by management. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with companies in the life sciences industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. Our compensation philosophy with respect to our executive officers currently focuses on a combination of equity-based compensation and cash-based compensation.
Implementing Our Objectives
The Compensation Committee of our board of directors administers and interprets our executive compensation and benefits policies, including our stock option plan, and reviews and makes recommendations to the independent members of the board of directors with respect to major compensation plans, policies and programs. The Compensation Committee evaluates the performance of our Chief Executive Officer, or CEO. Our CEO and the Compensation Committee together assess the performance of our other executive officers, based on initial recommendations from our CEO. The Committee’s recommendations are then submitted to the independent members of the board for their consideration and approval.
In setting the level of cash and equity compensation for our executive officers, the Compensation Committee and the independent members of our board consider various factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive’s skill set to the Company, the executive’s historical cash and equity compensation levels, the executive’s expected future contributions to the Company, the percentage of vested versus unvested options held by the executive, the level of the executive’s stock ownership and the Company’s compensation philosophy for all employees.
Market Reference Data. While the Compensation Committee did not use market benchmarks to determine its recommendations for executive compensation for 2008, the Committee reviewed market reference data to evaluate the competitiveness of our executive officers’ compensation and to determine whether the total compensation paid to each of our named executive officers was reasonable in the aggregate. However, the Compensation Committee does not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies. In its analysis, the Committee reviewed information prepared by Radford Surveys & Consulting, a compensation consultant, comparing our executive compensation for calendar year 2007 with data of companies in the life sciences industry with revenues below $55 million and between 12 and 258 employees, and a peer group comprised of the following 25 companies:

Accentia	Bionovo	Penwest Pharma
Achillion Pharma	Cardium Therapeutics	Relidyne
Alexza Pharma	Favrille	RegenRx
Anesiva	Inhibitex	SGX Pharma
Avalon	Insmed	Somaxon
Avigen	LeMaitre Vascular	Sunesis Pharma

Barrier Therapeutics	Lev Pharma	Thermage
Biocryst Pharma	Novabay
Biosphere Medical	Novacea
The analysis indicated that fiscal 2008 base salary cash compensation for our executive officers was below the 25th percentile and fiscal 2008 bonus cash compensation for our executive officers was between the 25th and 50th percentile. The analysis further indicated that total equity ownership and target bonuses as a percentage of base salary for our executive officers was above the 75th percentile.
In May 2008, our Compensation Committee met to review the base salaries of our executive officers for 2009. In determining base salaries for 2009, our Compensation Committee decided to increase the base salary of our named executive officers after determining that the amount of base salary received by our executive officers was below base salary amounts received by their counterparts in competitor companies, and that the equity component of the executive officers’ compensation resulted in adequate incentive for their service to the Company.
After considering the corporate and individual targets specified in our 2008 Bonus Plan, the Compensation Committee recommended, and the Company awarded, the following bonus awards for 2008: our Chief Executive Officer received a bonus payment of $275,000, our Chief Financial Officer received a bonus payment of $92,500, our Vice President Corporate Development received a bonus payment of $112,500, our Chief Operating Officer received a bonus payment of $200,000, and our Vice President International Operations and Sales received a bonus payment of $90,000. The Compensation Committee may decide to pay bonuses in cash, stock options, or a combination of cash and stock options. After considering the Company’s cash position, the need to conserve options to attract talented executives and other employees, and the current equity component of compensation, the Compensation Committee decided to pay bonuses for 2008 in cash.
Equity Grant Practices. Our Compensation Committee administers our stock option plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase our common stock with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price on the date of grant.
We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company; our annual equity grants are made at regularly scheduled board and Compensation Committee meetings.
Each executive officer is initially granted an option when he or she begins working for us. The amount of the grant is based on his or her position with us, relevant prior experience and market conditions. These initial grants generally vest over five years and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over five years to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals.
We granted restricted stock units to our Chief Financial Officer during fiscal 2008. The restricted stock unit grant had similar terms as a stock option grant previously granted to our Chief Financial Officers, which the restricted stock unit grant replaced. The decision to grant restricted stock units in lieu of stock options was based primarily on tax considerations in view of recent changes to tax laws.
In the future, our Compensation Committee and independent members of our board of directors may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance-based awards.
Officer Employment Agreements. Prior to our initial public offering, we entered into employment contracts with Mr. Alimi, Mr. Miller, Mr. Schutz, Mr. Wokasch and Mr. Thornton containing severance payment provisions in an effort to attract and to retain the services of talented individuals to serve on our executive management team. A summary of the material terms of those employment agreements, together with a quantification of the severance benefits available under those agreements, may be found in the section of this Proxy Statement entitled “Potential Payments upon Termination or Change in Control.”

The severance benefits payable under each employment agreement are primarily in the form of salary continuation payments, the vesting of certain outstanding equity awards, and the continuation of health care coverage. The severance benefits will be provided to Mr. Thornton upon termination following a change in control. The severance benefits for Messrs. Alimi, Miller, Schutz and Wokasch will be provided in the event of termination without cause or resignation by the executive for good reason (as those terms are defined in the agreements).
We believe the higher severance benefits payable under Mr. Alimi’s, Mr. Miller’s and Mr. Schutz’s respective employment agreements are fair and reasonable in light of the executives’ positions, the years of service these executives have rendered the Company and the level of dedication and commitment they have shown over those years. We also believe that the level of severance benefits payable to each of Mr. Wokasch and Mr. Thornton are reasonable in light of their commitment and service to the Company. The severance benefits payable upon termination provide financial protection against any potential loss of employment that might otherwise occur as a result of an acquisition or change in control of the Company and will allow our executive officers to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. We also believe the single trigger vesting acceleration of their equity awards is justified because those awards are designed to serve as the primary vehicle for the executive officers to accumulate financial resources for retirement. We do not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for the accumulation of retirement funds is through the limited deferral opportunities provided under the Company’s IRA.
Miscellaneous. We do not have a stock ownership or stock retention policy that requires executive officers to own our stock or retain options they exercise. We do not have an employee stock purchase plan. In 2008, we made up to a 3% matching IRA plan contribution for all eligible employees and executive officers, subject to IRS limitations, and we will make the same matching contribution in fiscal 2009.
Tax Deductibility of Compensation. We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. None of the non-exempt compensation we paid to any of our executive officers for 2008 as calculated for purposes of section 162(m) exceeded the $1 million limit.
Elements of Executive Compensation
Our compensation structure for executive officers consists of a combination of salary and stock options. Because of our egalitarian culture, we do not have programs providing for personal-benefit perquisites to officers except for car allowances and use of Company cars, which are used primarily for business purposes, and small bonuses intended to pay life insurance premiums for two of our named executive officers. The Compensation Committee establishes and approves compensation level for our Chief Executive Officer and makes recommendations with respect to other executive officer compensation, to be approved by the independent members of the board of directors. For 2009, executive officers will be eligible to receive bonuses payable in cash, stock options, or a combination of cash and stock options.
Base Salary. Our Compensation Committee reviews base salaries for executive officers on an annual basis, adjusting salaries based on individual and company performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within our industry. However, the Compensation Committee does not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies.
In May 2008, our Compensation Committee met to review the base salaries of our executive officers for 2009. In determining base salaries for 2009, our Compensation Committee decided to increase the base salary of our named executive officers after determining that the amount of base salary received by our executive officers was below base salary and bonuses received by their counterparts in competitor companies, and that the equity component of the executive officers’ compensation resulted in adequate incentive for their service to the Company.

Annual Bonus. In the past, we have had a bonus pool for our executives and non-executive employees that is tied informally to corporate and operational goals, and bonuses consisting of cash bonuses and option grants have been awarded, but we have not historically memorialized formal milestones or targets for executives or non-executive employees. For 2008, we adopted a bonus plan in which our executive officers and non-executive employees were eligible to participate in a bonus program. For 2008, executive officers received cash bonuses determined by the Compensation Committee, and most employees received cash bonuses of 10% of their respective annual base salaries.
We are continuing the 2008 bonus program with some modifications for 2009. The 2009 bonus program provides that each employee and executive officer receives the potential to earn an annual bonus based on the Compensation Committee’s assessment of an officer’s and the Company’s contribution to target goals and milestones. Specific goals and milestones and a bonus potential range for each executive officer is set forth in the bonus plan. After the end of fiscal 2009, the Compensation Committee will determine whether a bonus pool for executive employees and non-executive employees will be established. If a bonus pool is established, the Compensation Committee has discretion to set appropriate bonus amounts within an officer’s bonus range, based on the Compensation Committee’s assessment of corporate and individual achievements. Based on our performance in the past fiscal year, our performance for the current fiscal year thus far, and our current assessment of our ability to meet our goals and milestones, we believe that the Compensation Committee is likely to award bonuses to executive officers at the bottom range of the bonus targets, and it is possible that the Compensation Committee will award bonuses at the upper range.
If the Compensation Committee establishes a bonus pool for non-executive employees, the Chief Executive Officer and each group or division’s supervising officer will determine the bonus pool for each group or division. If established, the aggregate pool will be from 10-35% of the aggregate base salary of all employees in the group or division. The employee’s supervising officer and the Chief Executive Officer will determine how the group bonus plan will be allocated among the employees of the group.
The Compensation Committee may decide that bonuses awarded to executive officers and non-executive employees under the bonus plan be paid in cash, options, or a combination of cash and options, depending on the year-end cash position, cash needs and projected cash receipts of the Company. The Compensation Committee will not declare any bonus pool or grant any cash awards that will endanger our ability to finance its operations and strategic objectives or place us in a negative cash flow position, in light of our anticipated cash needs.
Equity-Based Compensation. Our Compensation Committee administers our stock option plan for executive officers and employees, under which it grants options to purchase our common stock with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price on the date of grant.
We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee also considers stock option grants to be an important aspect in compensating and providing incentives to management. Each executive officer is initially granted an option when he or she begins working for us. The amount of the grant is based on his or her position with us, relevant prior experience and market conditions. These initial grants generally vest over five years, and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over five years to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals. The Compensation Committee has not established annual grants to our executive officers as part of its annual compensation review process. In the future our Compensation Committee may consider awarding additional or alternate forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance based awards, based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities, the executive officer’s base salary, and comparison with comparable awards to individuals in similar positions in our industry. We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company.

Other Compensation. All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our IRA.
Summary Compensation
The tables that follow provide compensation information for our “Named Executive Officers,” including Hojabr Alimi, Chief Executive Officer, Robert Miller, Chief Financial Officer, and our three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2008, which were Michael Wokasch, James Schutz and Bruce Thornton.
2008 Summary Compensation Table

							All Other
	Fiscal			Stock	Option		Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Award	Awards ($)		($)		Total ($)

Hojabr Alimi	2007	$275,000	$154,133	0	0		0		429,133
Chief Executive Officer and Chairman	2008	275,000	279,120	0	0		8,092	(3)	562,212
Robert Miller	2007	185,000	0	0	351,496	(1)	0		536,496
Chief Financial Officer	2008	185,000	92,500	0	0		4,480		281,980
James Schutz	2007	190,000	60,000	0	72,422	(2)	0		322,442
Vice President Corporate Development, Secretary and General Counsel	2008	225,000	113,260	0	139,250	(2)	12,680	(4)	490,190
Michael Wokasch	2007	162,308	125,000	0	137,559	(2)	0		424,867
Chief Operating Officer	2008	200,000	100,000	0	284,054	(2)	13,416	(5)	597,470
Bruce Thornton	2007	180,000	27,500	0	27,943	(2)	12,545	(6)	247,688
Vice President International Operations and Sales	2008	180,000	90,000	0	49,427	(2)	12,816	(7)	332,243

(1)	Represents the compensation expense under SFAS 123(R), that we recognized for the year ended March 31, 2007 related to an obligation to grant an option at the closing of our initial public offering, which was treated as outstanding for accounting purposes. The expense was recognized in fiscal year ended March 31, 2007, due to the closing of our initial public offering. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 13 of Notes to our Consolidated Financial Statements set forth in our 10-K for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. A restricted stock unit was granted in lieu of the option in fiscal year 2008. The Company did not incur incremental compensation expense related to the grant of the restricted stock unit.

(2)	Represents the compensation expense related to outstanding options we recognized for the year ended March 31, 2008 under SFAS 123(R), rather than amounts paid to or realized by the named individual, and includes expense we recognized in 2008 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 13 of Notes to our Consolidated Financial Statements set forth in our 10-K for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized.

(3)	Perquisites and personal benefits include: (a) car allowance in the amount of $6,442, and (b) matching IRA contribution in the amount of $1,650.

(4)	Perquisites and personal benefits include: (a) car allowance in the amount of $6,294, and (b) matching IRA contribution in the amount of $6,387.

(5)	Perquisites and personal benefits include: (a) car allowance in the amount of $7,200 and (b) matching IRA contribution in the amount of $6,216.

(6)	Perquisites and personal benefits include: (a) car allowance in the amount of $6,646 and (b) matching IRA contribution in the amount of $5,599.

(7)	Perquisites and personal benefits include: (a) car allowance in the amount of $7,200 and (b) matching IRA contribution in the amount of $5,616.
Narrative to Summary Compensation Table
Employment Contracts and Termination of Employment Arrangements
We have entered into employment agreements with each of our named executive officers, each of which, except for our agreement with Mr. Thornton, provides for payment to such officers in the event of termination without cause or resignation by the executive for good reason (as that term is defined in the agreements) and, with respect to Mr. Thornton only, for payment in the event of a change of control (as that term is defined in his agreement) with the Company. In the event Mr. Alimi, Mr. Wokasch, Mr. Miller or Mr. Schutz is terminated without cause or resigns for good reason, the officer is entitled to: a lump severance payment equal to 12 times, in the case of Mr. Wokasch, 18 times, in the case of Mr. Miller and Mr. Schutz, or 24 times, in the case of Mr. Alimi, the average monthly base salary paid to the officer over the preceding 12 months (or for the term of the officer’s employment if less than 12 months); automatic vesting of all unvested options and other equity awards; the extension of exercisability of all options and other equity awards to at least 12 months following the date the officer terminates employment or, if earlier, until the option expires; up to one year (the lesser of one year following the date of termination or until such executive becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and a full gross up of any excise taxes payable by the officer under Section 4999 of the Internal Revenue Code because of the foregoing payments and acceleration (including the reimbursement of any additional federal, state and local taxes payable as a result of the gross up). In the event that Mr. Thornton is terminated following a change of control, he is entitled to a lump sum severance payment equal to 12 months of his base salary; automatic vesting of all unvested options and other equity awards; and the extension of exercisability of all options and other equity awards to at least 12 months following the date Mr. Thornton terminates employment or, if earlier, until the option expires. If any officer terminates his or her employment for any reason, he or she must give at least 30 days, or in the case of Mr. Alimi, at least 60 days, prior written notice to the Company.
Receipt of the termination benefits described above is contingent on each named executive officer executing a general release of claims against the Company, his resignation from any and all directorships and every other position held by him with the Company or any of its subsidiaries and his return to the Company of all Company property received from or on account of the Company or any of its affiliates by such executive. In addition, the named executive officers is not entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of his employment agreement during the term of his employment or the confidentiality provisions of his employment agreement, whether during or after the term of his employment. Furthermore, the Company is under no obligation to pay the above-mentioned benefits if the named executive officer does not comply with the non-solicitation provisions of his employment agreement, which prohibit a terminated officer from interfering with the business relations of the Company or any of its affiliates and from soliciting employees of the Company, which provisions apply during the term of employment and for two years following termination.
The tables below were prepared as though each of the named executive officers had been terminated involuntarily without cause on March 31, 2008, the last business day of our last completed fiscal year, and involuntarily without cause following a change of control of the Company, as applicable. More detailed information about the payment of benefits, including duration, is contained in the discussion above. All such payments and benefits would be provided by the Company. The assumptions and valuations are noted in the footnotes to the tables.

Involuntary Termination

		Continuation	Value of
		of Health &	Unvested
	Salary	Welfare	Equity	Excise Tax
Name	Continuation	Benefits(1)	Awards(2)	& Gross-Up(3)

Hojabr Alimi	$550,000	$19,584	$5,047	$267,203
Robert Miller	277,500	41,232	—	148,210
Michael Wokasch	200,000	24,924	—	104,590
James Schutz	337,500	21,852	71,750	200,462
Bruce Thornton	N/A	N/A	N/A	N/A
Involuntary Termination Following a Change-in-Control

Continuation
		of Health &	Value of
	Salary	Welfare	Unvested	Excise Tax
Name	Continuation	Benefits(1)	Equity Awards(2)	& Gross-Up(3)

Hojabr Alimi	see above	see above	see above	see above
Robert Miller	see above	see above	see above	see above
Michael Wokasch	see above	see above	see above	see above
James Schutz	see above	see above	see above	see above
Bruce Thornton	180,000	0	9,734	88,226

(1)	Amount assumes the Company cost of providing health and welfare benefits for twelve months.

(2)	The values reflect the immediate vesting of all outstanding options and other equity awards as of termination, based on a March 31, 2008 closing stock price of $5.06 and exclude amounts for accelerated options that have an exercise price higher than such closing stock price.

(3)	The assumptions used to calculate excise and associated taxes are as follows:
•	termination occurs on March 31, 2008; and

•	named executive officer was assumed to be subject to the maximum Federal and California income and other payroll taxes, aggregating to an effective tax rate of 46.75%.
Modification of Equity-Based Award.
Mr. Miller was granted 60,000 restricted stock units on April 26, 2007, which may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010. This grant was made for services rendered by Mr. Miller in fiscal 2007 and was made in lieu of the award of an option under the Company’s 2004 Stock Option Plan authorized by the board on October 1, 2005 to be granted at the closing of our initial public offering. The terms and conditions of the restricted stock unit are substantially the same as the stock option granted to Mr. Miller. The Company determined to grant the restricted stock units in lieu of stock options due primarily to changes in tax law and the prior decision of the Board to grant no further options under the Company’s 2004 Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End 2008
The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of the end of fiscal year 2008:

	Option Awards					Stock Awards
			Equity Incentive				Market
	Number of	Number of	Plan Awards:				Value of
	Securities	Securities	Number of			Number of	Shares or
	Underlying	Underlying	Securities			Shares or	Units of
	Unexercised	Unexercised	Underlying	Option		Units of Stock	Stock That
	Options	Options	Unexercised	Exercise	Option	That Have	Have Not
	(#)	(#)	Unearned Options	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)

Hojabr Alimi(2)	19,570	0		3.00	7/10/2013
	4,000	1,000		3.00	8/07/2013
	300,000	0		0.15	5/10/2014
	6,041	6,459		10.16	10/01/2015
	15,000	0		1.10	3/20/2010
	15,000	0		0.22	10/01/2009
	75,000	0		0.15	5/10/2009
Robert Miller(3)	34,633	0		3.00	7/10/2014
	39,181	0		3.00	7/10/2014
	3,020	3,230		10.16	10/01/2015
				3.00	1/15/2010	60,000	123,600
James Schutz(4)	40,000	10,000		3.00	9/23/2013
	40,000	10,000		3.00	7/10/2014
	6,250	0		3.00	7/10/2014
	22,500	15,000		3.00	7/10/2014
	3,020	3,230		10.16	10/01/2015
	0	100,000		7.27	6/15/2017
Michael Wokasch(5)	43,751	81,248		12.00	7/27/2016
	0	150,001		7.27	6/15/2017
Bruce Thornton(6)	8,000	2,000		3.00	7/10/2014
	11,333	8,667		4.40	5/06/2015

	Option Awards					Stock Awards
			Equity Incentive				Market
	Number of	Number of	Plan Awards:				Value of
	Securities	Securities	Number of			Number of	Shares or
	Underlying	Underlying	Securities			Shares or	Units of
	Unexercised	Unexercised	Underlying	Option		Units of Stock	Stock That
	Options	Options	Unexercised	Exercise	Option	That Have	Have Not
	(#)	(#)	Unearned Options	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)
	34,135	36,489		10.16	10/01/2015
	0	25,000		7.27	6/15/2017

(1)	Except for the option grant to Hojabr Alimi with an expiration date of May 10, 2014 at $0.15 per share and the restricted stock unit award to Robert Miller at $3.00 per share, the exercise price of each option or restricted stock unit is equal to the fair market value of our common stock on the date of grant.

(2)	Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of May 10, 2009, July 10, 2013, and August 7, 2013 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of March 20, 2010 vest over a one-year period, becoming exercisable as to 100% of the shares on the first anniversary of the grant date. Options with an expiration date of October 1, 2009 and May 10, 2014 were fully vested at grant and were immediately exercisable.

(3)	Options with an expiration date of July 10, 2014 were fully vested at grant and were immediately exercisable. Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. The grant of 60,000 restricted stock units may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010.

(4)	Options with an expiration date of October 1, 2015 and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of September 23, 2013 and July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date.

(5)	Options vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months.

(6)	Options with an expiration date of July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of May 6, 2015, October 1, 2015, and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months.
Narrative to Outstanding Equity Award Table
2008 Grants of Plan-Based Awards
The following table sets forth information regarding all plan-based awards we granted to our named executive officers in fiscal year 2008 or in consideration of services performed in 2008: The options granted to our named executive officers in 2008 were granted under our 2006 Stock Incentive Plan.

				Estimated
				Future
				Payments	All Other	All Other		Closing
				Under Non-	Stock	Option		Market
				Equity	Awards:	Awards:	Exercise or	Price on	Grant Date
				Incentive	Number of	Number of	Base	Date of	Fair Value of
			Date of	Plan	Shares of	Securities	Price of	Comp.	Stock and
			Compensation	Awards(1)	Stock or	Underlying	Option	Committee	Option
			Committee	Target	Units	Options	Awards	Action	Awards
Name	Grant Date		Action	($)	(#)	(#)	($/sh)	($)	($)

Hojabr Alimi	N/A		N/A	279,120 (4)	N/A	N/A	N/A	N/A	0
Robert Miller	4/26/2007		4/26/2007	92,500	60,000 (2)	N/A	3.00	6.30 (2)	0
James Schutz	6/15/2007	(3)	6/15/2007	113,260 (5)	N/A	100,000	7.27	7.27	482,670
Michael Wokasch	6/15/2007	(3)	6/15/2007	200,000		150,001	7.27	7.27	724,010
Bruce Thornton	6/15/2007	(3)	6/15/2007	90,000	N/A	25,000	7.27	7.27	120,668

(1)	Bonuses granted under the Company’s 2008 Bonus Plan for services rendered in fiscal 2008, paid subsequent to fiscal year end in accordance with the terms of the 2008 Bonus Plan (except where otherwise noted in the footnotes to this table).

(2)	Mr. Miller was granted 60,000 restricted stock units on April 26, 2007, which may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010. This grant was made for services rendered by Mr. Miller in fiscal 2007 and was made in lieu of the award of an option under the Company’s 2004 Stock Option Plan authorized by the board on October 1, 2005 to be granted at the closing of our initial public offering. The Company did not incur incremental compensation expense related to the grant of the restricted stock unit.

(3)	Awards were authorized and approved for grant by the board of directors on June 15, 2007. The awards were granted for services rendered in fiscal 2007 and become exercisable pursuant to a five year vesting schedule.
Director Compensation
The following table sets forth cash amounts and the value of other compensation paid to our outside directors for their service in fiscal year 2008:

	Fees Earned	Option
	or Paid in	Awards	All Other
Name	Cash ($)	($)(3)(4)	Compensation ($)		Total ($)

Akihisa Akao	25,000	36,081	146,000	(5)	207,081
Gregg Alton(1)	0	5,399	0		5,399
Jay Birnbaum(2)	30,000	48,169	0		78,169
Edward Brown	30,000	36,081	0		66,081
Robert Burlingame	25,000	36,081	175,000	(6)	236,081
Richard Conley	39,000	117,608	0		156,608
Gregory French	32,000	59,374	0		91,374

(1)	Mr. Alton joined our board of directors on January 16, 2008.

(2)	Dr. Birnbaum joined our board of directors on April 20, 2007.

(3)	Represents the compensation expense related to outstanding options we recognized for the year ended March 31, 2008 under SFAS No. 123(R), “Share Based Payment,” (“SFAS 123(R)”), rather than amounts paid to or realized by the named individual and includes expenses we recognized in 2008 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 13 of Notes to our Consolidated Financial Statements set forth in our 10-K for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized. Related to services rendered in 2008, Mr. Akao was granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190. Mr. Alton was granted an option to purchase 50,000 shares of our common stock with a grant date fair value of $198,485 upon assuming his position on the board. Dr. Birnbaum was granted an option to purchase 50,000 shares of our common stock with a grant date fair value of $168,915 upon assuming his position on the board. Related to services rendered in 2008, Mr. Brown was granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190 and Mr. Burlingame was granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190. Additionally in 2008, Mr. Conley was granted an option to purchase 35,000 shares of our common stock with a grant date fair value of $104,090 for services rendered in 2007, and he was granted an additional option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190 for services rendered in 2008; and Mr. French was granted an option to purchase 10,000 shares of our common stock with a grant date fair value of $29,740 for services rendered in 2007, and he was granted an additional option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190 for services rendered in 2008.

(4)	The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at March 31, 2008:

Number of
Name	Shares

Akihisa Akao	39,656
Gregg Alton	50,000
Jay Birnbaum	50,000
Edward Brown	65,000
Robert Burlingame	90,000
Richard Conley	204,570
Gregory French	108,906

(5)	Represents amounts paid to White Moon Medical, Inc. for consulting services rendered to the Company in fiscal 2008. Mr. Akao is the sole stockholder of White Moon Medical, Inc.

(6)	Represents compensation expense related to outstanding warrant to purchase 75,000 shares of our common stock we recognized during the year ended March 31, 2008. With respect to the warrant, on January 24, 2007, the date our registration statement with respect to our initial public offering was declared effective, we granted to Mr. Burlingame a warrant to purchase 75,000 shares of our common stock with an exercise price of $8.00, the price of common stock in our initial public offering. This grant replaced a warrant issued to Mr. Burlingame on November 7, 2006 to purchase 75,000 shares of common stock at $9.00, which was equal to the midpoint of the then assumed price per share of the Company’s common stock in our initial public offering.
Directors who are our employees do not receive any fees for their service on our board of directors. During 2008, Messrs. Alimi and Schutz were our only employee directors.
Our outside directors receive an annual retainer of $25,000. The Chairperson of the board of directors receives $15,000 annually, and, the Lead Member of the board of directors, if different from the Chairperson, receives $10,000 annually. Mr. Conley, as Chairman of our Audit Committee, receives an annual retainer of $10,000; non-chairperson members of the Audit Committee receive an additional $5,000 annually. The chairpersons of the Compensation Committee and Nominating and Corporate Governance Committees of the board of directors receive an annual retainer of $5,000. Non-chairperson members of the Compensation Committee receive an additional $2,000 annually. We also reimburse our non-employee directors for reasonable expenses in connection with attendance at board of director and committee meetings.
In addition to cash compensation for services as a member of the board, non-employee directors will also be eligible to receive nondiscretionary, automatic grants of stock options under our 2006 Stock Incentive Plan. An outside director who joins our board is automatically granted an initial option to purchase 50,000 shares upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over three years, with the first one-third of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each outside director is automatically granted a nonstatutory option to purchase 15,000 shares of our common stock, provided that no annual grant shall be granted to a non-employee director in the same calendar year that such person received his or her initial grant. These options vest in equal monthly increments over the period of one year.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 18, 2009, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the summary compensation table, (3) each of our directors and (4) all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after March 18, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned	Beneficially Owned(2)

5% Stockholders:
Hojabr Alimi(3)	1,374,778	7.3%
Directors and Named Executive Officers:
Hojabr Alimi(3)	1,374,778	7.3%
Robert Miller(4)	138,293	*
James Schutz(5)	196,562	1.1%
Robert Burlingame(6)	489,233	2.6%
Richard Conley(7)	255,803	1.4%
Gregory French(8)	174,632	*
Jay Birnbaum(9)	68,334	*
Gregg Alton(10)	47,375	*
All directors and executive officers as a group (8 persons)	2,745,010	13.9%

*	Percentage of shares beneficially owned does not exceed one percent.

(1)	Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954.

(2)	Based on 18,402,820 common shares issued and outstanding on March 18, 2009.

(3)	Mr. Alimi is our President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Alimi beneficially owns 1,011,250 shares of common stock and 363,528 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009.

(4)	Mr. Miller is our Chief Financial Officer. Mr. Miller beneficially owns 60,000 shares of common stock, 78,293 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009 and 50,000 shares held by The Miller 2005 Grandchildren’s Trust, for which Mr. Miller is a trustee. Mr. Miller is the beneficial owner and has shared power with Margaret Miller, in their capacities as trustee of The Miller 2005 Grandchildren’s Trust, to vote and dispose of or direct the disposition of 77,355 shares, and Mr. Miller is the beneficial owner of and has the sole power to vote and dispose of or direct the disposition of 10,000 shares.

(5)	Mr. Schutz is our Vice President of Corporate Development, General Counsel, Secretary and a member of our Board of Directors. Mr. Schutz beneficially owns 10,000 shares of common stock and 186,562 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009.

(6)	Mr. Burlingame is a member of our Board of Directors. Mr. Burlingame beneficially owns 289,233 shares of common stock, 125,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009 and 75,000 shares of common stock issuable upon exercise of warrants that are exercisable within 60 days of March 18, 2009.

(7)	Mr. Conley is a member of our Board of Directors. Mr. Conley beneficially owns 42,650 shares of common stock and 213,153 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009.

(8)	Mr. French is a member of our Board of Directors. Mr. French beneficially owns 45,664 shares of common stock and 128,968 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009.

(9)	Mr. Birnbaum is a member of our Board of Directors. Mr. Birnbaum beneficially owns 68,334 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009.

(10)	Mr. Alton is a member of our Board of Directors. Mr. Alton beneficially owns 47,375 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 18, 2009.
As of March 18, 2009, there are no arrangements known to management which may result in a change in control of our Company.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct, and our board formally adopted Related Party Transaction Policy and Procedures in July 2007 for the approval of interested transactions with persons who are board members or nominees, executive officers, holders of 5% of our common stock, or family members of any of the foregoing. The Related Party Transaction Policy and Procedures are administered by our Audit Committee. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the Audit Committee. The following details the Company’s transactions with related parties.
On November 7, 2006, we signed a loan agreement with Robert Burlingame, one of our directors, under which Mr. Burlingame advanced to us $4 million, and which accrues interest at an annual interest rate of 7%. All principal and interest was paid during fiscal year 2008.
On November 7, 2006, the Company entered into a consulting agreement with Mr. Robert Burlingame, one of our directors who also provided the Company with the $4.0 million loan disclosed above. The director received warrants to purchase 75,000 shares of our common stock in connection with this agreement.

On October 1, 2005, we entered into a consulting agreement with White Moon Medical, Inc. and the agreement was automatically extended for a one-year period on October 1, 2006 and again on October 1, 2007. Akihisa Akao, a former member of the board of directors, is the sole stockholder of White Moon Medical, Inc. Under the terms of the agreement, Mr. Akao was compensated for services provided outside his normal board duties. We paid and recorded expense related to this agreement in the amount of $146,000 in the fiscal year ended March 31, 2008.
On February 24, 2009, we entered into a Purchase Agreement with Robert Burlingame, our Director, and an accredited investor. Pursuant to the terms of the Purchase Agreement, the Investors agreed to make a $3 million investment in our Company. The Investors paid $1,000,000 on February 24, 2009 and agreed to pay $2,000,000 no later than August 1, 2009.
In exchange for this investment, we agree to issue to the Investors a total of 2,564,103 shares of our common stock in two tranches, pro rata to the investment amounts paid by the Investor on each date the Investor provides funds.
In addition, we agree to issue to the Investors Series A Warrants to purchase a total of 1,500,000 shares of common stock pro rata to the number of shares of common stock issued on each Closing Date at an exercise price of $1.87 per share. The Series A Warrants will be exercisable after six months and will have a five year term.
We also agree to issue to the Investors Series B Warrants to purchase a total of 2,000,000 shares of common stock pro rata to the number of shares of common stock issued on each Closing Date at an exercise price of $1.13 per share. The Series B Warrants will be exercisable after six months and will have a three year term.
In addition, for every two shares of common stock the Investors purchase upon exercise of a Series B Warrant, the Investor will receive an additional Series C Warrant to purchase one share of common stock. The Series C Warrant shall be exercisable after six months and will have an exercise price of $1.94 and a five year term. We will only be obligated to issue Series C Warrants to purchase up to 1,000,000 shares of common stock.
DIRECTOR INDEPENDENCE
As of March 18, 2009, our board of directors has determined that Gregg Alton, Jay Birnbaum, Richard Conley and Gregory French are “independent directors” as defined under the standards of independence set forth in the NASDAQ Marketplace Rules.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our directors and officers are indemnified as provided by the Delaware General Corporation Law and our Restated Certificate of Incorporation and Bylaws, each as amended. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The estimated costs of the issuance and distribution of the securities registered under this prospectus are denoted below. Please note that all amounts are estimates other than the Commission’s registration fee.

Amount to be paid

Approximate SEC Registration Fee	$240
Transfer agent fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$30,000
Miscellaneous (including EDGAR filing fees)	$4,760

Total	$41,000
We will pay all expenses of the offering listed above from cash on hand. No portion of these expenses will be borne by the selling stockholders.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “Securities Act”). Our Restated Certificate of Incorporation and Bylaws, each as amended, provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.
RECENT SALES OF UNREGISTERED SECURITIES
On various dates between July 31, 2004 and July 31, 2007, we issued 329,328 shares of common stock pursuant to the exercise of options granted under our 1999, 2000, 2003 and 2004 stock plans. The exercise prices per share ranged from $0.11 to $3.00, for an aggregate consideration of $301,209.
On various dates between April 30, 2004 and October 27, 2005, we sold 2,635,744 shares of Series B Convertible Preferred Stock for aggregate consideration of $47,445,663 to 361 accredited investors. In connection with these sales we paid to Brookstreet Securities Corporation (“Brookstreet”), as placement agent, an aggregate of $3,413,818 in commissions and issued to Brookstreet and its affiliates warrants to purchase an aggregate of 329,471 shares of our common stock.
In September and October 2006, we sold 193,045 units, consisting of 193,045 shares of Series C Convertible Preferred Stock at a per unit price of $18.00, and warrants to purchase 38,603 shares of common stock at $18.00 per share, for aggregate gross proceeds of $3,474,450 to one qualified institutional buyer and one institutional accredited investor. In connection with this sale, we paid to Brookstreet as placement agent, an aggregate of $347,444 in commissions and issued to Brookstreet fully vested warrants to purchase an aggregate of 24,127 shares of our common stock.
On June 14, 2006, we Company entered into a loan and security agreement with a financial institution to borrow up to $5,000,000 of available credit. In conjunction with this agreement, we issued warrants to purchase an aggregate of 71,521 shares of our Series B Preferred Stock at an exercise price of $18.00 per share.
In November 2006, we hired Robert Burlingame as a consultant under a two-year consulting agreement, and he was appointed to fill a vacancy on our Board of Directors. As part of his consulting agreement, we issued to Mr. Burlingame a warrant to purchase an aggregate of 75,000 shares of our common stock at an exercise price equal to $8.00 per share. Concurrently, on November 7, 2006, we signed a loan agreement with Mr. Burlingame under which he advanced to us $4 million, which accrued interest at an annual rate of 7% (the “Bridge Loan”). In connection with the Bridge Loan, we paid to Brookstreet, as finder, a fee in the amount of $50,000 and granted Brookstreet a warrant to purchase 25,000 shares of our common stock at an exercise price of $18.00 per share. The Bridge Loan was repaid in full on August 31, 2007.
On August 13, 2007, we completed a private placement of 1,262,500 shares of our common stock to certain accredited investors at a price of $8.00 per share pursuant to the terms of a Securities Purchase Agreement, dated August 7, 2007. In addition, the investors received warrants to purchase an aggregate of 416,622 additional shares of common stock at an exercise price of $9.50 per share, subject to adjustment in certain circumstances. The warrants are exercisable 181 days after August 13, 2007, and have a term of five years. Gross proceeds from the private placement were approximately $10.1 million and net proceeds of $9.1 million. In connection with these sales, we paid to Rodman & Renshaw, LLC (“Rodman”), as placement agent, an aggregate of $707,000 in commissions and issued to Rodman warrants to purchase an aggregate of 88,375 shares of our common stock. Pursuant to the terms of a Registration Rights Agreement, dated August 7, 2007, the shares of common stock issued to the investors in the private placement and the shares of common stock to be issued upon the exercise of the warrants issued in the private placement were registered on a Form S-1, which was declared effective on September 12, 2007.
On February 6, 2009, we closed a private placement of units with a group of accredited investors whereby we sold 1,499,411 shares of our common stock at a purchase price of $1.169 per share. In exchange for each $116.90 invested, the investors received 100 shares of common stock, a Series A Warrant, exercisable after six months for a five year term, to purchase 58 shares of common stock at an exercise price of $1.87 per share and a Series B

Warrant, exercisable after six months for a three year term, to purchase 78 shares of common stock at an exercise price of $1.13 per share. Gross proceeds from the private placement totaled approximately $1,752,803. In connection with this sale, we paid Merriman Curhan Ford and Co., as placement agent, $122,696 in commissions plus warrants, exercisable upon the closing date of the transaction for a five year term, to purchase 104,958 shares of our common stock at an exercise price of $1.56 per share.
On February 24, 2009, we entered into a Purchase Agreement with Robert Burlingame, our Director, and an accredited investor (“the Investors”). Pursuant to the terms of the Purchase Agreement, the Investors agreed to make a $3 million investment in our Company. The Investors paid $1,000,000 on February 24, 2009 and have agreed to pay $2,000,000 no later than August 1, 2009. In exchange for this investment, we agreed to issue to the Investors a total of 2,564,103 shares of our common stock in two tranches, pro rata to the investment amounts paid by the Investor on each date the Investor provides funds. In addition, we agreed to issue to the Investors Series A Warrants, exercisable after six months for a five year term, to purchase a total of 1,500,000 shares of common stock at an exercise price of $1.87 per share and Series B Warrants, exercisable after six months for a three year term, to purchase a total of 2,000,000 shares of common stock at an exercise price of $1.13 per share. Both the Series A and Series B Warrants are exercisable in tranches, pro rata to the investment amounts paid by the Investors on the closing dates. In connection with this placement, we paid Merriman Curhan Ford and Co. a fee of $50,000 for their assistance with the transaction.
On March 5, 2009, we issued 10,000 shares of common stock to Spot Savvy LLC pursuant to the terms of a Consulting Agreement. The 10,000 shares were issued as compensation for providing product marketing services. Also on March 5, 2009, we issued 10,000 shares of common stock to Michael Salman Teymori pursuant to the terms of a Consulting Agreement. The 10,000 shares were issued as compensation for marketing services.
With respect to the issuances of our securities described above, we relied on the Section 4(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities. The securities were issued to accredited investors. The securities were offered for investment purposes only and not for the purpose of resale or distribution and the transfer thereof was appropriately restricted by us.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
Exhibits
The exhibits listed below are filed with or incorporated by reference in this report.

Exhibit
Number	Description

3.1(i)	Restated Certificate of Incorporation of Registrant (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

3.1(ii)	Amended and Restated Bylaws of Registrant, as amended effective on June 11, 2008 (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

4.1	Specimen Common Stock Certificate (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.2	Warrant to Purchase Series A Preferred Stock of Registrant by and between Registrant and Venture Lending & Leasing III, Inc., dated April 21, 2004 (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.3	Warrant to Purchase Series B Preferred Stock of Registrant by and between Registrant and Venture Lending & Leasing IV, Inc., dated June 14, 2006 (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.4	Form of Warrant to Purchase Common Stock of Registrant (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.5	Form of Warrant to Purchase Common Stock of Registrant (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.6	Amended and Restated Investors Rights Agreement, effective as of September 14, 2006 (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.7	Form of Promissory Note issued to Venture Lending & Leasing III, Inc. (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.8	Form of Promissory Note (Equipment and Soft Cost Loans) issued to Venture Lending & Leasing IV, Inc. (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.9	Form of Promissory Note (Growth Capital Loans) issued to Venture Lending & Leasing IV, Inc. (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

Exhibit
Number	Description

4.10	Form of Promissory Note (Working Capital Loans) issued to Venture Lending & Leasing IV, Inc. (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.11	Form of Warrant to Purchase Common Stock of Registrant (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.12	Form of Warrant to Purchase Common Stock of Registrant (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

4.13	Form of Warrant to Purchase Common Stock of Registrant (incorporated by reference to exhibit 10.3 to the Company’s Current Report on Form 8-K filed August 13, 2007).

4.14	Form of Warrant to Purchase Common Stock of Registrant (incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 28, 2008).

5.1*	Legal opinion of Amy Trombly, Esq.

10.1	Form of Indemnification Agreement between Registrant and its officers and directors (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.2	1999 Stock Plan and related form stock option plan agreements (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.3	2000 Stock Plan and related form stock option plan agreements (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.4	2003 Stock Plan and related form stock option plan agreements (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.5	2004 Stock Plan and related form stock option plan agreements (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.6	Form of 2006 Stock Incentive Plan and related form stock option plan agreements (incorporated by reference to the exhibit of the same number filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.7	2006 Stock Incentive Plan Notice of Stock Unit Award and Stock and Stock Unit Agreement issued to Robert Miller (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

10.8	Office Lease Agreement, dated October 26, 1999, between Registrant and RNM Lakeville, L.P. (incorporated by reference to exhibit 10.7 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.9	Amendment to Office Lease No. 1, dated September 15, 2000, between Registrant and RNM Lakeville L.P. (incorporated by reference to exhibit 10.8 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

Exhibit
Number	Description

10.10	Amendment to Office Lease No. 2, dated July 29, 2005, between Registrant and RNM Lakeville L.P. (incorporated by reference to exhibit 10.9 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.11	Amendment No. 3 to Lease, dated August 23, 2006, between Registrant and RNM Lakeville L.P. (incorporated by reference to exhibit 10.23 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.12	Office Lease Agreement, dated May 15, 2005, between Oculus Technologies of Mexico, S.A. de C.V. and Antonio Sergio Arturo Fernandez Valenzuela (translated from Spanish) (incorporated by reference to exhibit 10.10 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.13	Office Lease Agreement, dated July 2003, between Oculus Innovative Sciences, B.V. and Artikona Holding B.V. (translated from Dutch) (incorporated by reference to exhibit 10.11 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.14	Loan and Security Agreement, dated March 25, 2004, between Registrant and Venture Lending & Leasing III, Inc. (incorporated by reference to exhibit 10.12 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.15	Loan and Security Agreement, dated June 14, 2006, between Registrant and Venture Lending & Leasing IV, Inc. (incorporated by reference to exhibit 10.13 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.16	Amendment No. 1 to Supplement to Loan and Security Agreement, dated March 29, 2007, between Registrant and Venture Lending & Leasing IV, Inc. (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

10.17	Employment Agreement, dated January 1, 2004, between Registrant and Hojabr Alimi (incorporated by reference to exhibit 10.14 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.18	Employment Agreement, dated January 1, 2004, between Registrant and Jim Schutz (incorporated by reference to exhibit 10.15 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.19	Employment Agreement, dated June 1, 2004, between Registrant and Robert Miller (incorporated by reference to exhibit 10.16 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.20	Employment Agreement, dated June 1, 2005, between Registrant and Bruce Thornton (incorporated by reference to exhibit 10.17 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.21	Employment Agreement, dated June 10, 2006, between Registrant and Mike Wokasch (incorporated by reference to exhibit 10.19 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.22	Form of Director Agreement (incorporated by reference to exhibit 10.20 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

Exhibit
Number	Description

10.23	Consultant Agreement, dated October 1, 2005, by and between Registrant and White Moon Medical (incorporated by reference to exhibit 10.21 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.24	Leasing Agreement, dated May 5, 2006, made by and between Mr. Jose Alfonzo I. Orozco Perez and Oculus Technologies of Mexico, S.A. de C.V. (incorporated by reference to exhibit 10.22 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.25	Stock Purchase Agreement, dated June 16, 2005, between Registrant, Quimica Pasteur, S de R.L., Francisco Javier Orozco Gutierrez and Jorge Paulino Hermosillo Martin (incorporated by reference to exhibit 10.24 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.26	Framework Agreement, dated June 16, 2005, between Javier Orozco Gutierrez, Quimica Pasteur, S de R.L., Jorge Paulino Hermosillo Martin, Registrant and Oculus Technologies de Mexico, S.A. de C.V. (incorporated by reference to exhibit 10.25 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.27	Mercantile Consignment Agreement, dated June 16, 2005, between Oculus Technologies de Mexico, S.A. de C.V., Quimica Pasteur, S de R.L. and Francisco Javier Orozco Gutierrez (incorporated by reference to exhibit 10.26 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.28	Partnership Interest Purchase Option Agreement, dated June 16, 2005, between Registrant and Javier Orozco Gutierrez (incorporated by reference to exhibit 10.27 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.29	Termination of Registrant and Oculus Technologies de Mexico, S.A. de C.V. Agreements with Quimica Pasteur, S de R.L. by Jorge Paulino Hermosillo Martin (translated from Spanish) (incorporated by reference to exhibit 10.28 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.30	Termination of Registrant and Oculus Technologies de Mexico, S.A. de C.V. Agreements with Quimica Pasteur, S de R.L. by Francisco Javier Orozco Gutierrez (translated from Spanish) (incorporated by reference to exhibit 10.29 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.31	Loan and Security Agreement, dated November 7, 2006, between Registrant and Robert Burlingame (incorporated by reference to exhibit 10.30 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.32	Non-Negotiable Secured Promissory Note, dated November 10, 2006, between Registrant and Robert Burlingame (incorporated by reference to exhibit 10.31 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.33	Amendment No. 1 to Non-Negotiable Secured Promissory Note, dated March 29, 2007, between Registrant and Robert Burlingame (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

10.34	Subordination Agreement, dated November 7, 2006, by and among Registrant, Robert Burlingame, Venture Lending & Leasing III, LLC, and Venture Lending & Leasing IV, LLC (incorporated by reference to exhibit 10.32 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

Exhibit
Number	Description

10.35	Amendment No. 1 to Subordination Agreement, dated March 29, 2007, by and among Registrant, Robert Burlingame, Venture Lending & Leasing III, LLC, and Venture Lending & Leasing IV, LLC. (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

10.36	Consulting Agreement, effective November 9, 2006, by and between Registrant and Robert Burlingame (incorporated by reference to exhibit 10.33 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.37	Director Agreement, dated November 8, 2006, by and between Registrant and Robert Burlingame (incorporated by reference to exhibit 10.34 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.38†	Exclusive Marketing Agreement, dated December 5, 2005, by and between Registrant and Alkem Laboratories Ltd (incorporated by reference to exhibit 10.35 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.39	Settlement Agreement, effective September 21, 2006, by and among Registrant and Messrs. Jorge Ahumada Ayala and Fernando Ahumada Ayala (incorporated by reference to exhibit 10.36 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.40	Settlement Agreement, dated October 25, 2006, by and between Registrant and Mr. Kim Kelderman (incorporated by reference to exhibit 10.37 filed with Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007).

10.41	Securities Purchase Agreement, dated August 7, 2007, by and between Registrant and purchasers identified on the signatures pages thereto (incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 13, 2007).

10.42	Registration Rights Agreement, dated August 7, 2007, by and between Registrant and purchasers identified on signatures pages thereto (incorporated by reference to exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 13, 2007).

10.43	Amendment No. 4 to Lease, dated September 13, 2007, between Registrant and RNM Lakeville L.P. (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

10.44	Amendment to Office Lease Agreement, effective February 15, 2008, between Oculus Innovative Sciences Netherlands B.V. and Artikona Holding B.V. (translated from Dutch) (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

10.45	Form of Securities Purchase Agreement, dated March 27, 2008, by and between Registrant and each investor signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 23, 2008).

10.46	Purchase Agreement by and between Oculus Innovative Sciences, Inc. and Robert Burlingame, dated January 26, 2009 (included as Exhibit 10.1 to the Form 8-K filed January 29, 2009 and incorporated herein by reference).

10.47	Purchase Agreement by and between Oculus Innovative Sciences, Inc. and Non-Affiliated Investors, dated January 26, 2009 (included as Exhibit 10.2 to the Form 8-K filed January 29, 2009 and incorporated herein by reference).

10.48	Revenue Sharing Distribution Agreement by and between Oculus Innovative Sciences, Inc. and VetCure, Inc., dated January 26, 2009 (included as Exhibit 10.3 to the Form 8-K filed January 29, 2009 and incorporated herein by reference).

Exhibit
Number	Description

10.49	Purchase Agreement by and between Oculus Innovative Sciences, Inc. and accredited investors, dated February 6, 2009 (included as Exhibit 10.1 to the Form 8-K filed February 9, 2009 and incorporated herein by reference).

10.50	Purchase Agreement by and between Oculus Innovative Sciences, Inc., Robert Burlingame and Seamus Burlingame, dated February 24, 2009 (included as Exhibit 10.4 to the Form 8-K filed February 27, 2009 and incorporated herein by reference).

10.51	Amendment to Revenue Sharing Distribution Agreement by and between Oculus Innovative Sciences, Inc. and Vetericyn, Inc., dated February 24, 2009 (included as Exhibit 10.5 to the Form 8-K filed February 27, 2009 and incorporated herein by reference).

21.1	List of Subsidiaries (incorporated by reference to the exhibit of the same number filed with the Company’s Annual Report on Form 10-K (File No. 001-3216) for the year ended March 31, 2007).

23.1*	Consent of Marcum& Kliegman LLP, independent registered public accounting firm.

23.2*	Report of independent registered public accounting firm on internal control over financial reporting

23.3*	Consent of Amy M. Trombly (incorporated in Exhibit 5.1)

*	Filed herewith.

†	Confidential treatment has been granted with respect to certain portions of this agreement.

o	To be filed by amendment
Copies of above exhibits not contained herein are available to any stockholder, upon payment of a reasonable per page fee, upon written request to: Chief Financial Officer, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954.
Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of this registration as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a) (1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be a part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in this prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however; that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Petaluma, State of California, on March 24, 2009.

OCULUS INNOVATIVE SCIENCES, INC.
By:	/s/ Hojabr Alimi
Hojabr Alimi
President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Hojabr Alimi Hojabr Alimi	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 24, 2009

/s/ Robert E. Miller Robert E. Miller	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2009

/s/ James Schutz James Schutz	Vice President of Corporate Development, General Counsel and Secretary	March 24, 2009

/s/ Gregg Alton Gregg Alton	Director	March 24, 2009

/s/ Jay Edward Birnbaum Jay Edward Birnbaum	Director	March 24, 2009

Signature	Title	Date

/s/ Robert Burlingame Robert Burlingame	Director	March 24, 2009

/s/ Richard Conley Richard Conley	Director	March 24, 2009

/s/ Gregory M. French Gregory M. French	Director	March 24, 2009